UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

ON TRACK INNOVATIONS LTD.

(Name of Registrant as Specified In Its Charter)

Filing Fee (Check all boxes that apply):

☐	No fee required

☐	Fee paid previously with preliminary materials

☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION – [●], 2022

On Track Innovations Ltd.

5 Hatnufa St., Yokneam Industrial Zone

Yokneam, Israel, 2069200

MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

Dear On Track Innovations Ltd. Shareholders:

We cordially invite you to attend an extraordinary general meeting of shareholders of On Track Innovations Ltd. (“OTI”, the “Company” or “we”) to be held at the principal business office of Gornitzky & Co., located at Vitania Tel Aviv Tower, 20 Haharash St., Tel Aviv, Israel 6761310, on [●], 2022 at 10:00 am (Israel time) (the “Shareholder Meeting” or “Meeting”).

At the meeting you will be asked to consider and vote upon the following proposals:

1.	Approval of the acquisition of OTI by Nayax Ltd., a company incorporated under the laws of the State of Israel whose shares are traded on the Tel Aviv Stock Exchange (the “Parent”), including the approval of: (i) the Agreement and Plan of Merger, dated as of March 17, 2022 (as it may be amended from time to time, the “Merger Agreement”), by and among OTI, the Parent and OTI Merger Sub Ltd., an Israeli company and a wholly-owned subsidiary of the Parent (the “Merger Sub”); (ii) the merger of Merger Sub with and into OTI (the “Merger”) on the terms and subject to the conditions set forth in the Merger Agreement and in accordance with Sections 314-327 of the Israeli Companies Law, 5759-1999, following which Merger Sub will cease to exist as a separate legal entity and OTI will become a wholly-owned subsidiary of the Parent, with OTI being the surviving corporation in the Merger (the “Surviving Corporation”); (iii) the consideration to be received by the shareholders of OTI in the Merger, consisting of $4,500,000 in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”), to be divided among the holders of OTI’s ordinary shares outstanding immediately prior to the effective time of the Merger; and (iv) all other transactions and arrangements contemplated by the Merger Agreement. We refer to this proposal as the “Merger Proposal”;

2.	Approval, on a non-binding, advisory basis, of certain compensation that may be paid or become payable to OTI’s executive officers in connection with the Merger and the agreements and understandings pursuant to which such compensation may be paid or become payable. We refer to this proposal as the “Advisory Proposal”; and

3.	Adjournment of the extraordinary general meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the extraordinary general meeting. We refer to this proposal as the “Adjournment Proposal”.

The Company’s shareholders will have the opportunity to hear from representatives of the Company’s management, who will be available at the meeting to answer questions from shareholders.

A copy of the Merger Agreement was attached as Exhibit 2.1 to OTI’s Current Report on Form 8-K that was filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 17, 2022 and is also attached as Annex A to the enclosed Proxy Statement.

The board of directors of the Company (the “Board”) has unanimously determined that the Merger Agreement, the Merger, the Merger Consideration and all other transactions and arrangements contemplated by the Merger Agreement are in the best interests of OTI’s shareholders.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL AND ADOPTION OF THE MERGER PROPOSAL, VOTE “FOR” THE APPROVAL OF THE ADVISORY PROPOSAL AND VOTE “FOR” THE APPROVAL OF THE AJOURNMENT PROPOSAL. OUR BOARD MADE ITS DETERMINATION AFTER EVALUATING THE MERGER IN CONSULTATION WITH OTI’S MANAGEMENT AND LEGAL ADVISORS AND CONSIDERING A NUMBER OF FACTORS. IN CONSIDERING THE RECOMMENDATION OF OUR BOARD, YOU SHOULD BE AWARE THAT THE EXECUTIVE OFFICERS OF OTI HAVE CERTAIN INTERESTS IN THE MERGER THAT MAY BE DIFFERENT FROM OR IN ADDITION TO THE INTERESTS OF OTI SHAREHOLDERS GENERALLY. SEE “NON-BINDING ADVISORY VOTE ON TRANSACTION-RELATED COMPENSATION FOR OTI’S EXECUTIVE OFFICERS” BEGINNING ON PAGE 62 OF THE ACCOMPANYING PROXY STATEMENT FOR A MORE DETAILED DESCRIPTION OF THESE INTERESTS.

Provided that a quorum is present, the adoption and approval of the Merger Proposal at the shareholder meeting requires the affirmative vote of the holders of 75% of our ordinary shares present, in person or by proxy, at the meeting (or any adjournment or postponement thereof), excluding abstentions and broker non-votes and excluding any votes of our ordinary shares held by the Parent, Merger Sub or by any person holding at least 25% of the means of control of the Parent or Merger Sub, or any person or entity acting on behalf of the Parent, Merger Sub or any family member of, or entity controlled by any of the foregoing (any such person or entity - a “Merger Sub Affiliate”).

In order for your vote to be counted, you must affirm on the proxy card or voting instruction form that you are not a Merger Sub Affiliate. If you do not so affirm, your vote will not count towards the tally for the merger proposal.

Your ordinary shares can be voted at the shareholder meeting only if you are present or represented by a valid proxy or proxy card. Only holders of record of the OTI’s ordinary shares at the close of business on [●], 2022, which the Board has set as the record date for the shareholder meeting, are entitled to attend and vote at the shareholder meeting or any adjournment or postponement thereof. Even if you plan to attend the shareholder meeting, we encourage you to submit your proxy prior to the shareholder meeting. Shares held through a bank, broker or other nominee that is a shareholder of record of OTI or that appears in the participant list of a securities depository, may also be voted via a proxy card in accordance with the instructions provided with the proxy card you received from the bank, broker or other nominee.

Important Notice Regarding the Availability of Proxy and Merger Materials
for the Meeting to be held on [●], 2022:
The proxy statement, containing detailed information about the Merger, the Merger Proposal and the shareholder meeting, and the proxy card are also available at http://www.otiglobal.com/egm and on our proxy agent’s website at www.proxyvote.com.
Shareholders may also obtain additional paper or e-mail copies of these materials at no cost by writing to
On Track Innovations Ltd., Hatnufa 5, Yokneam Industrial Zone, Yokneam, Israel, 2069200, attention: CFO.

Thank you for your cooperation and continued support.

Very truly yours,

/s/ William C. Anderson
William C. Anderson
Chairman of the Board of Directors

On Track Innovations Ltd.

5 Hatnufa St., Yokneam Industrial Zone

Yokneam, Israel, 2069200

NOTICE AND PROXY STATEMENT OF EXTRAORDINARY GENERAL MEETING OF
SHAREHOLDERS

TO BE HELD ON [●], 2022

Dear On Track Innovations Ltd. Shareholders:

We cordially invite you to attend the extraordinary general meeting of shareholders of On Track Innovations Ltd. (“OTI”, the “Company” or “we”) to be held at the principal business office of Gornitzky & Co., located at Vitania Tel Aviv Tower, 20 Haharash St., Tel Aviv, Israel 6761310, on [●], 2022 at 10:00 AM (Israel time) (the “shareholder meeting” or “meeting”). As previously announced on March 17, 2022, on March 17, 2022 we entered into the Merger Agreement (defined below) under which we will be acquired, by way of a merger, by Nayax Ltd., a company incorporated under the Laws of the State of Israel, whose shares are traded on the Tel Aviv Stock Exchange (the “Parent”).

At the meeting you will be asked to consider and vote upon the following proposals:

1.	Approval of the acquisition of OTI by the Parent, including the approval of: (i) the Agreement and Plan of Merger, dated as of March 17, 2022 (as it may be amended from time to time, the “Merger Agreement”), by and among OTI, the Parent and OTI Merger Sub Ltd., an Israeli company and a wholly-owned subsidiary of the Parent (“Merger Sub”); (ii) the merger of Merger Sub with and into OTI (the “Merger”) on the terms and subject to the conditions set forth in the Merger Agreement and in accordance with Sections 314-327 of the Israeli Companies Law, 5759-1999, following which Merger Sub will cease to exist as a separate legal entity and OTI will become a wholly-owned subsidiary of the Parent, with OTI being the surviving corporation in the Merger (the “Surviving Corporation”); (iii) the consideration to be received by the shareholders of OTI in the Merger, consisting of $4,500,000 in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”), for each ordinary share of OTI outstanding immediately prior to the effective time of the Merger (the “Effective Time”); and (iv) all other transactions and arrangements contemplated by the Merger Agreement. We refer to this proposal as the “Merger Proposal”;

2.	Approval, on a non-binding, advisory basis, of certain compensation that may be paid or become payable to OTI’s executive officers in connection with the Merger and the agreements and understandings pursuant to which such compensation may be paid or become payable. We refer to this proposal as the “Advisory Proposal”; and

3.	Adjournment of the extraordinary general meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the extraordinary general meeting. We refer to this proposal as the “Adjournment Proposal”.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL, THE ADVISORY PROPOSAL AND THE ADJOURNMENT PROPOSAL. OUR BOARD MADE ITS DETERMINATION AFTER EVALUATING THE MERGER IN CONSULTATION WITH OTI’S MANAGEMENT AND LEGAL ADVISORS AND CONSIDERING A NUMBER OF FACTORS. IN CONSIDERING THE RECOMMENDATION OF OUR BOARD, YOU SHOULD BE AWARE THAT THE EXECUTIVE OFFICERS OF OTI HAVE CERTAIN INTERESTS IN THE MERGER THAT MAY BE DIFFERENT FROM OR IN ADDITION TO THE INTERESTS OF OTI SHAREHOLDERS GENERALLY. SEE “NON-BINDING, ADVISORY VOTE ON TRANSACTION-RELATED COMPENSATION FOR OTI’S EXECUTIVE OFFICERS” BEGINNING ON PAGE 62 OF THE ACCOMPANYING PROXY STATEMENT FOR A MORE DETAILED DESCRIPTION OF THESE INTERESTS.

Further information regarding the Merger Proposal is included in the Proxy Statement, which is being mailed to the Company’s shareholders beginning on [●], 2022. A copy of the Merger Agreement was attached as Exhibit 2.1 to OTI’s Current Report on Form 8-K that was filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 17, 2022, and is attached as Annex A to the Proxy Statement. The Proxy Statement has been furnished to the SEC on Schedule 14A and is available to the public on the SEC’s website at http://www.sec.gov, on the Company’s website at www.otiglobal.com, and at the Company’s registered office at 5 Hatnufa St., Yokneam Industrial Zone, Yokneam, Israel, upon prior notice and during regular working hours until the date of the meeting. A form of proxy card is enclosed with the Proxy Statement.

Provided that a quorum is present (as further detailed below), the adoption and approval of the Merger Proposal requires the affirmative vote of the holders of 75% of our ordinary shares present, in person or by proxy, at the meeting (or any adjournment or postponement thereof), and the adoption of the Advisory Proposal and the Adjournment Proposal at the shareholder meeting require each the affirmative vote of the holders of a majority of our ordinary shares present, in person or by proxy, at the meeting (or any adjournment or postponement thereof), for all proposals, excluding abstentions and broker non-votes and, in the case of the Merger Proposal excluding any votes of our ordinary shares held by the Parent, Merger Sub or by any person holding at least 25% of the means of control of the Parent or Merger Sub, or any person or entity acting on behalf of the Parent, Merger Sub or any family member of, or entity controlled by any of the foregoing (any such person or entity - a “Merger Sub Affiliate”).

Quorum

The presence (in person or by proxy) of any two or more shareholders holding, in the aggregate, at least 33 1/3% of the voting rights in the Company constitutes a quorum for purposes of the meeting. In the absence of the requisite quorum of shareholders at the meeting, the meeting will be adjourned to the same day in the immediately following week and will be held at the same time and place, unless otherwise determined at the meeting in accordance with the Company’s amended and restated articles of association. At such adjourned meeting the presence of at least two shareholders, in person or by proxy (regardless of the voting power represented by their shares) will constitute a quorum.

Your ordinary shares can be voted at the shareholder meeting only if you are present or represented by a valid proxy or proxy card. Only holders of record of the Company’s ordinary shares at the close of business on [●], 2022, which is the record date for the shareholders meeting (the “Record Date”), are entitled to attend and vote at the shareholder meeting or any adjournment or postponement thereof. As of that date, there were [●] ordinary shares outstanding and entitled to vote. Each ordinary share outstanding on the Record Date will entitle its holder to one vote upon each of the proposals to be presented at the meeting.

Proxies

Shareholders may elect to vote their shares once, by telephone, over the internet on our proxy agent’s website at www.proxyvote.com, by attending the shareholder meeting in person, or by executing and delivering to OTI a proxy as detailed below. Even if you plan to attend the shareholder meeting, we encourage you to submit your proxy prior to the shareholder meeting. Shares held through a bank, broker or other nominee that is a shareholder of record of OTI or that appears in the participant list of a securities depository, may also be voted via a proxy card in accordance with the instructions provided with the proxy card you received from the bank, broker or other nominee. In the alternative, you may obtain a legal proxy from such bank, broker or other nominee to vote your ordinary shares in person at the meeting. The proxy card must be received by the Company at the office of our proxy agent, Broadridge Financial Solutions Inc. at Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 or at the Company’s registered office no later than 10:00 a.m. (Israel time) on [●], 2022, which is 3:00 a.m. (Eastern time) on [●], 2022, to be validly included in the tally of ordinary shares voted at the meeting.

IT IS IMPORTANT THAT YOUR ORDINARY SHARES BE REPRESENTED AT THE MEETING.

Proxies are being solicited by our Board and proxy cards are being mailed together with this Proxy Statement. Certain of our officers, directors, employees and agents may solicit proxies by telephone, facsimile, electronic mail or other personal contact. However, such parties will not receive additional compensation for those activities. We will bear the cost of the solicitation of proxies, including the cost of preparing, assembling and mailing the proxy materials, and will reimburse the reasonable expenses of brokerage firms and others for forwarding such proxy materials to the beneficial owners of our ordinary shares. In addition, we have engaged [●] to assist in the solicitation of proxies and to provide related informational support, for a fee of $[●] plus reimbursement for reasonable expenses.

All ordinary shares represented by properly executed proxies received by the Company at Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 or at the Company’s registered office no later than 10:00 a.m. (Israel time) on [●], 2022, which is 3:00 a.m. (Eastern time) on [●], 2022, will, unless such proxies have been revoked prior to the shareholder meeting or superseded, be voted at the meeting in accordance with the directions on the proxies. No postage will be required if your proxy card is mailed in the United States in the envelope provided.

A shareholder returning a proxy may revoke it by communicating such revocation in writing to us or by executing and delivering a later-dated proxy. Shares represented by any proxy in the enclosed form (including a proxy serving as revocation of an earlier proxy), or shares that are subject to a written revocation, if the proxy or revocation is properly executed and received by the Company at Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 or at its registered office by 10:00 a.m. (Israel time) on [●], 2022, or 3:00 a.m. (Eastern time) on [●], 2022, will be voted (or not voted, as appropriate) as indicated therein with respect to the Merger Proposal, Advisory Proposal and as determined by OTI Board of Directors concerning any other matter that may be presented to the shareholder meeting, as described above.

Submission of Position Notices

A shareholder may address the other shareholders in writing through the Company in an attempt to influence the manner in which the shareholders will vote with regard to any proposal. Position notices must be submitted to the Company no later than the close of the business in Israel on [●], 2022. Any position notice submitted to the Company at a later date will be ignored.

Request to Include Item on Agenda

A shareholder holding, or shareholders holding together, at least one percent of the voting rights represented at the meeting are entitled to request that the Board of Directors include an item on the agenda, provided the item is suitable to be dealt with at the meeting. Such request must have been submitted to the Company within 7 days after the publication of the notice of the meeting.

Required Vote

Provided that a quorum is present, the adoption and approval at the shareholders meeting of the Merger Proposal requires the affirmative vote of the holders of 75% of our ordinary shares present, in person or by proxy, at the meeting (or any adjournment or postponement thereof), and the approval of the Advisory Proposal and the Adjournment Proposal require each the affirmative vote of the holders of a majority of our ordinary shares present, in person or by proxy, at the meeting (or any adjournment or postponement thereof), excluding abstentions and broker non-votes and in the case of the Merger Proposal also excluding votes of any Merger Sub Affiliate (as defined above).

If a shareholder of record signs, dates and returns the proxy card without indicating how the shareholder intends to vote with respect to a proposal, then the ordinary shares will be voted in favor of such proposal.

Pursuant to Section 320(c) and Section 327 to the Israeli Companies Law (the “Companies Law”), the approval of the Merger Proposal requires the affirmative vote of the holders of 75% of the ordinary shares present, in person or by proxy, at the meeting where a quorum is present and voting on the proposal, not including abstentions and broker non-votes and excluding any votes of our ordinary shares held by the Parent, Merger Sub or by any person holding at least 25% of the means of control of the Parent or Merger Sub, or any “Merger Sub Affiliate”.

In order for your vote to be counted, you must affirm on the proxy card or voting instruction form that you are not a Merger Sub Affiliate. If you do not so affirm, your vote will not count towards the tally for the Merger Proposal.

Voting through Agent

A shareholder may appoint a voting agent to vote in his or her place by way of signing a writ of appointment in accordance with OTI’s Articles of Association.

i

ii

QUESTIONS AND ANSWERS ABOUT THE SHAREHOLDER MEETING AND THE MERGER

The following are some of the questions regarding the Merger Agreement, the Merger and the shareholder meeting that you, as a shareholder of OTI, may have, and answers to those questions. These questions and answers, as well as the summary following the questions and answers, may not address all questions that are important to you, are not meant to be a substitute for the information contained in the remainder of this Proxy Statement, its annexes and the additional documents referred to herein, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this document, its annexes and the additional documents referred to herein. We encourage you to read carefully the more detailed information contained elsewhere in this Proxy Statement, the annexes to this Proxy Statement and the documents we refer to in this Proxy Statement.

Except as otherwise specifically noted in this Proxy Statement, “we,” “our,” “us” and similar words in this Proxy Statement refer to On Track Innovations Ltd. and “shares” and “ordinary shares” refer to the ordinary shares of On Track Innovations Ltd. In addition, we refer to On Track Innovations Ltd. as “OTI” or the “Company,” to Nayax Ltd. as the “Parent” and to OTI Merger Sub Ltd. as “Merger Sub”. All references to the “Merger” refer to the Merger of Merger Sub with and into OTI, with OTI continuing as the surviving company and becoming a wholly-owned subsidiary of the Parent, and all references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of March 17, 2022, as it may be amended from time to time, by and among OTI, the Parent and Merger Sub, a copy of which is included as Annex A to this Proxy Statement. OTI, following the completion of the Merger, is sometimes referred to in this Proxy Statement as the “Surviving Corporation”. All references to “dollars” or “$” refer to United States dollars.

Q:	Why am I receiving these materials?

A:	The Board of the Company is furnishing this Proxy Statement and form of proxy card to the holders of ordinary shares in connection with the solicitation of proxies to be voted at the shareholder meeting.

Q:	What am I being asked to vote on at the shareholder meeting?

A:	You are being asked to vote on the following proposals:

1.	To adopt and approve of the acquisition of the Company by Nayax Ltd., a limited company incorporated under the laws of the State of Israel, whose shares are traded on the Tel Aviv Stock Exchange (the “Parent”), and in connection therewith also approve: (i) the Agreement and Plan of Merger, dated as of March 17, 2022 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, the Parent and OTI Merger Sub Ltd., an Israeli company and a wholly-owned subsidiary of the Parent (“Merger Sub”); (ii) the merger of Merger Sub with and into the Company (the “Merger”) on the terms and subject to the conditions set forth in the Merger Agreement and in accordance with Sections 314-327 of the Companies Law, following which Merger Sub will cease to exist as a separate legal entity and the Company will become a wholly-owned subsidiary of the Parent; (iii) the consideration to be received by the shareholders of the Company in the Merger, consisting of $4,500,000 in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”), to be paid in accordance with the pro rata portion per each ordinary share of the Company (other than ordinary shares owned by the Company, the Parent or any of their respective direct or indirect subsidiaries) outstanding immediately prior to the effective time of the Merger (the “Effective Time”); and (iv) all other transactions and arrangements contemplated by the Merger Agreement (the foregoing proposal is referred to herein as the “Merger Proposal”);

2.	Approval, on a non-binding, advisory basis, of certain compensation that may be paid or become payable to OTI’s executive officers in connection with the Merger and the agreements and understandings pursuant to which such compensation may be paid or become payable; and

3,

Adjournment of the extraordinary general meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the extraordinary general meeting. We refer to this proposal as the “Adjournment Proposal”.

Q:	When and where is the shareholder meeting?

A:	The shareholder meeting will take place on [●], 2022 at 10:00 AM, Israel time, at the principal business office of Gornitzky & Co., located at Vitania Tel Aviv Tower, 20 Haharash St., Tel Aviv, Israel 6761310.

Q:	Who is entitled to vote at the shareholder meeting?

A:	Shareholders as of [●], 2022 (the “Record Date”) are entitled to notice of the shareholder meeting and to vote at the shareholder meeting. Each holder of ordinary shares is entitled to cast one vote on each matter properly brought before the shareholder meeting for each ordinary share owned by such holder as of the Record Date.

Q:	May I attend the shareholder meeting and vote in person?

A:

Yes. All shareholders as of the Record Date may attend the shareholder meeting and vote in person. Shareholders will need to present proof of ownership of their ordinary shares, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the shareholder meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the shareholder meeting.

Even if you plan to attend the shareholder meeting in person, to ensure that your shares will be represented at the shareholder meeting we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope. If you attend the shareholder meeting and vote in person by ballot, your vote will revoke any proxy previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the Merger Proposal, without your instructions. If you hold your shares in “street name,” you may not vote your shares in person at the shareholder meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What is the proposed Merger and what effects will it have on the Company?

A:	The proposed Merger is the acquisition of the Company by the Parent. If the Merger Proposal is approved by the shareholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Corporation. As a result of the Merger, the Company will become a wholly owned subsidiary of the Parent, and our ordinary shares will no longer be quoted on the OTCQX Markets. In addition, our ordinary shares will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we will no longer file periodic reports with the SEC.

Q:	What will I receive if the Merger is completed?

A:	Upon completion of the Merger, you will be entitled to receive the per share Merger Consideration for each ordinary share that you own. For example, considering an amount of [●] ordinary shares of the Company outstanding as of the Record Date, if you own 100 ordinary shares, you will receive $[●] in cash in exchange for your ordinary shares, less any applicable withholding taxes.

Q:	How does the per share Merger Consideration compare to the unaffected market price of the ordinary shares?

A:	The relationship between the pro rata portion of the Merger Consideration to be paid per share, and the trading price of the ordinary shares constituted a premium of [●]% over the volume weighted average price of the ordinary shares traded on the OTC Markets over the 30 trading days immediately prior to the announcement of the transaction on March 17, 2022.

Q:	What do I need to do now?

A:	We encourage you to read this Proxy Statement, the annexes to this Proxy Statement and the documents that we refer to in this Proxy Statement carefully and consider how the Merger affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, so that your shares can be voted at the shareholder meeting. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares. Please do not send your share certificates with your proxy card.

Q:	Should I send in my share certificates now?

A:	No. After the Merger is completed, you will receive a letter of transmittal from Broadridge Corporate Issuer Solutions Inc. (the “Paying Agent”) containing instructions for where to send your share certificates in order to receive the appropriate cash payment for the ordinary shares represented by your share certificates. You should use the letter of transmittal to exchange your share certificates for the cash payment to which you are entitled. Please do not send your share certificates with your proxy card.

Q:	What happens if I sell or otherwise transfer my ordinary shares after the Record Date but before the shareholder meeting?

A:	The Record Date for the shareholder meeting is earlier than the date of the shareholder meeting and the date on which the Merger is expected to be completed. If you sell or transfer your ordinary shares after the Record Date but before the shareholder meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies the Company in writing of such special arrangements, you will transfer the right to receive the per share Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your ordinary shares, but you will retain your right to vote those shares at the shareholder meeting. Even if you sell or otherwise transfer your ordinary shares after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope.

Q:	How does the Board recommend that I vote?

A:	The Board unanimously recommends that you vote “FOR” each of the Merger Proposal, the Advisory Proposal and the Adjournment Proposal.

Q:	What happens if the Merger is not completed?

A:

Failure to complete the Merger is likely to lead to the Company’s inability to pay off its debts, in which case, the Company may be forced to file a bankruptcy or winding-up petition to the Israeli court, or an involuntary bankruptcy petition will be filed against the Company by a creditor, in accordance with the Israeli Insolvency and Economic Rehabilitation Law-2018.

In addition, if the Merger Agreement is not adopted by the shareholders or if the Merger is not completed for any other reason, the shareholders will not receive any payment for their ordinary shares. Instead, the Company will remain an independent public company, our ordinary shares will continue to be quoted on the OTCQX Markets (to the extent eligible) and registered under the Exchange Act, and we will continue to file periodic reports with the SEC.

Under specified circumstances, the Company will be required to pay the Parent an amount of $1,500,000 as a termination fee upon the termination of the Merger Agreement, as described in the section of this Proxy Statement captioned “The Merger Agreement - Termination Fee Payable by the Company”. Furthermore, in the event where the Merger is not completed, this will be considered an “event of default” under the Loan Agreement (as hereinafter defined), and the Parent, at its sole discretion, shall elect whether to declare the Loan amount (an amount of $5,500,000) immediately due and payable or declare an increase of the interest rate on the Loan amount to an annual rate of 16%, or convert the Loan amount into shares as stipulated under the Loan Agreement.

In addition, the Parent has provided the Company with (i) a full guarantee for a $2,000,000 short-term loan provided to the Company by U-Bank (the “U-Bank Loan”) and (ii) an additional guarantee to the Company’s suppliers and subcontractors to allow the Company to maintain its ongoing production and sale of its products. In the event where the Merger is not completed, the Company will be required to repay the U-Bank Loan, and would be exposed to a risk of not being able to conduct its business due to the loss of the guarantees provided by the Parent to the Company’s suppliers and subcontractors.

Q:	What vote is required to approve the Merger Proposal, adopt the Merger Agreement, approve the Advisory Proposal and approve the Adjournment Proposal?

A:

Provided that a quorum is present, the adoption and approval of the Merger Proposal at the shareholder meeting requires the affirmative vote of the holders of 75% of our ordinary shares present, in person or by proxy, at the meeting (or any adjournment or postponement thereof), excluding abstentions and broker non-votes and excluding any votes of our ordinary shares held by the Parent, Merger Sub or by any person holding at least 25% of the means of control of the Parent or Merger Sub, or any person or entity acting on behalf of the Parent, Merger Sub or any family member of, or entity controlled by a Merger Sub Affiliate.

The proposal to approve, on a non-binding, advisory basis, the merger-related executive compensation and the proposal to approve the Adjournment Proposal require each the affirmative vote of a majority of votes cast thereon. If you vote to abstain or if you fail to submit a valid proxy or to vote in person at the meeting or if your ordinary shares are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your ordinary shares, your ordinary shares will not be voted, but this will not have an effect on the proposal to approve, on a non-binding, advisory basis, the Merger-related executive compensation or the Adjournment Proposal.

Q:	Do I need to affirm that I am not a Merger Sub Affiliate?

A:	Yes. In order for your vote to be counted, you must affirm on the proxy card or voting instruction form that you are not a Merger Sub Affiliate. If you do not so affirm, your vote will not count towards the tally for the merger proposal.

Q:	What happens if the meeting is adjourned?

A:

Assuming the presence of a quorum, if our extraordinary general meeting is adjourned to another time and place, as shall be decided by holders of a majority of the voting power represented at the extraordinary general meeting in person or by proxy or written ballot and voting thereon, additional notice will be given regarding the date of the adjourned meeting in accordance with the Companies Law, unless the adjournment is for more than 21 days, in which case a new notice of the adjourned meeting setting forth a new record date will be given to the Company’s shareholders. At the adjourned meeting, we may transact any items of business that might have been transacted at the extraordinary general meeting.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:

If your shares are registered directly in your name with our transfer agent, Worldwide Stock Transfer, LLC. (“WST”), you are considered, with respect to those shares, to be the “shareholder of record.” In this case, this Proxy Statement and your proxy card have been sent directly to you by the Company.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of ordinary shares held in “street name.” In that case, this Proxy Statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the shareholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the shareholder meeting. However, because you are not the shareholder of record, you may not vote your shares in person at the shareholder meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	How may I vote?

A:	If you are a shareholder of record (that is, if your ordinary shares are registered in your name with WST, our transfer agent), there are two ways to vote:

●	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

●	by attending the shareholder meeting and voting in person by ballot.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your ordinary shares.

Even if you plan to attend the shareholder meeting in person, you are strongly encouraged to vote your ordinary shares by proxy. If you are a record holder or if you obtain a “legal proxy” to vote shares that you beneficially own, you may still vote your ordinary shares in person by ballot at the shareholder meeting even if you have previously voted by proxy. If you are present at the shareholder meeting and vote in person by ballot, your previous vote by proxy will not be counted.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the shareholder meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your ordinary shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you abstained on the vote to approve the Merger Proposal and to adopt the Merger Agreement.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the shareholder meeting by:

●	signing another proxy card with a later date and returning it to us prior to the shareholder meeting;

●	delivering a written notice of revocation to the Company, which must be received at our principal business office by 10:00 a.m. (Israel time) on [●], 2022, which is 3:00 a.m. (Eastern time) on [●], 2022; or

●	attending the shareholder meeting and voting in person by ballot.

If you hold your ordinary shares in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the shareholder meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your ordinary shares. The written document describing the matters to be considered and voted on at the shareholder meeting is called a “proxy statement.” The document used to designate a proxy to vote your ordinary shares is called a “proxy card.” Amir Eilam, our Chief Executive Officer, and Assaf Cohen, our Chief Financial Officer, with full power of substitution, are the proxy holders for the shareholder meeting.

Q:	If a shareholder gives a proxy, how are the shares voted?

A:	Regardless of the method you choose to vote, the proxy holders will vote your shares in the way that you indicate. You may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the shareholder meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:

Please sign, date and return each proxy card and voting instruction card that you receive.

You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card.

Q:	Where can I find the voting results of the shareholder meeting?

A:	The preliminary voting results will be announced at the shareholder meeting. The Company intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the shareholder meeting when complete, if such meeting is adjourned. All reports that the Company files with the SEC are publicly available when filed. See the section of this Proxy Statement captioned “Where You Can Find More Information”.

Q:	Will I be subject to U.S. federal income tax upon the exchange of ordinary shares for cash pursuant to the Merger?

A:

If you are a U.S. Holder (as defined under the caption “The Merger - Material U.S. Federal and Israeli Income Tax Consequences”), the exchange of ordinary shares for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, which generally will require a U.S. Holder to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received by such U.S. Holder in the Merger and such U.S. Holder’s adjusted tax basis in the ordinary shares surrendered in the Merger.

If you are not a U.S. Holder, generally you will not be subject to U.S. federal income tax with respect to the exchange of ordinary shares for cash in the Merger unless an exception applies.

Because particular circumstances may differ, we recommend that you consult your own tax advisor to determine the U.S. federal income tax consequences relating to the Merger in light of your own particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction. For additional details, see the description provided under the caption “The Merger - Material U.S. Federal and Israeli Income Tax Consequences”.

Q:	Will I be subject to Israeli income tax upon the exchange of ordinary shares for cash pursuant to the Merger?

A:	The receipt of cash in exchange for the OTI ordinary shares in connection with the Merger is generally a taxable transaction for Israeli income tax purposes and requires the withholding of applicable Israeli tax at source. However, certain exemptions from Israeli tax withholding may be applicable to non-Israeli holders of our ordinary shares under certain provisions of the Israeli Income Tax Ordinance (New Version) 1961, as amended, and we intend to submit an application to the Israeli Tax Authority (the “ITA”) in order to clarify the withholding mechanism. We cannot assure you that our application will be accepted. Because particular circumstances may differ, we recommend that you consult your own tax advisor to determine the Israeli income tax consequences relating to the Merger in light of your own particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction. For additional details, see the description provided under the caption “The Merger - Material U.S. Federal and Israeli Income Tax Consequences.”

Q:	What will the holders of the Company’s options and restricted shares receive in the Merger?

A:

To the extent not exercised prior to the Effective Time, each vested and unvested option shall be terminated for no cost.

Each vested and unvested restricted share will be accelerated and such shares shall participate in the Merger, without any increase to the Merger Consideration.

Q:	When do you expect the Merger to be completed?

A:	We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger in the second calendar quarter of 2022. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control, and the passage of at least fifty (50) days from the filing of a merger proposal with the Israeli Companies Registrar and at least thirty (30) days from the approval of the Merger Proposal by the shareholders of the Company.

Q:	Am I entitled to appraisal rights under the Companies Law?

A:	No. The Companies Law does not grant the shareholders any appraisal rights.

Q:	Do any of the Company’s directors or officers have interests in the Merger that may differ from those of Company’s shareholders generally?

A:	OTI’s directors and officers may have interests in the Merger that may differ from those of the Company’s shareholders generally. These interests include the full acceleration of unvested restricted shares as well as certain retention payments payable to some of the Company’s officers as agreed upon with the Parent. For additional details, see the description provided under the caption “Non-binding, Advisory Vote on Transaction-Related Compensation for OTI’s Executive Officers”

Q:	Who can help answer my questions?

A:	If you have any questions concerning the Merger, the shareholder meeting or this Proxy Statement, would like additional copies of this Proxy Statement or need help voting your ordinary shares, please contact:

[●]

or

Assaf Cohen, CFO
5 Hatnufa St., Yokneam Industrial Zone,

Yokneam, Israel, 2069200

assaf@otiglobal.com

RISK FACTORS

In addition to the other information included in this Proxy Statement, including the matters addressed under “Cautionary Statements Regarding Forward-Looking Statements” beginning on page 19 of this Proxy Statement, you should consider carefully the following risk factors in determining how to vote at the shareholder meeting. The following is not intended to be an exhaustive list of the risks related to the Merger and you should read and consider the risk factors described under Part 1, Item 1A. “Risk Factors” of OTI’s Annual Report on Form 10-K for the year ended December 31, 2020, which OTI filed with the SEC on March 31, 2021.

Failure to complete the Merger could results in our bankruptcy.

As further detailed under “The Merger-Background of the Merger” starting on page 26 in this Proxy Statement, prior to entering into a term sheet with the Parent on January 19, 2022, attached as Annex C to this Proxy Statement (the “Term Sheet”), the Company filed a petition with the Israeli court due to its inability to pay its debts. Considering the Company’s state of insolvency prior to the signing of the Term Sheet, and further considering the Company’s debts to the Parent (created, among other things, by the provision of the Loan), failure to complete the Merger is likely to lead to the Company’s inability to pay off its debts in which case the Company may be forced to file a bankruptcy or winding-up petition with the Israeli court, or an involuntary bankruptcy petition will be filed against the Company by a creditor, in accordance with the Israeli Insolvency and Economic Rehabilitation Law-2018. In the event such petition is not dismissed, such petition may have an adverse effect on various aspects including, but not limited to, the Company’s ability to continue operating is business, the value of the Company’s ordinary shares and the shareholder’s ability to sell their holdings in the Company. It should be noted, that as part of the Loan Agreement and the Merger Agreement, until the termination of the Merger Agreement in accordance with the terms set forth therein, the Company is unable to incur debt or sell its securities without the prior written consent of the Parent, which will also impair the Company’s ability to raise funds if needed.

Failure to complete the Merger could negatively impact our share price, business, financial condition, results of operations or prospects.

The Merger is subject to the satisfaction or waiver of certain closing conditions described under “The Merger Agreement-Conditions to the Merger” beginning on page 16 of this Proxy Statement, including, among others, the following:

●	approval of the Merger Agreement by OTI’s shareholders;

●	receipt of regulatory approvals, including receipt of the merger certificate from the Israeli Companies Registrar and the expiration or termination of any waiting period under Israeli law;

●	there being no statute, judgment, injunction, order or decree prohibiting consummation of the transactions contemplated under the Merger Agreement;

●	subject to specified materiality standards, the continuing accuracy of certain representations and warranties of each party;

●	the Company shall (a) have taken all actions necessary to be eligible to cause the cessation of quotation of the Company Ordinary Shares on the Over-the-Counter Market and the termination of the registration thereof under the Exchange Act, in each case as soon as permissible after the Effective Time, and (b) be able to provide all necessary certifications on Form 15 as of immediately after the Effective Time (including without limitation having filed all necessary filings and reports to be current with the SEC (without regard to any extension under Rule 12b-25 under the Exchange Act)); and

●	continued compliance by each party in all material respects with its covenants.

No assurance can be given that each of the conditions will be satisfied. In addition, the Merger Agreement may be terminated under the circumstances described under “The Merger Agreement-Termination of the Merger Agreement” beginning on page 59 of this Proxy Statement. If the conditions are not satisfied or waived in a timely manner and the Merger is delayed, payment of the Merger Consideration will also be delayed. Due to the Company’s inability to pay its debts, which led to the Board’s determination of its insolvency and its petitioning to the Israeli court prior to entering into the Term Sheet, such delay may cause the Company to return to court and re-file a petition in accordance with the Israeli Insolvency and Economic Rehabilitation Law-2018 (“Insolvency Law”). If the Merger is not completed (including in the case the Merger Agreement is terminated), our ongoing business may be adversely affected.

We also could be subject to litigation related to any failure to complete the Merger. If the Merger is not completed, these risks may materialize and may adversely affect the price of our ordinary shares, our business, financial condition, results of operations or prospects.

Some of our directors and officers have interests that may be perceived as different from the interests of our shareholders, and these persons may be deemed to have conflicts of interest in recommending to our shareholders to approve the Merger.

Some of the members of the management and our Board may have interests that may be perceived as different from, or in addition to, their interests as shareholders, which are described under “The Merger-Interests of Certain of OTI’s Executive Officers and Directors in the Merger” beginning on page 38 of this Proxy Statement. These interests could cause members of our Board or our management to be perceived as having a conflict of interest in recommending approval of the Merger. The Board was aware of these interests and considered them, among other things, in evaluating and approving the Merger Agreement and the Merger and in recommending that the OTI shareholders adopt the merger agreement. See “Non-Binding, Advisory Vote on Transaction-Related Compensation for OTI’s Named Executive Officers” beginning on page 62 of this Proxy Statement.

The fact that there is a Merger pending could harm our business and results of operations.

While the Merger is pending, we are subject to a number of risks that may harm our business and results of operations, including:

●	the diversion of the management and employee attention from our ongoing business operations;

●	we may have difficulties retaining employees;

●	we have and will continue to incur expenses related to the Merger prior to its closing;

●	the disruption of current plans and operations;

●	we may be unable to respond effectively to competitive pressures, industry developments and future opportunities; and

●	the Parent is a competitor of some of the Company’s customers, which may bring these customers to look for alternatives for the services provided to them by the Company.

Our current employees may be uncertain about their future roles and relationships with OTI following completion of the Merger. This uncertainty may adversely affect our ability to attract and retain key personnel.

Our Board and committees do not currently meet the requirements mandated under the Israeli Companies Law.

Due to the resignation of three members of the Board during December of 2021, including the resignation of an external director on December 26, 2021, the resignation of the Board’s chairperson on December 28, 2021 and the resignation of an additional director on December 30, 2021, the Board’s composition does not meet the Companies Law’s requirements for a public company’s composition of the board of directors. Section 114 of the Companies Law mandates that a public company is required to appoint an audit committee, while Section 115 of the Companies Law provides that the audit committee should be comprised of a minimum of three members, including all acting external directors of the board and at least a majority of independent directors. Furthermore, Section 115 also mandates that the chairman of the board will not be a member of the audit committee. Section 118A of the Companies Law further mandates a requirement for public companies to appoint a compensation committee, while applying the same requirements as to the composition thereof. Following the resignation of three members of the Board, there are only three members remaining on the Company’s Board, one of which was appointed chairman in accordance with the requirements of Section 94(a) of the Companies Law. Due to the fact that a chairman may not serve as a member of the audit or compensation committees, and that such committees must include two members who are external directors, while the Company has one external director only, the Board cannot meet the Companies Law’s requirements with respect to the structure of such committees.

In addition, the external director that provided his resignation from the Board on December 26, 2021, was appointed by the Company’s shareholders on the 2021 annual meeting conducted on December 2, 2021. Section 239(b) of the Companies Law determines that an external directors of a public company shall be appointed at a general meeting of shareholders. Due to this requirement of Section 239(b), the Company is currently unable to appoint an alternate external director in order to bring itself to be in compliance with the requirements of the Companies Law. An additional factor which prevents the Company from being able to comply with requirements of the Companies Law is the fact that due to the financial state of the Company, the acting directors receive minimal compensation while they deal with a greater exposure to complaints relating to their fiduciary duties, which are duties of directors set under the Companies Law and the Israeli case law. Although the Companies Law does not require audit committee approval for the Merger, if the Company is required to obtain such committee approval, the Company may not be able to do so.

In addition, the Company’s Articles of Association (“Articles”) provide under Article 4.2 that the number of the directors on the Board shall not be fewer than five. Article 4.2.11 provides that if the number of directors falls below the minimum number, the remaining directors shall be entitled to act solely in order to (i) fill in the vacant position, (ii) in order to convene a general meeting of the Company’s shareholders or (iii) act to manage the Company’s affairs solely in matters that cannot be delayed.

Failure to complete the Merger will require us to repay the loan provided by the Parent and the loan provided to us by U-Back, supported by a guarantee provided by the Parent.

As contemplated by the Senior Secured Convertible Loan Agreement entered into between the Parent and the Company on January 27, 2022 (“Loan Agreement”), attached as Annex B to this Proxy Statement, and described in the Company’s Current Report on Form 8-K filed on January 31, 2022, the Parent extended a loan to the Company in the amount of $5,500,000 (the “Loan”). The Loan is subject to 10% interest per year, and the accumulated interest and value added tax, if any, is payable quarterly commencing on April 1, 2022. The Loan matures on the second anniversary of the closing of the Loan Agreement and may not be prepaid by the Company. At any time after the earlier of (i) an Event of Default (as defined under the Loan Agreement) or (ii) the completion of the Merger Agreement, and prior to the repayment of the Loan, the Parent is entitled, at its sole discretion, to convert the Loan into ordinary shares of the Company at a price per share equals to $0.043. Failure to complete the Merger could either create dilution to the existing shareholders due to the Parent’s conversion of the Loan into ordinary shares while also making the Parent a controlling shareholder in the Company, or, if not converted, will require the repayment of the Loan. In addition, on March 1, 2022, the Parent provided U-Bank a guarantee for the repayment of the U-Bank Loan. Failure to complete the Merger will lead to a requirement for the repayment of the U-Bank Loan. In any event where the Company will be required to repay the Loan or the U-Bank Loan, the Company will need to either raise additional funds, which may be difficult considering the Company’s inability to raise funds without the prior written approval of the Parent unless the Merger Agreement is terminated, as stipulated under the Merger Agreement and the Loan Agreement, and further considering the circumstances. Failure to raise funds may lead to difficulties paying suppliers and service providers of the Company as well as may hamper the repayment of loans (including the Loan) and any other debt incurred towards the Parent, and may, eventually, lead to either a creditor approaching the Israeli court petitioning to declare the Company insolvent in accordance with the Insolvency Law, or require the Company to file such petition.

Our obligation to pay a termination fee or reimburse Parent’s expenses under certain circumstances and the restrictions on our ability to solicit or engage in negotiations with respect to other acquisition proposals may discourage other transactions that may be favorable to our shareholders.

Until the Merger is completed or the Merger Agreement is terminated, with limited exceptions, the Merger Agreement prohibits us from entering into, soliciting or engaging in negotiations with respect to acquisition proposals or other business combinations. In certain circumstances, OTI is required to pay the Parent a termination fee of $1,500,000, as described in the section of this Proxy Statement captioned “The Merger Agreement -Termination Fee Payable by the Company”. Furthermore, non-completion of the Merger would be considered an “event of default” under the Loan Agreement, which can result in either the Parent’s requirement for an immediate repayment of the Loan, or an increase of the interest on the Loan amount to 16% interest, at the Parent’s sole discretion.

If the Merger is not consummated by July 1, 2022, the Parent may choose to terminate the transaction contemplated by the Merger Agreement under certain circumstances.

The Merger is subject to the satisfaction or waiver of certain closing conditions described under “The Merger Agreement-Conditions to the Merger” beginning on page 58 of this Proxy Statement and set forth in the Merger Agreement. The fulfillment of certain of these conditions is beyond our control, such as the receipt of shareholder approval of the Merger by our shareholders. If the Merger has not been completed by the termination date, the Parent may terminate the Merger Agreement, except that the right to terminate the Merger Agreement in this circumstance will not be available to the Parent if its material breach of the Merger Agreement has been the principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure constitutes a breach of the Merger Agreement.

If we experience significant delays in completing the Merger, we may need to seek additional capital to finance the business.

As agreed under the Term Sheet, the Parent has provided the Company with the Loan, while stating that additional loans may be provided, provided a guarantee to U-Bank for the U-Bank Loan and further assisted the Company by providing certain suppliers of the Company with guarantees for the purpose of ensuring that the Company is able to operate its business. If we experience significant delays in completing the Merger, we may be in default under the Loan Agreement which may lead to the Parent’s requirement for an immediate repayment of the Loan as well as its unwillingness to further support the Company and therefore, we may need to seek additional capital to finance the Company and its operations and for the possible repayment of the Loan, which additional capital may not be available when needed on acceptable terms, or at all. The failure to obtain such additional capital may have a material adverse effect on the Company and on our ability to complete the Merger.

Failure to meet the Standards for Continued Qualification for the OTCQX International Tier as per the OTCQX Rules for International Companies could result in moving the Company’s securities to the OTC Pink and eventually cause limited liquidity and a lower price per share.

On February 16, 2022, the Company received a notice from the OTC Markets Group stating that the Company has failed to meet the standards for continued qualification for the quotation of the Company’s shares on the OTC Markets, as its per share minimum bid price was lower than $0.10 and its market capitalization has stayed below $5,000,000 for more than 30 consecutive days. The Company was given a cure period of 180 days during which the Company should meet the applicable criteria for 10 consecutive trading days. In the event where such criteria are not met during the cure period, the Company’s securities will be moved from the OTCQX International to OTC Pink, which might result in a more limited liquidity and price of our securities, and might make it harder for you to sell your shares. You may be unable to sell your securities unless a market can be established or sustained.

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the Merger fully, you should read carefully this entire document, its annexes and the documents we refer to. See “Where You Can Find More Information” beginning on page 67 of this Proxy Statement. The Merger Agreement is attached as Annex A to this Proxy Statement and is incorporated by reference into this Proxy Statement. We encourage you to read it in its entirety, as it is the most important legal document that governs the Merger.

Parties Involved in the Merger

On Track Innovations Ltd.

OTI is a developer of contactless payment solutions, Near Field Communication (NFC) technology based, for the unattended market. Since 1990, we have been providing systems, devices and services to operators and integrators with solutions and components that are simple to implement. To date, OTI has deployed over one million payment solutions to our focused unattended markets: self-service kiosk, micro-markets and vending machines, entertainment and gaming, ATM, Mass Transit Ticketing Validation, and fuel payments. OTI operates through regional offices, supporting clients and payment industry partners with its unique contactless payment solutions. OTI’s ordinary shares are currently quoted on the OTCQX® market, or OTCQX, under the symbol OTIVF.

Nayax Ltd.

Nayax Ltd. is a global commerce enablement and payments platform designed to help merchants scale their business. Nayax offers a complete solution including localized cashless payment acceptance, management suite, and consumer engagement tools, enabling merchants to conduct commerce anywhere, at any time. With foundations and global leadership in serving unattended retail, Nayax has transformed into a comprehensive solution focused on its customers’ growth across channels. Today, Nayax has 8 global offices, over 550 employees, connections to more than 80 merchant acquirer and payment method integrations and is a recognized payment facilitator worldwide. Nayax’s mission is to improve our customers’ revenue potential and operational efficiency. For more information, please visit www.nayax.com, which is not incorporated into this Proxy Statement.

OTI Merger Sub Ltd.

OTI Merger Sub Ltd. is a wholly owned direct subsidiary of Nayax Ltd. and was formed on March 7, 2022, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement.

See “The Merger Proposal-Parties Involved in the Merger” beginning on page 26 of this Proxy Statement.

OTI’s Reasons for Approval of the Merger; Recommendation of the Board of Directors

After careful consideration, the Board has:

●	determined that the Merger, as contemplated by the Merger Agreement, is in the best interests of OTI and its shareholders;

●	determined that it believes that there is no reasonable risk that consequently to the closing of the Merger the Company will not be able to pay its debts as they become due, as required to be resolved under Section 315 to the Companies Law, while taking into consideration, among other things: (i) the Company’s financial position, (ii) the Parent’s financial position as communicated by the Parent, (iii) the representations of the Parent under the Merger Agreement, (iv) the U-Bank Loan and support provided by the Parent prior to entering into the Merger Agreement, as agreed upon under the Term Sheet, (v) that the Merger is not subject to any financing conditions, (vi) the Parent’s agreement to guarantee certain obligations of the Company towards its suppliers, (vii) the Board’s familiarity with the Parent, its business and prospects, (viii) the Company’s past efforts to be sold and the results of such efforts and (ix) the fact that the Merger Agreement is the result of negotiations made by the parties;

●	approved the Merger, as contemplated by the Merger Agreement; and

●	determined to recommend that OTI’s shareholders approve the Merger Agreement, together with its exhibits and schedules.

Accordingly, the Board recommends that you vote “FOR” the Merger Proposal.

In reaching its decision to approve the Merger Proposal and to recommend that OTI’s shareholders vote to approve the Merger Proposal, OTI’s Board consulted with OTI’s management and its legal advisors and considered a number of strategic, financial and other factors, including, among others, the desire to prevent the Company from entering into a state of insolvency and the very limited time frame in which such preventative actions should be taken, as described under “The Merger-Reasons for Approval of the Merger; Recommendation of the Board of Directors” beginning on page 35 of this Proxy Statement.

Interests of Certain Persons; Share Ownership of OTI’s Directors and Executive Officers

When considering the recommendation by OTI’s Board to vote “FOR” the Merger Proposal, you should be aware that executive officers and directors of OTI have interests in the Merger that may be perceived as different from, or in addition to, your interests, including:

●	the accelerated vesting of restricted shares;

●	payment of additional cash compensation to certain executive officers in the aggregate amount of NIS 350,000, 50% of which is payable upon the closing of the Merger while an additional 50% shall be payable, subject to the completion of certain conditions, upon the lapse of a 12 month period following the closing of the Merger; and

●	the continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation to the current directors and officers.

If the Merger Proposal is approved, the ordinary shares held by our directors and executive officers will be treated in the same manner as outstanding ordinary shares held by all other shareholders. For more information, see the sections of this Proxy Statement captioned “The Merger-Interests of Certain of OTI’s Executive Officers and Directors in the Merger” beginning on page 38 of this Proxy Statement and “The Merger-Effects of the Merger on Company Share Plans and Warrants” beginning on page 39 of this Proxy Statement.

As of the Record Date for the shareholder meeting, the directors and executive officers of OTI, as a group, beneficially owned in the aggregate approximately [●] ordinary shares of the Company, constituting [●]% of the outstanding ordinary shares, not including options as these are out of the money.

See “Share Ownership of Certain Beneficial Owners, Directors and Executive Officers of OTI” beginning on page 65 of this Proxy Statement.

As noted above, our executive officers will receive certain compensation and realize value on equity held in connection with the Merger. The Company’s board was aware of and considered these interests, among other matters, in reaching its decisions to (i) approve the Merger, (ii) approve and declare advisable the Merger Agreement, and (iii) resolve to recommend the adoption of the Merger Agreement by OTI shareholders. See “Non-Binding, Advisory Vote on Transaction-Related Compensation for OTI’s Executive Officers” beginning on page 62 of this Proxy Statement.

The Merger Agreement

The Merger Agreement is attached as Annex A to this Proxy Statement. You should read the Merger Agreement carefully in its entirety. It is the most important legal document governing the Merger. See “The Merger Agreement” beginning on page 48 of this Proxy Statement.

The Loan Agreement

The Loan Agreement is attached as Annex B to this Proxy Statement. You should read the Loan Agreement carefully in its entirety. The Loan Agreement was entered into by the Parent and the Company to facilitate the Loan to the Company, as stipulated under the Term Sheet. The Merger Agreement incorporates certain provisions of the Loan Agreement and therefore the two should be read together for a complete understanding of the Merger and its stages. See “The Merger-Background of the Merger” beginning on page 26 of this Proxy Statement.

Event of Default under the Loan Agreement

Under the terms of the Loan Agreement, the Company is required to either (i) immediately repay the Parent the Loan or (ii) the annual interest rate on the Loan amount shall be increased to 16%, at the Parent’s sole discretion, under certain circumstances detailed therein, including the following circumstances:

●	failure to timely pay the Loan amount, or any portion thereof;

●	any material financial indebtedness of the Company or any of its subsidiaries is not paid when due, or any security interests over any material part of the assets of the Company or its subsidiaries is lawfully enforced;

●	any judgement made against the Company or its subsidiaries which is not paid, stayed or discharged within thirty days;

●	the commencement by the Company of any liquidation, insolvency or winding up proceedings, initiated by its subsidiaries or a third party and such proceedings were not withdrawn or dismissed;

●	the Company and its subsidiaries cease, threaten to cease, or suspend carrying on their business or material part thereof; or

●	failure to (i) put to the Merger Agreement to vote of the shareholders by May 5, 2022, or (ii) have the Merger Agreement approved by the Board or the Company’s shareholders by May 31, 2022.

Structure of the Merger

The Merger is being effected as a merger between OTI and Merger Sub under the Companies Law. In the Merger, Merger Sub, a wholly-owned subsidiary of the Parent, will be merged with and into OTI, with OTI surviving the Merger and becoming a wholly-owned subsidiary of the Parent. See “The Merger Agreement” beginning on page 48 of this Proxy Statement.

Merger Consideration

At the Effective Time (as such term is defined under the Merger Agreement) of the Merger, by virtue of the Merger and without any additional action on the part of OTI, the Parent, Merger Sub or the holders of any of the ordinary shares, each ordinary holder of a certificate (or evidence of shares in book-entry form) which immediately prior to the Effective Time represented any of the Company’s ordinary shares (other than ordinary shares held in the treasury of OTI, reserved for future grants under the Company share plans or owned by the Parent or any direct or indirect wholly-owned subsidiary of OTI or of the Parent (if any), which will be canceled and retired without any conversion or consideration paid in respect thereof and will cease to exist), shall cease to have any rights with respect thereto, except the right to receive its pro rata portion of the Merger Consideration per each ordinary share, in cash, without interest and less applicable withholding taxes.

See “The Merger-Effects of the Merger on Our Ordinary Shares” beginning on page 39 of this Proxy Statement and “The Merger Agreement-Merger Consideration” beginning on page 49 of this Proxy Statement.

Treatment of Options and Restricted Shares Outstanding under our Company Equity and Share Plans

At the Effective Time, each option shall be terminated for no cost, without receiving consent from the holder of such option.

At the Effective Time, each vested and unvested restricted share will be accelerated and such shares shall participate in the Merger, without any increase to the Merger Consideration.

Voting and Support Agreement

Jerry L. Ivy Jr. Descendants’ Trust (“Ivy”), the Company’s controlling shareholder, and its affiliates, who collectively hold approximately 34.8% of the outstanding ordinary shares of the Company on the date of the Merger Agreement, have entered into a voting and support agreement with the Parent, pursuant to which Ivy agreed to vote, or cause his affiliates to vote, its ordinary shares:

●	in favor of the adoption of the Merger Agreement and the approval of the Transactions;

●	against any Takeover Proposal;

●	against any action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement;

●	against any agreement, amendment of the Company Charter Documents or other action that is intended or could reasonably be expected to materially impede, interfere with, frustrate, delay, postpone or adversely affect the consummation of the Merger.

See “The Voting and Support Agreement.”

The Meeting

Date, Time, Place and Agenda. The shareholder meeting is scheduled to be held at the offices of the Company’s legal counsel, Gornitzky & Co., located at Vitania Tel Aviv Tower, 20 Haharash St., Tel Aviv, Israel 6761310, on [●], 2022 at 10:00 AM (Israel time). The meeting is being held for the purpose of considering a proposal to approve the acquisition of OTI by the Parent, including approval of the Merger Agreement, the Merger, the Merger Consideration, and all other transactions and arrangements contemplated under the Merger Agreement.

Other than the Merger Proposal and the Advisory Proposal, we do not currently expect there to be any other matters on the agenda at the shareholder meeting; however, if any other matter is properly presented at the shareholder meeting, including voting on the adjournment or postponement of the shareholder meeting, the persons named in the enclosed proxy card will vote upon such matters in accordance with their discretion.

Record Date. OTI has fixed [●], 2022 as the record date for the shareholder meeting. If you owned ordinary shares at the close of business on the record date, you are entitled to vote on matters that come before the shareholder meeting. There are [●] ordinary shares entitled to be voted at the shareholder meeting.

Required Vote. Provided that a quorum is present, the adoption and approval of the Merger Proposal at the shareholder meeting requires the affirmative vote of the holders of 75% of our ordinary shares present, in person or by proxy, at the meeting (or any adjournment or postponement thereof), excluding abstentions and broker non-votes and excluding any votes of our ordinary shares held by the Parent, Merger Sub or by any person holding at least 25% of the means of control of the Parent or Merger Sub, or any person or entity acting on behalf of the Parent, Merger Sub or any family member of, or entity controlled by a Merger Sub Affiliate. Approval of the Advisory Proposal and the Adjournment Proposal require each the affirmative vote of a majority of the votes cast thereon.

In order for your vote to be counted with respect to the Merger Proposal, you must affirm on the proxy card or voting instruction form that you are not a Merger Sub Affiliate. If you do not so affirm, your vote will not count towards the tally for the Merger Proposal. See “The Extraordinary General Meeting - Required Vote for the Merger Proposal” beginning on page 23 of this Proxy Statement.

Conditions to the Merger

The parties will complete the Merger only if the parties satisfy or waive several conditions. The conditions include, among others:

Conditions to Each Party’s Obligations.

●	The adoption of the Merger Agreement by the requisite affirmative vote of the shareholders of the Company;

●	The consummation of the Merger not being made illegal or otherwise prohibited by any law or order of any governmental authority;

●	As required by the Companies Law, at least fifty (50) days have elapsed after the filing of a merger proposal with the Israeli Companies Registrar and at least thirty (30) days have elapsed after the approval of the Merger by the shareholders of each of the Company and the Merger Sub; and

●	The Company and Merger Sub have received a certificate of merger from the Israeli Companies Registrar.

Conditions to Parent’s and Merger Sub’s Obligations.

●	Accuracy of the representations and warranties of the Company in the Merger Agreement relating to organization and standing, authorization and enforceability, absence of anti-takeover provisions and brokers in all material respects;

●	The Company has performed and complied with its obligations under the Merger Agreement in all material respects;

●	The delivery of officers’ certificates by the Company certifying that the above conditions have been satisfied; and

●	The Company shall (a) have taken all actions necessary to be eligible to cause the cessation of quotation of the Company’s ordinary shares on the Over-the-Counter Market and the termination of the registration thereof under the Exchange Act, in each case as soon as permissible after the Effective Time, and (b) be able to provide all necessary certifications on Form 15 as of immediately after the Effective Time (including without limitation having filed all necessary filings and reports to be current with the SEC (without regard to any extension under Rule 12b-25 under the Exchange Act)).

Conditions to OTI’s Obligations.

●	Accuracy of the other representations and warranties of the Company in the Merger Agreement relating to the required governmental approvals, except for such consents and approvals that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

●	Accuracy of the representations and warranties of the Parent and Merger Sub in the Merger Agreement in all material respects;

●	The Parent and Merger Sub shall have performed and complied with their obligations under the Merger Agreement in all material respects; and

●	The delivery of an officer’s certificate by the Parent certifying that the above conditions have been satisfied.

See “The Merger Agreement-Conditions to the Closing of the Merger” beginning on page 58 of this Proxy Statement.

Termination of the Merger Agreement

The Parent and OTI can agree to terminate the Merger Agreement by mutual written consent at any time prior to the Effective Time of the Merger. In addition, the Parent can terminate the Merger Agreement if any of the following, among other things, occurs:

●	the Parent may terminate the Merger Agreement if the Merger is not consummated by July 1, 2022 (except that the Parent’s right to terminate the Merger Agreement in this circumstance will not be available to the Parent if its material breach of the Merger Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before such date, and such action or failure to act constitutes breach of this Agreement);

●	the Merger Agreement has not been put to the vote of the shareholders of the Company by May 5, 2022, or if the shareholders of the Company fail to adopt the Merger Agreement at the shareholder meeting or any adjournment or postponement or postponement thereof by May 31, 2022;

●	any governmental authority of competent jurisdiction shall have issued a final and non-appealable order enjoining or otherwise prohibiting the Merger; provided that the party seeking to terminate the Merger Agreement shall not have failed to use such efforts as required by the Merger Agreement to prevent and oppose such order; or

●	If a Company Adverse Recommendation Change (as such term is defined below) is made under the circumstances set forth under the Merger Agreement.

In addition, the Company can terminate the Merger Agreement if the Merger Agreement was voted against, or if the required majority was not obtained for the approval of the Merger in this extraordinary meeting of shareholders.

See The Merger Agreement-Termination of the Merger Agreement” beginning on page 59 of this Proxy Statement.

No Solicitation of Acquisition Proposals

The Merger Agreement contains detailed provisions restricting OTI’s right to solicit acquisition proposals.

See “The Merger-Reasons for the Merger” beginning on page 35 of this Proxy Statement.

Termination Fees

The Company is required to pay the Parent a termination fee of $1,500,000, if the Merger Agreement is terminated under any of the following circumstances:

●	by the Company if the Merger Agreement was voted against, or if the required majority was not obtained for the approval of the Merger at the shareholders meeting; and

●	by the Parent if (i) the Merger was not consummated on or before July 1, 2022, unless a material breach of the Merger Agreement by the Parent has been the principal cause of or resulted in the failure of the Merger to occur on or before July 1, 2022, or (ii) if the Merger Agreement has not been put to the vote of the shareholders by May 5, 2022, or if the shareholders’ approval was not obtained by May 31, 2022.

See “The Merger Agreement- Termination Fee Payable by the Company” beginning on page 60 of this Proxy Statement.

Expenses

Except as otherwise provided in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees and expenses.

See “The Merger Agreement-Fees and Expenses” beginning on page 60 of this Proxy Statement.

Absence of Appraisal Rights

Under Israeli law, holders of ordinary shares are not entitled to statutory appraisal rights in connection with the Merger.

Regulatory Approvals

See “The Merger-Regulatory Matters” beginning on page 46 of this Proxy Statement.

Material U.S. Federal and Israeli Income Tax Consequences

The receipt by a U.S. holder of cash in exchange for the OTI ordinary shares in connection with the Merger will be a taxable transaction for U.S. federal income tax purposes. Generally, a U.S. holder will recognize gain or loss equal to the difference between the amount of cash it receives in connection with the Merger and its aggregate adjusted tax basis in the OTI ordinary shares that it exchanges therefor.

The receipt of cash in exchange for the OTI ordinary shares in connection with the Merger is generally a taxable transaction for Israeli income tax purposes and requires the withholding of applicable Israeli tax at source. However, certain exemptions from Israeli tax withholding may be applicable to non-Israeli holders of our ordinary shares under certain provisions of the Israeli Income Tax Ordinance (New Version) 1961, as amended, and we intend to submit an application to the ITA in order to clarify the withholding mechanism. We cannot assure you that our application will be accepted.

See “The Merger-Material U.S. Federal and Israeli Income Tax Consequences” for a summary discussion of material U.S. federal income tax consequences of the Merger to U.S. holders and material Israeli tax consequences in connection with the Merger. You should consult your tax advisor about the particular tax consequences of the Merger to you.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements. Forward-looking statements are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements contained in the sections entitled “Questions and Answers about the Shareholder Meeting and the Merger” beginning on page 1 of this Proxy Statement, “Summary” beginning on page 12 of this Proxy Statement and “The Merger” beginning on page 26 of this Proxy Statement, and in statements containing words such as “believes”, “estimates”, “anticipates”, “intends”, “continues”, “contemplates”, “expects”, “may”, “will”, “could”, “should” or “would” or other similar words or phrases. These statements, which are based on information currently available to us, are not guarantees and involve risks and uncertainties that could cause actual results to materially differ from those expressed in, or implied by, these statements. These forward-looking statements speak only as of the date on which the statements were made and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statement included in this document or elsewhere. In addition to other factors and matters contained in this document, these statements are subject to risks, uncertainties, and other factors, including, among others:

●	the petitioning of a third party, or, in the event of a termination of the Merger Agreement, the Company’s, for a declaration of insolvency under the Insolvency Law;

●	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

●	the outcome of any legal proceedings that may be instituted against OTI and others relating to the Merger Agreement;

●	the failure of the Merger to close for any other reason;

●	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger, and the effect of the announcement of the Merger on operating results and business generally;

●	the distraction of our management resulting from the proposed transaction;

●	the termination of the Company’s provision of services to the Company’s clients due to (i) the financial situation in the Company or (ii) the Merger Agreement and the identity of the Parent; and

●	the risks contained in the section entitled “Risk Factors” in this Proxy Statement and the other risks detailed in our current filings with the SEC, including those set forth under the caption “Risk Factors” in our most recent annual report on Form 10-K. See “Where You Can Find More Information” beginning on page 67 of this Proxy Statement.

Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by the forward-looking statements in this document. The business, financial condition or results of operations of OTI could be materially adversely affected by any of these factors. OTI does not undertake any obligation to revise or update any forward-looking statements to reflect any event or circumstance that arises after the date of this document, except as required by law. The cautionary statements made in this document should be read as being applicable to all related forward-looking statements wherever they appear in this document.

MARKET PRICE AND DIVIDEND DATA

Markets

Since October 31, 2019, our ordinary shares, formerly listed on the Nasdaq Capital Market, have been quoted on the OTCQX Market under the symbol “OTIVF”.

Dividends

We have never declared or paid any cash dividends on our ordinary shares. We have retained any future earnings to finance operations and to expand our business and, therefore, may not pay any cash dividends on ordinary shares in the future.

THE EXTRAORDINARY GENERAL MEETING

General; Date; Time and Place

This document is furnished in connection with the solicitation of proxies by OTI’s Board for use at the shareholder meeting. The shareholder meeting will be held at the principal business office of Gornitzky & Co., located at Vitania Tel Aviv Tower, 20 Haharash St., Tel Aviv, Israel 6761310, on [●], 2022 at 10:00 AM (Israel time), unless it is postponed or adjourned.

Purpose of the Shareholder Meeting

At the shareholder meeting you will be asked to consider and vote upon a proposal to approve the acquisition of OTI by the Parent, including the (i) approval of the Merger Proposal: (a) the Merger Agreement; (b) the Merger on the terms and subject to the conditions set forth in the Merger Agreement and in accordance with Sections 314-327 of the Companies Law, following which Merger Sub will cease to exist as a separate legal entity and OTI will become a wholly-owned subsidiary of the Parent; (c) the consideration to be received by the shareholders of OTI in the Merger, consisting of $4,500,000 in the aggregate, in cash, without interest and less any applicable withholding taxes, for each ordinary share owned immediately prior to the Effective Time; and (d) all other transactions and arrangements contemplated by the Merger Agreement; (ii) approval on a non-binding, advisory basis, of certain compensation that may be paid or become payable to OTI’s executive officers in connection with the Merger and the agreements and understandings pursuant to which such compensation may be paid or become payable which we refer to as the Advisory Proposal; and (iii) approval of a proposal to adjourn the extraordinary general meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to approve the Merger at the time of the extraordinary general meeting, which we refer to as the Adjournment Proposal.

In addition to the Merger Proposal, the Advisory Proposal and the Adjournment Proposal, you also will be asked to consider and, as applicable, vote upon, any other business that may properly come before the shareholder meeting or any adjournment or postponement of the shareholder meeting, including voting on the adjournment or postponement of such meetings. OTI currently does not contemplate that any other matters will be considered at the shareholder meeting.

Shareholders Entitled to Vote; Record Date

Shareholders of record who held the OTI ordinary shares at the close of business on [●], 2022 (the “Record Date”) are entitled to vote at the shareholder meeting. In addition, shareholders who, as of the Record Date, held ordinary shares through a bank, broker or other nominee which is a shareholder of record of OTI or which appears in the participant list of a securities depository, are considered to be beneficial owners of shares held in street name. These proxy materials are being forwarded to beneficial owners by their bank, broker or other nominee that is considered the holder of record. Beneficial owners have the right to direct how their shares should be voted and are also invited to attend the shareholder meeting, but may not actually vote their shares in person at the meeting unless obtaining, prior to the meeting, a legal proxy from such bank, broker or other nominee that authorizes them to vote their shares.

As of the Record Date, there were [●] ordinary shares issued, outstanding and entitled to vote at the shareholder meeting.

Recommendation of the Board of Directors

After careful consideration, the Board has:

●	determined that the Merger, as contemplated by the Merger Agreement, is in the best interests of OTI and its shareholders;

●	determined that it believes that there is no reasonable risk that consequently to the closing of the Merger the Company will not be able to pay its debts as they become due, as required to be resolved under Section 315 to the Companies Law, while taking into consideration, among other things: (i) the Company’s financial position, (ii) the Parent’s financial position as communicated by the Parent, (iii) the representations of the Parent under the Merger Agreement, (iv) the U-Bank Loan and support provided by the Parent prior to entering into the Merger Agreement, as agreed upon under the Term Sheet, (v) that the Merger is not subject to any financing conditions, (vi) the Parent’s agreement to guarantee certain obligations of the Company towards its suppliers, (vii) the Board’s familiarity with the Parent, its business and prospects, (viii) the Company’s past efforts to be sold and the results of such efforts and (ix) the fact that the Merger Agreement is the result of negotiations made by the parties;

●	approved the Merger, as contemplated by the Merger Agreement; and

●	determined to recommend that OTI’s shareholders approve the Merger Agreement, together with its exhibits and schedules.

ACCORDINGLY, THE OTI BOARD UNANIMOUSLY RECOMMENDS THAT OTI’S SHAREHOLDERS VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT, “FOR” THE NON-BINDING, ADVISORY VOTE ON CERTAIN COMPENSATION ARRANGEMENTS AND “FOR” THE ADJOURNMENT PROPOSAL.

Quorum and Voting

Pursuant to OTI’s amended and restated articles of association, the quorum required for the shareholder meeting consists of at least two shareholders present, in person or by proxy, who hold or represent in the aggregate at least 33 1/3% of the voting power in OTI. If a quorum is not present within 30 minutes from the time appointed for the shareholder meeting, the shareholder meeting will stand adjourned either (a) to the same day in the next week, at the same time and place, unless such day falls on a statutory holiday (either in Israel or in the U.S.), in which case the meeting will be adjourned to the first business day afterwards which is not a statutory holiday, (b) to such later day and at such time and place as indicated in the notice of such meeting, or (c) to such later day than the date pursuant to clause (a) above if the Company has sent to the shareholders a prior notice of no less than 72 hours before the date set for the postponed meeting. At the adjourned meeting, any matter that was to be addressed during the shareholder meeting will be addressed, provided at least two shareholders are present in person or by proxy, regardless of the voting power in OTI held by them.

If you are a beneficial owner of shares and do not specify how you want to vote on your proxy card, your bank, broker or other nominee will not be permitted to instruct the depositary to cast a vote with respect to the Merger Proposal or the Advisory Proposal. Banks, brokers and other nominees who hold shares in “street name” for clients typically have authority to vote on “routine” proposals even when they have not received instructions from beneficial owners, absent specific instructions from the beneficial owner of the ordinary shares to the contrary. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as adoption and approval of a merger and the proposal to approve, on a non-binding, advisory basis, the merger-related executive compensation. On the proposals, if a beneficial owner does not provide instructions to his, her or its bank, broker or other nominee, the ordinary shares will not be voted (referred to as a “broker non-vote”). Broker non-votes and abstentions will be treated as neither votes “for” nor “against” any matter, although they will be counted as present in determining whether a quorum is present. If your ordinary shares are held of record by a bank, broker, or other nominee, we urge you to give instructions to your bank, broker, or other nominee as to how your ordinary shares should be voted so that you thereby participate in the voting on the proposals.

Each ordinary share is entitled to one vote on the proposals or any other item that comes before the shareholder meeting. If two or more persons are registered as joint holders of any ordinary share, the right to attend the shareholder meeting will be conferred upon each of such joint owners, but the right to vote at the shareholder meeting and/or the right to be counted as part of the quorum thereat will be conferred exclusively upon the more senior among the joint holders attending the shareholder meeting, in person or by proxy. For this purpose, seniority will be determined by the order in which the names appear in OTI’s shareholder register.

Required Vote for the Merger Proposal

Provided that a quorum is present, the adoption and approval of the Merger Proposal at the shareholder meeting requires the affirmative vote of the holders of 75% of our ordinary shares present, in person or by proxy, at the meeting (or any adjournment or postponement thereof), excluding abstentions and broker non-votes.

Pursuant to Section 320(c) and Section 327 to the Companies Law, the approval of the Merger Proposal requires the affirmative vote of the holders of 75% of ordinary shares present, in person or by proxy, at the meeting where a quorum is present and voting on the proposal, not including abstentions and broker non-votes and excluding any votes of our ordinary shares held by the Parent, Merger Sub or by any person holding at least 25% of the means of control of the Parent or Merger Sub, or any person or entity acting on behalf of the Parent, Merger Sub or any family member of, or entity controlled by a Merger Sub Affiliate.

In order for your vote to be counted, you must affirm on the proxy card or voting instruction form that you are not a Merger Sub Affiliate. If you do not so affirm, your vote will not count towards the tally for the merger proposal.

The Required Vote for the Advisory Proposal and the Adjournment Proposal

The proposal to approve, on a non-binding, advisory basis, the merger-related executive compensation, as well as the proposal to approve the Adjournment Proposal, requires the affirmative vote of a majority of votes cast thereon. For purposes of each such proposal, if your ordinary shares are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, or if you fail to submit a proxy or to vote in person at the special meeting, as applicable, the ordinary shares held by you or your bank, brokerage firm or other nominee will not be counted in respect of, and will not have an effect on, the proposal to approve, on a non-binding, advisory basis, the merger-related executive compensation or the Adjournment Proposal, as the case may be.

Voting Results

The preliminary voting results will be announced at the shareholder meeting (when completed, if such meeting is adjourned). The final voting results will be tallied by Broadridge and will be published following the shareholder meeting on a Current Report Form 8-K filed with the SEC.

Voting of Proxies

If you are a record shareholder, your signed proxy card must be received by the Company at Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 or at the Company’s registered office, by 10:00 a.m. (Israel time) on [●], 2022, or 3:00 a.m. (Eastern time) on [●], 2022, to be counted towards the tally of ordinary shares so voted. In the alternative, a proxy card may be presented in person to the chairman of the shareholder meeting at such meeting in order to be counted towards the tally of votes at the meeting. If you are a record shareholder and attend the shareholder meeting, you may vote in person, and if you so vote, your proxy will not be used.

Even if you plan to attend the shareholder meeting, if you hold your ordinary shares in your own name as the shareholder of record, please vote your ordinary shares using a proxy. DO NOT enclose or return your share certificate(s) with your proxy. Properly executed proxies that do not contain voting instructions will not be voted in respect of the proposals.

Shares Held in Street Name. If your ordinary shares are held in a stock brokerage account or by a bank, broker or other nominee, you are considered the “beneficial holder” of the ordinary shares held for you in what is known as “street name.” If that is the case, you may instruct your bank, broker or other nominee how to vote by completing and returning the proxy card provided by your bank, broker or other nominee. If you plan to attend the shareholder meeting, you will need a proxy from your bank, broker or other nominee in order to be given a ballot to vote the ordinary shares.

Voting through Agent

A shareholder may appoint a voting agent to vote in his or her place by way of signing a writ of appointment in accordance with the Company’s Articles of Association.

Revoking or Changing Your Vote

Shares Registered in Your Name. Any proxy you give pursuant to this solicitation may be revoked by you at any time before it is voted. Proxies may be revoked by one of three ways:

●	you can send a written notice stating that you would like to revoke your proxy, which must be received at our principal business office by 10:00 a.m. (Israel time) on [●], 2022, or 3:00 a.m. (Eastern time) on [●], 2022;

●	you can complete and submit a new proxy card dated later than the first proxy card, which must be received no later than the deadline applicable to a notice of revocation, as described above; or

●	you can attend the shareholder meeting, and file a written notice of revocation or make an oral notice of revocation of your proxy with the chairman of the shareholder meeting and then vote in person. Your attendance at the shareholder meeting will not revoke your proxy in and of itself.

Any written notice of revocation or subsequent proxy submitted to us (other than at the shareholder meeting) should be delivered to our principal business office, located at 5 Hatnufa St., Yokneam Industrial Zone, Yokneam, Israel 2069200, to the attention of Assaf Cohen, or via email to assaf@otiglobal.com, in accordance with the required timing described in the bullet-points above.

Shares Held in Street Name. If your ordinary shares are held in a stock brokerage account or by a bank or other nominee, in order to change your voting instructions, you must follow the directions from your broker, bank or other nominee to change those instructions.

The Proxy

Amir Eilam and Assaf Cohen will serve as the proxy for shareholders of OTI under the enclosed form of proxy with respect to the matters to be voted upon at the shareholder meeting.

Share Ownership of OTI Directors and Executive Officers

As of the Record Date for the shareholder meeting, directors and executive officers of OTI beneficially owned, in the aggregate, approximately [●]% of the ordinary shares outstanding.

Solicitation of Proxies

In addition to solicitation by mail, directors, officers and employees of OTI may solicit proxies for the shareholder meeting from OTI shareholders personally or by telephone, facsimile and other electronic means without compensation other than reimbursement for their actual expenses. Arrangements also will be made with bankers, brokers and other nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of ordinary shares held of record by those persons, and OTI will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in so doing. In addition, we have engaged [●] to assist in the solicitation of proxies and to provide related informational support, for a fee of $[●] plus reimbursement for reasonable expenses.

PLEASE DO NOT SEND IN ANY OTI SHARE CERTIFICATES WITH YOUR PROXY CARDS.

Request to Include Item on the Agenda

A shareholder holding, or shareholders holding together, at least one percent of the voting rights represented at the meeting are entitled to request that the Board of Directors include an item on the agenda, provided the item is suitable to be dealt with at the meeting. Such request must have been submitted to the Company within 7 days after the publication of the notice of the meeting.

Attending the OTI Shareholder Meeting

Only OTI shareholders, including joint holders, who held shares of record as of the close of business on [●], 2022, and other persons holding valid proxies for the shareholder meeting are entitled to attend the shareholder meeting. All shareholders and their proxies should be prepared to present photo identification. In addition, if you are a record holder, your name is subject to verification against the list of record holders on the record date prior to being admitted to the shareholder meeting. OTI shareholders who are not record holders but hold shares through a bank, broker or other nominee in “street name” should be prepared to provide proof of beneficial ownership on the record date, such as a recent account statement prior to [●], 2022, or similar evidence of ownership. A “street name” holder who wishes to vote his, her or its ordinary shares at the shareholder meeting will furthermore need to present a signed, legal proxy from the bank, broker or other nominee through which the ordinary shares are held. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the shareholder meeting.

Contact for Questions and Assistance in Voting

If you have a question about the Merger or how to vote or revoke a proxy you should contact:

Assaf Cohen

5 Hatnufa St.,

Yokneam Industrial Zone,

Yokneam, Israel 2069200

assaf@otiglobal.com

Other Matters

OTI is not aware of any other business to be acted upon at the shareholder meeting. If, however, other matters are properly brought before the shareholder meeting or any adjournment or postponement of the shareholder meeting, the persons named as proxy holders will each have discretion to act on those matters, including to vote in their discretion to adjourn or postpone the shareholder meeting or any adjournment or postponement thereof.

THE MERGER PROPOSAL

PARTIES INVOLVED IN THE MERGER

On Track Innovations Ltd.

5 Hatnufa St., Yokneam Industrial Zone

Yokneam, Israel 2069200

OTI is a developer of contactless payment solutions, NFC technology based, for the unattended market. Since 1990, we have been providing systems, devices and services to operators and integrators with solutions and components that are simple to implement. To date, OTI has deployed over one million payment solutions to our focused unattended markets: self-service kiosk, micro-markets and vending machines, entertainment and gaming, ATM, Mass Transit Ticketing Validation, and fuel payments. OTI operates through regional offices, supporting clients and payment industry partners with its unique contactless payment solutions. OTI’s ordinary shares are currently quoted on the OTCQX under the symbol OTIVF.

Nayax Ltd.

3 Arik Einstein St.

Herzliya, Israel 465907

Nayax Ltd. is a global commerce enablement and payments platform designed to help merchants scale their business. Nayax offers a complete solution including localized cashless payment acceptance, management suite, and consumer engagement tools, enabling merchants to conduct commerce anywhere, at any time. With foundations and global leadership in serving unattended retail, Nayax has transformed into a comprehensive solution focused on its customers’ growth across channels. Today, Nayax has 8 global offices, over 550 employees, connections to more than 80 merchant acquirer and payment method integrations and is a recognized payment facilitator worldwide. Nayax’s mission is to improve our customers’ revenue potential and operational efficiency. For more information, please visit www.nayax.com.

OTI Merger Sub Ltd.

3 Arik Einstein St.

Herzliya, Israel 465907

OTI Merger Sub Ltd. is a wholly owned direct subsidiary of Nayax Ltd. and was formed on March 7, 2022, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement.

THE MERGER

Background of the Merger

The following is a summary of the material events leading up to the execution of the Merger Agreement. Throughout the period described below, prior to and in between our formal meetings of the Board, Yehuda Holtzman, former Chief Executive Officer of the Company, Amir Eilam, the current Chief Executive Officer of the Company, and Assaf Cohen, Chief Financial Officer of the Company, updated the members of the Board on the relevant events and developments.

The Company’s management team and Board actively monitor and assess developments in related industries. In addition, our management team and Board regularly consider and evaluate options for achieving the Company’s long-term strategic goals and enhancing shareholder value as an independent company, as well as potential strategic alternatives to enhance shareholder value.

On October 24, 2018, the Company received a written notice from the Nasdaq Stock Market LLC. (“Nasdaq”) indicating that the Company was not in compliance with the Nasdaq listing rules, as the Company’s closing bid price for its ordinary share was below $1.00 per share for more than 30 consecutive days. On October 22, 2019, and due to the Company’s continued non-compliance with the Nasdaq listing rules, the Company received a notice stating that its securities will be delisted from Nasdaq. Following the delisting of the Company’s securities from Nasdaq, as of October 31, 2019, the Company’s shares were quoted on the OTCQX Markets.

On December 23, 2019, in connection with OTI’s need to raise funds to operate its business, and after examination of different fund raising possibilities, including loans and other investments in equity, and after considering the difficulties in approving certain possible investments due to Mr. Jerry Ivy’s holdings in the Company, OTI entered into a share purchase agreement (the “SPA”) with Jerry L. Ivy Jr. Descendants’ Trust (“Ivy”), Mr. William C. Anderson, then a member of OTI’s Board and currently acting as chairman of OTI’s Board, and Mr. James Scott Medford, then a member of OTI’s Board and its chairman (collectively, the “SPA Investors”), determined by the Board, after negotiations on the terms thereof, to be in the best interest of the Company and as reported on Current Report on Form 8-K that was filed with the SEC on December 26, 2019. As part of the SPA, the Company sold an aggregate amount of 12,500,000 shares (the “SPA Shares”) at a price per share of $0.20, raising an aggregate amount of $2,500,000, made in two tranches. The SPA also determined that Ivy will be entitled to appoint two members to the Board. Furthermore, Ivy was also granted with information rights affording Ivy the right to receive any information or report concerning operations and performance similar to and concurrent with the Company’s reports to its Board as well as pre-emptive rights, according to which if the Company offers, or intends to offer, any equity securities (including any convertible instruments), except certain exempt issuances, the Company is required to first offer such securities to Ivy.

Starting in March 2020, the COVID-19 pandemic has adversely affected the Company in various ways, including, but not limited to, a decrease in the Company’s revenues (compared to the forecast), derived from a decrease in sales of mass transit ticketing in the Polish market, mainly due to lockdowns and other restrictions imposed due to the COVID-19 pandemic, longer components’ procurement lead time, a shortage in components, postponement of sales, slower execution of transactions, increases in prices of components and other matters. In addition, the longer lead time and the rising prices for components required the Company to purchase a larger amount of components in advance, causing a larger expense on such components than the one that was estimated. Since 2020, the Company has taken measures to reduce costs and balance its financials, including, among other things, applying salary reductions.

On April 14, 2020, the shareholders of the Company approved the closing of the second tranche under the SPA, which led to Ivy becoming a controlling shareholder in the Company, as he then held 26% of the Company’s share capital, as well as the appointment of certain directors to the Board, including Mr. Michael Shanahan, who was nominated by Ivy in accordance with the terms of the SPA, and was appointed on January 21, 2020. On May 5, 2020, the Board also appointed Ms. Sandra Bjork Hardardottir, a relative of Ivy, as a director on the Board, which appointment was also made by Ivy pursuant to the terms of the SPA.

On December 5, 2020, the Board resolved that, based on information provided by the management of the Company, the Company was in an urgent need to raise additional funding to secure its ability to maintain its business. Furthermore, the Company’s management had been searching for alternative funding, and reached the conclusion that a convertible loan from Ivy, under the terms further described below, was an appropriate option. Further to the management’s analysis, the Board resolved that it was in the best interests of the Company to receive a loan from Ivy. On December 9, 2020, the Company entered into the Loan Agreement with Ivy (the “Ivy Loan Agreement”) under which Ivy extended a loan to the Company in the amount of up to $1,500,000, payable in two trenches (the “Ivy Loan Amount”). The Ivy Loan Amount was secured pursuant to a debenture by a first priority floating charge over all the tangible or intangible assets and other property of the Company as of the date of the Ivy Loan Agreement or thereafter acquired. Under the Ivy Loan Agreement, it was agreed that the Company will use the Ivy Loan Amount to pursue strategic options, including the engagement of an investment bank to identify opportunities for a sale of the Company. Accordingly, on December 2, 2020, the Company signed an engagement letter with an investment bank (the “Investment Bank”) to act as the Company’s exclusive financial adviser for the purpose of effecting a sale of the Company. It was also agreed that the Ivy Loan Amount and all accrued interest would mature and be payable in full by June 17, 2021, provided that the maturity date could be extended. The Ivy Loan Amount bore interest at a rate of 8.0% per annum, provided, however, that upon an extension of the maturity period beyond the initial maturity date, the interest would automatically increase, effective as of such maturity date, to the rate of 10.0% per annum. Pursuant to the Ivy Loan Agreement, at any time prior to the repayment in full of the Ivy Loan Amount, together with interest accrued and all other amounts outstanding under the Loan Agreement (the “Secured Amount”), Ivy would be entitled, at its sole discretion, to demand to convert (the “Conversion Right”) the entire Secured Amount into ordinary shares, at a price per share reflecting certain discount, changing depending on the time of conversion. In addition, the Ivy Loan Agreement stated that the Company would maintain its then-current level of debt in Bank Leumi Le’Iseael (“BLL”), subject to certain exceptions, and would not create or permit to subsist any of the security interests stated thereon on any of the Company’s assets and property, except for certain permitted security interests and future fixed changes on assets of the Company.

On January 26, 2021, the Ivy Loan Agreement was amended to allow for an additional lender, Mr. James Scott Medford, who was no longer, at that point, a member of the board, to join Ivy and lend an additional $100,000 bringing the Ivy Loan Amount to an aggregate amount of up to $1,600,000. On March 2, 2021, the Ivy Loan Agreement and the terms thereof were approved by the shareholders of the Company. The Loan Agreement was subsequently extended twice, as further detailed below, extending the maturity date to January 28, 2022.

On March 29, 2021, as part of the Company’s efforts to mitigate the losses caused by the COVID-19 pandemic and for other reasons, and pursuant to the Board’s determination, after reviewing the terms of the agreement, that it was in the best interest of the Company to sell the Company’s shares in OTI’s Polish subsidiary, ASEC S.A. (“ASEC”), the Company entered into an agreement for the sale of shares in ASEC, by and between the Company and Vector Software SP. Z O.O (“VS”), under which VS purchased from the Company 100% of the issued and outstanding share capital of ASEC for $3,000,000, of which approximately $2,100,000 was used to repay loans provided to ASEC by Polish banks, while the remainder was used to finance OTI’s continuing business.

In discussions conducted in February and March of 2021, OTI’s management presented the Board with cash-flow projections showing a need for additional funding to secure the quarterly cash-flow fluctuation and provide a buffer for the market uncertainty and litigation settlements. The idea of conducting a rights offering was brought up as a way of raising funds while allowing the Company’s existing shareholders to avoid dilution, offering them terms parallel to those of Ivy (i.e., setting a price per share equal to the conversion price per share of the Ivy Loan Amount under the Ivy Loan Agreement at the time of the rights offering). Following an extensive discussion on the terms of the proposed rights offering, the Board approved the conducting of the rights offering. Between April and May of 2021, the Company conducted a rights offering (the “Rights Offering”), pursuant to a prospectus dated April 20, 2021, under which the Company offered its shareholders the ability to exercise subscription rights and purchase, for every subscription right held by them as of April 14, 2021, one ordinary share of the Company, at a purchase price of $0.174 per share, before the expiration of the Rights Offering that took place on May 19, 2021. For the purpose of securing a full subscription, Ivy provided the Company with a commitment letter pursuant to which he committed to fully exercise his rights, while additionally requesting to exercise additional rights un-subscribed for, for up to approximately $2,825,000 in the aggregate, subject to the limitation that such holdings, including those of Ivy’s affiliates, will not exceed 45% or more of the Company’s issued and outstanding share capital following the conclusion of the Rights Offering. The Rights Offering was oversubscribed and generated $3,300,000 in gross proceeds to the Company, and the issuance of an aggregate of 18,965,517 ordinary shares at a price of $0.174 per share, out of which 10,896,304 were issued to Ivy and its affiliates, bringing Ivy and its affiliates to own 35.9% of the Company’s issued and outstanding share capital.

Starting on December 2, 2020, the Investment Bank engaged by the Company to assist the Company in identifying potential buyers to the Company. For that purpose, the Company established a data room, allowing interested parties bound by confidentiality and showing interest to review the Company. During that time, the Investment Bank, following the approval of Mr. Yehuda Holtzman, the former CEO of the Company, approached many potential buyers, anonymously (i.e., without exposing the Company), and examined the interest of such potential buyers to purchase the Company. Out of dozens of potential buyers approached by the Investment Bank, during March and April of 2021, 8 companies signed a non-disclosure agreement, allowing further discussions for such potential purchase.

On May 12, 2021, the Investment Bank presented a draft of one initial non-binding term-sheet to the Board, which was still under negotiations. The Investment Bank explained that the reason for having only one offer made was the fact that the market was slowing down in comparison to the previous quarter, while adding that buyers were looking for aggressive revenue growth. The Company received no other offers term sheets. As part of the discussions with the Board, the Investment Bank added that the Company could make efforts to demonstrate higher revenues, but this would require additional time.

On the Maturity Date of the Ivy Loan Agreement, Ivy had not yet converted the Ivy Loan Amount, which meant that, unless extended, the Company needed to repay the Ivy Loan Amount. Based on information provided to the Board by the Company’s management, the Board determined that the Company should continue to preserve its available cash. Furthermore, the management reported that efforts to find alternative financing options to refinance the Ivy Loan Amount under terms that are better than the terms of the Ivy Loan Agreement were not fruitful and no favorable alternative was found. Following the approval of the Board, and the agreement of Ivy, being the majority of the lenders, to exercise its option to extend the maturity date, the parties entered into a notice of exercise of option and agreement (the “Extension Agreement”), according to which the maturity date was extended until December 17, 2021.

On June 18, 2021, the Investment Bank updated the management that the party that provided the initial draft for a non-binding term-sheet had informed the Investment Bank that due to reasons such as pricing, path to profitability and a long path to the U.S. market, it decided not to move forward with the offer to acquire the Company.

On August 10, 2021, the Company entered into settlement agreements with two companies, Merwell Inc. (“Merwell”) and SuperCom Ltd. (“SuperCom”), with which the Company had been litigating since 2013. Such settlements were approved by the Board, which determined them to be in the best interest of the Company. Under the settlement with Merwell the Company paid an amount of NIS 5,700,000 (approximately $1,766,000) while under the settlement with SuperCom, SuperCom paid the Company an amount of NIS 5,128,000 (approximately $1,589,000), resulting in a net expense of a total of approximately $177,000 to the Company.

Through the years, the Company has been receiving loans BLL in various amounts of up to $4,000,000 on the Company’s accounts in BLL, composed of, at the relevant times of a credit line of up to $2,500,000 against invoices for products, a credit line of up to $1,000,000 against customer purchase orders and a credit line of up to $500,000 against invoices for SaaS (i.e., software as a service). As collateral for the various loans provided by BLL, BLL was granted with a first ranking charge over all of the Company’s assets and rights. BLL funding through the years was critical to the operation of the Company and was the primary mechanism for funding the manufacturing of committed orders.

Since the extension of the date of the repayment of the Ivy Loan Amount to December 17, 2021, the Company had been negotiating with Ivy to either convert the Ivy Loan Amount to equity or further extend the repayment date of the Ivy Loan Amount. Given the proximity to December 17, 2021, and based on the projected cash-flows, projected revenues and the Company’s cash balances presented for September 30, 2021, the Company stated that if the Ivy Loan Amount was to be repaid in December, and without further fund raising, it would have only sufficient funds to continue to operate its business until the end of the third quarter of 2022, however, the Company was unable to assure that the it will be able to continue its operations for a period of at least 12 months. This created a substantial doubt regarding the Company’s ability to continue as a going concern, which is why a note of going concern was added to the Company’s financial statements for the third quarter of 2021. The addition of the going concern note caused the Company additional difficulties as suppliers were more reluctant to either provide the Company with credit or allow it to defer certain payments, and insisted on immediate payments.

Following a long process and after approaching many companies, none of the pursued opportunities matured and no additional offer was made. On October 18, 2021, the Investment Bank provided the Company with a notice of termination of its engagement.

During November 2021, the Board attempted to obtain additional funding through various third parties while also reaching out to Ivy. After several discussions with Ivy, Ivy notified the Company that he would consider providing the Company with additional funding of up to $5,000,000. In later discussions and as part of the negotiations on the terms of such potential additional funding that took place during November of 2021, Ivy stated that such potential funding would be subject to the Company’s presentation of a financial plan demonstrating profitability in the near future. If none was provided, the Company was set to pay back the Loan Amount at the Maturity Date. A few meetings were conducted, including a face-to-face meeting conducted on November 7, 2021, with a Company management representative, a person working with Ivy, and Mr. Zvi Atlas, then a director nominee and Company’s counsel. In the meeting, the outline for an additional loan was provided and discussed, and it was agreed that the Company’s counsels will provide an initial draft based on the Ivy Loan Agreement.

On November 7, 2021, a meeting was conducted with BLL in which a management representative, Mr. Atlas and a person working with Ivy were present, for the purpose of increasing the factoring loans. During that meeting, the person working with Ivy provided background about Ivy to the bank and stated that Ivy was committed to the Company and had faith in its abilities. The person working with Ivy further told BLL that Ivy was in discussions with the Company on additional credit to be provided by Ivy.

On November 11, 2021, the Company presented the Board with the key terms of the potential loan to be provided by Ivy, and the Board designated Mr. Atlas, then a director nominee, to act as the Board’s representative to the negotiations.

On December 12, 2021, the management updated the Board with respect to the impacts of the going concern note on the Company’s cash-flow, as well as the reasonable possibility of recognizing materially lower revenues for the fourth quarter of 2021. The management stated that the Company’s needed to further increase its cash in order to support the 2022 operation plan. On December 16, 2021, the Company’s management stated based on the cash flow projections, that the Company would not be able to pay its employee’s salaries by January 9, 2022. During that time, the management was working on the 2022 budget while discussing with the Board the ability of the Company to defer certain payments.

On December 16, the Company and Ivy entered into an additional agreement to extend the Maturity Date of the Ivy Loan Agreement from December 17, 2021, to January 28, 2022.

On December 23, 2021, the Board convened and discussed all potential fund raising options, including an idea of conducting a PIPE transaction (if even available to OTI) that was brought up as a last resort, subject to Ivy’s agreement for waiver of his preemptive rights granted under the SPA, the possible engagement of a new financial advisor to assist in the Company’s attempts of raising certain debt funding (from which the Company was expecting a response about possible representation after his examination of materials provided to him with respect to the Company’s status and different obligations) and the attempts to locate other potential buyers, if any, of the Company, as part of its efforts to avoid insolvency. The Board discussed each of the fund raising options and each of their feasibility, considering the Company’s situation as well as the limitations imposed by the note of going concern and the agreements with Ivy (both the SPA and the Loan Agreement). The Board additionally discussed the possible inability of the Company to pay its employees their December salaries, and was also informed of the possible need to initiate insolvency procedures. By that time, Ivy remained undecided as to its willingness to provide an additional loan and did not provide comments to the draft loan agreement sent to his counsel on November 11, 2021. The possibility of conducting a PIPE transaction was further examined and the limitations to such fund raising efforts, such as Ivy’s preemptive rights and the need for a special approval of the shareholders in certain instances, was presented.

On December 26, 2021, Ms. Hardardottir informed the Board and the management that Ivy informed her that he did not intend to extend or renew the loan he provided under the Ivy Loan Agreement, and further asked to be advised as to the next steps to be taken by the Company. At that point, the Board instructed management to (i) examine Ivy’s willingness to allow the Company to pursue funding opportunities, bearing in mind the rights Ivy had under the SPA and the Ivy Loan Agreement, (ii) to assess, based on the Company’s cash-flow, how long the Company had to raise such additional funding, and (iii) convene the Board and weigh in the alternatives.

On December 27, 2021, Mr. Atlas, the newly appointed external director, provided Ms. Sandra B. Hardardottir, then the chairperson of the Board, his official letter of resignation from the Board, announcing his resignation with immediate effect.

On December 28, 2021, the Board reconvened. First, the Board was informed of Mr. Atlas’ resignation from the Board. Following her update with respect to Mr. Atlas’ resignation, Ms. Hardardottir, chairperson of the Board, also tendered her resignation from the Board, announcing that it would be taking effect immediately, and then she left the meeting. Mr. William C. Anderson was then appointed as chairman of the meeting. The management then provided the remaining members of the Board a review of the current financial status in the Company. The Board discussed, further to previous meetings and further to Ivy’s announcement, the Company’s ability to continue its operations while reviewing the cash-flow projection and understanding the Company’s ability to continue to operate. In addition, the Board discussed further the limitations and implications of initiating insolvency procedures and it was agreed that the management would exhaust any potential solution to avoid bankruptcy in any way.

On December 30, 2021, the Board was updated by the management as to the current financial and business situation and was further presented with the status of the Company’s fund raising efforts, which included:

●	a negative response from a potential financial advisor, who stated that he did not believe the Company would be able to raise funds through debt;

●	Ivy’s stance with respect to additional funding;

●	application to, and discussions with, two investment banks, which told the Company that they did not believe that the Company would be able to raise funds by selling its stock to investors, either by a public offering or a PIPE transaction;

●	approaching additional potential buyers of the Company; and

●	the idea of conducting a PIPE transaction.

In addition, the Board was presented with the possible legal routes under the Insolvency Law.

The Board agreed to present Ivy with the financial plan and examine a possible cooperation (whether by assisting the Company with a request for a credit line with BLL or approaching the Court to declare that the Company was unable to pay its debts, while filing for a stay-of-execution order, a certain relief offered to companies affected by the COVID-19 pandemic under the Insolvency Law). In addition, the Board resolved to continue pursuing the funding options presented to it and assessing the question of insolvency.

On December 30, 2021, after the conclusion of the Board meeting, Mr. Michael Shanahan, a director, tendered his resignation from the Board, with immediate effect. After Mr. Shanahan’s resignation, the Board was composed of three members – Mr. William C. Anderson, Mr. Leonid Berkovitch and Mr. Uri Arazy.

On January 4, 2022, the Board convened and the management informed the Board that BLL had rejected various payments to suppliers while further discussing the implications of such rejection. Further, the management informed the Board that the Company provided BLL with an update as to the Company’s financial situation. The management stated that it requested BLL to renew its credit line while stating that the Company is looking for additional funding. At that meeting, the management further recommended that the Board file for a stay of proceedings order under a special COVID route created as part of the Insolvency Law. The Board agreed to present Ivy with the budget that might be acceptable to him for the purpose of attempting to secure an additional loan. Furthermore, the Board determined that the Company is insolvent unless it obtains additional funding.

On January 5, 2022, the management updated the Board that BLL froze all of the Company’s bank accounts, such that no withdrawals could be made, including ones needed for the pre-payment for future productions, which further impaired the Company’s ability to recover from the financial difficulties. In addition, BLL converted the money that the Company then had in its USD account into NIS in order to offset the Company’s debt in its NIS account, which reduced the debt.

On January 6, 2022, the Company provided BLL with an update and presented them with the 2022 budget. BLL asked questions with respect to the possibility of the Company to secure an additional loan from Ivy. Later that day, Ivy announced that he would not be providing additional funding and BLL, in light of the refusal of Ivy to extend further funding to the Company, advised that it, as well, was unwilling to extend further credit.

On January 7, 2022, the Board determined that the Company was insolvent from a cash flow perspective and could not pay its debts when they became due. It determined further that the best course of action would be to commence insolvency proceedings with the court and to request the appointment of a trustee while the management will continue to work with the trustee to be appointed in order to try and implement a rehabilitation plan in accordance with the plan that was presented and approved by the Board.

On January 10, 2022, the Company filed a petition (the “Petition”) with the Israeli county court of Nazareth (the “Court”) in accordance with the Insolvency Law, seeking a court order to commence proceedings with respect to the Company, which will provide the Company with the court’s protection in accordance with the Insolvency Law. In addition, the Petition provided that the Company sought to obtain a court order to operate the Company for a period of thirty days under court protection in order to rehabilitate the Company, based on a 90-day plan provided by the Company showing how and when the Company would be able to reach a balanced cash-flow.

On January 12, 2022, the management conducted several meetings with seven potential buyers/investors, five of which were not interested in purchasing the Company. One showed interest in purchasing the Company; however, on the evening of January 12, 2022, after reviewing the materials provided to it, it informed the Company that it would not provide an offer and was no longer interested in purchasing the Company. Following a short communication between the Company and the Parent made as part of the Company’s efforts to locate a purchaser as a last resort from insolvency, the management informed the Board of a non-binding offer from the Parent for the purchase of the Company and the provision of a loan, and it was suggested to amend the court application such that the order to commence proceedings shall be postponed by approximately two weeks, while appointing a temporary trustee, for the purpose of entering into a transaction with the Parent. For the purpose of approaching the Court, the Parent provided the Company with an email to be presented to the Court stating that it was willing to purchase 100% of the Company’s shares, “as-is”, for a total amount of $10,000,000, to be split between payment of debts and the remainder paid to the shareholders. The Parent further stated in the email that it was willing to move fast and inject the Company with at least $3,000,000 to cover short term debts that were due, while noting that such amount would be deducted from the $10,000,000 offered.

On January 13, 2022, a Court hearing took place in which the Company presented the Parent’s offer to the Court, following which the Court deferred any further action or order in connection with the petitions filed in order for the Company to conclude negotiations with the Parent.

Between January 14, 2022 and January 18, 2022, the Company and Parent negotiated the terms of a binding term sheet for the purchase of the Company.

On January 18, 2022, at 9:30 AM (EST), which was 4:30 PM (Israel time), the Board met and discussed the binding term sheet negotiated with the Parent (the “Term Sheet”). The Board and the management agreed to conduct further negotiations, while the Board appointed Mr. Anderson to take part in the negotiations and represent the Board.

Between two Board meetings conducted on January 18, 2022, Mr. Anderson conducted a call with the Parent negotiating the terms of the Term Sheet. On the call, Mr. Anderson expressed to the Parent what the management’s and Board’s concerns were, and what they thought the gap was between their perception of the Company’s value in comparison to the offered purchase price. The Parent responded that the total $10,000,000 purchase price, which also included the amount to be used to cover the Company’s debts, was the price approved by the Parent’s board of directors, while also noting the risk in making such acquisition considering its inability to conduct full due-diligence. The Parent rejected all of the proposed revisions to the Term Sheet.

On a second meeting conducted that day at 3:45 PM (EST), which was 10:45 PM (Israel time), after Mr. Anderson advised the Board of the negotiations he had with the Parent, the Board closely considered the alternatives that the Company had, which only included the insolvency procedures or the Parent’s offer, and taking into account the interests of the Company, its shareholders and its creditors, the Board resolved that the transaction contemplated by the Term Sheet is in the best interest of the Company and its shareholders, and approved it to be executed. Furthermore, the Board resolved to withdraw the Petition filed with the Court.

On that same day, Ivy’s legal counsel informed the Parent’s legal counsel, Hertzog, Fox & Neeman (“HFN”), that Mr. Ivy agreed to comply with the “Exclusivity & Stand-Still” provisions of the Term Sheet. In addition, Ivy’s legal counsel confirmed that, provided that repayment of the secured loans was made in full in accordance with the Term Sheet, the Jerry L. Ivy, Jr. Descendants’ Trust would agree: (i) not to exercise its pre-emptive rights with respect to all the transactions described in the Term Sheet; and (ii) to vote in favor of the proposed merger (as described in the Term Sheet). HFN confirmed that (i) the exemption from liability set forth in the Term Sheet for officers and directors provided by the Parent shall also apply to Ivy; and (ii) per Ivy’s request, the Parent would agree to conduct good faith negotiations as to the possible purchase by Ivy of OTI PetroSmart (Pty) Ltd. (“PetroSmart”), a subsidiary of OTI.

On January 19, 2022, the Company signed the Term Sheet with the Parent. The Term Sheet provided that the Company and the Parent shall enter into a two-step transaction relating to (i) the Parent extending a senior secured convertible loan to the Company; and (ii) the Merger. Under the Term Sheet, the Company and the Parent agreed to make all reasonably commercial efforts to enter into a definitive merger agreement within 21 days after the entry into the Merger Loan Agreement (as defined below), and to complete the Merger by May 2, 2022. The consideration payable to the Company’s shareholders under the Merger Agreement would equal to an aggregate amount of $4,500,000. If the Merger Agreement would not be put to the vote of the shareholders of the Company by May 5, 2022 or not approved by the shareholders by May 31, 2022, for a reason not directly and exclusively related to the Parent, than (a) the Parent would have the right to either demand the immediate repayment of the Merger Loan Amount, or convert it into Company’s equity at a conversion price equal to the Merger Loan Amount, divided by the lowest market share price during the seven trading days prior to the date of the Merger Loan Agreement, but in no event more than $0.145 per share (the “Conversion Rate”), (b) if the Parent elected not to demand the immediate repayment or conversion, the interest on the Merger Loan Amount would be increased to an annual rate of 16%, and (c) the Company would pay the Parent, upon demand by the Parent, an amount of $1,500,000 (i.e., the break-up fee). Furthermore, pursuant to the Term Sheet, during the period commencing on the extension of the Merger Loan Amount, and until the completion of the Merger, the Company agreed to perform its business in the ordinary course, and not to operate outside the ordinary course of business without the prior written consent of the Parent. In addition, pursuant to the Term Sheet, the Parent agreed to use its commercially reasonable efforts to guarantee the Company a credit line in an amount of up to $2,000,000.

On that same day, the Company presented the Court with the Term Sheet, showing that there was a binding agreement with respect to the purchase of the Company. The Court ordered the dismissal of the proceedings initiated by the Petition.

On January 27, 2022, the Company and the Parent entered into a senior secured convertible loan agreement (the “Merger Loan Agreement”) under which the Parent extended a loan to the Company in the amount of $5,500,000 (the “Merger Loan Amount”), of which approximately $173,000 was used to pay the Company’s employees their December salaries and was paid directly by the Parent before the entry into the Merger Loan Agreement. The Parent and Company agreed that the Merger Loan Amount, which will be used to pay in full the Company’s existing debts to its secured creditors and other current liabilities, is subject to 10% interest per year and it matures on the second anniversary of the closing of the Merger Loan Agreement. The parties further agreed that the Merger Loan Amount shall be secured with a registered floating charge over the Company’s assets. In addition, the Parent may extend additional loans to the Company, which amounts would be added to the Merger Loan Amount. The Merger Loan Agreement further stated that the Parent has the right to convert the Merger Loan Amount after the earlier to occur: (i) an Event of Default (as defined therein), or (ii) the completion of the Merger Agreement, and prior to the repayment in full of the Merger Loan Amount, into ordinary shares of the Company, at a price per ordinary share equal to $0.043 (the “Conversion”). The Company agreed to convene a shareholders meeting as needed, to effect the Conversion. Until the repayment of the Merger Loan Amount or conversion thereof, the Company agreed not to issue to any third party any shares, options, warrants, or any other instrument convertible into ordinary shares, without the prior written consent of the Parent. Upon the occurrence of an Event of Default, at the election of the Parent: (i) the Merger Loan Amount shall become immediately due and payable; and (ii) the interest on the Merger Loan Amount shall be increased to an annual rate of 16%. For further detail of the Merger Agreement and the terms thereof see “The Merger Agreement” starting on page 48 to this Proxy Statement.

On January 31, 2022, the Parent advised the Company that it paid directly all amounts due under the Ivy Loan Agreement. Accordingly, the Ivy Loan Agreement and the associated debenture have been satisfied in full and have been terminated.

On February 7, 2022, an initial draft of the Merger Agreement by and among the Parent, the Merger Sub and the Company was provided by HFN, to the Company and the Company’s legal counsels, Gornitzky & Co. (“GNY”) and Sullivan & Worcester LLP.

As provided for under the Term Sheet, on February 9, 2022, the Parent provided a guarantee to one of the Company’s suppliers, allowing the Company to continue to purchase components from such supplier.

On February 14, 2022, Ivy’s legal counsel informed HFN that, in connection with the agreements made on January 18, 2022, Ivy will not initiate negotiations as to, and is not interested to explore, the possible purchase by Ivy of PetroSmart.

During February and March of 2022, the Company negotiated with the Parent the terms of the Merger Agreement, specifically with respect to the representations and warranties made, the terms of directors and officers indemnifications and other covenants relating to the technical performance of the Merger. In addition, during the same period, the Parent negotiated with Ivy the voting and support agreement.

On March 17, 2022, the Merger Agreement was signed by the Parent, the Merger Sub and the Company, and on the same day, a voting and support agreement was signed by the Parent and Ivy.

Reasons for Approval of the Merger; Recommendation of the Board of Directors

Recommendation of the Board

The Board unanimously recommends that you vote FOR the proposal to approve the Merger Proposal including the Merger Agreement, the Merger, the Merger Consideration, and all other transactions and arrangements contemplated under the Merger Agreement, including, without limitation, the purchase of the Company of run-off directors’ and officers’ liability insurance for a period of six (6) years following the effective time of the Merger for the Company’s current directors and officers, as required under the Merger Agreement.

Reasons for the Merger

In its evaluation of the Merger Agreement and the Merger, the Board consulted with the Company’s management and its outside legal counsel, and assessed various matters relevant to its decision, primarily the technical insolvency situation the Company experienced. In reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and to recommend that the Company’s shareholders approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Board considered a variety of factors, including those described below.

●	Status of insolvency. The Company filed the Petition with the Court on January 10, 2022, and, after being granted an extension prior to the Court’s ruling on the matter, the Company was scheduled to have an additional hearing on January 19, 2022. The Board considered the urgency and its need to act fast in order to avoid an official commencement of insolvency proceedings.

●	Merger Consideration Payable in Cash. The Board considered that the Merger Consideration to be received by the Company’s shareholders will consist entirely of cash, also considering that there was no financing contingency for the Parent to obtain the cash, which provides liquidity and certainty of value to shareholders.

●	Payment of Debts and Employees’ Salaries. The Board considered the urgency in the settlement of certain debts to its suppliers due to the Company’s inability to continue to operate its business without the provision of certain products. In addition, the Board considered the urgency in the payment of employees’ salaries taking into account the situation in the market which offers employees better employment opportunities and the importance of retaining the Company’s employees.

●	Company’s obligations to Creditors. The Board considered the Company’s financial situation and whether entering into the Merger Agreement would cause the Company to be unable meet its obligations towards creditors, as required under Section 315 of the Companies Law, and determined that the is no such reasonable risk.

●	Process Conducted. The Board considered the process it had conducted to assess the interest of potential investors in the Company or bidders in acquiring the Company, the fact that the management and the Board contacted several potential parties and that the Parent’s offer was the only offer made to acquire the Company.

●	The Prospects of the Company; Risks Relating to Remaining a Stand-Alone Company. The Board assessed the Company’s prospects, the risks if the Company was to proceed with the court proceedings and the potential results of operating the Company under the Court’s supervision. The Board further considered the substantial additional funding that would be needed by the Company to fund its operations and be freed from the supervision of the Court, as well as the fact that such funding may not be available to the Company on attractive terms, or at all, at various times in the future, especially considering the fact that none was available apart from the Parent’s offer.

●	Value. The Board believed that the Merger Consideration of $4,500,000 in the aggregate represents full and fair value for the ordinary shares, taking into account the Board familiarity with the Company’s business strategy, assets and prospects, and the certainty of the Merger Consideration, payable in cash, as compared to projected financial results and associated risks.

●	Agreement of Ivy for the Support of the Merger. The Board also took into consideration the fact that Ivy, as the controlling shareholder in the Company, agreed to support the Merger as contemplated by the Merger Agreement.

●	Terms of the Merger Agreement. The Board considered several important terms of the Merger Agreement when determining that the Merger Agreement is fair to, and in the best interests of, the Company and its shareholders.

°	Conditions to Consummation of the Merger; Likelihood of Closing: The Board considered that the Merger would likely be consummated as a result of (i) the financial ability and willingness of the Parent to consummate the Merger, as shown by the provision of the Merger Loan Amount and guarantees by the Parent, (ii) the Merger not being subject to any financing conditions and (iii) the reasonable and customary nature of the other conditions to the Merger.

°	Ability to Respond to Certain Unsolicited Acquisition Proposals: The Merger Agreement permits the Board to participate in discussions or negotiations with any third party that has made an unsolicited acquisition proposal if the Board determines, in good faith that such proposal is a Superior Proposal (as defined below) or is reasonably likely to lead to a Superior Proposal, and that the failure to engage in such discussions or negotiations would be reasonably likely to be inconsistent with its fiduciary duties under Israeli law, subject to certain additional requirements.

°	Change of Recommendation: The Board has the ability, under certain circumstances (relating to the receipt of a Superior Proposal), to withdraw or change its recommendation in favor of the Merger, if the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under Israeli law, subject to certain additional requirements.

°	Termination Right: Prior to the effective time of the Merger, the Board may terminate the Merger Agreement to accept a Superior Proposal if, among other requirements, (i) the Board has received an unsolicited Superior Proposal, and (ii) simultaneously with the termination of the Merger Agreement, pays the Parent a termination fee of $1,500,000, which the Board believed was reasonable.

The Board also considered a variety of uncertainties, risks and other potentially negative factors in its deliberations concerning the Merger and the transactions contemplated by the Merger Agreement, including those described below.

●	No Shareholder Participation in Future Growth or Earnings. The nature of the Merger as a cash transaction means that the Company’s shareholders will not participate in the future earnings or growth of the Company and will not benefit from any appreciation in value of the combined company or any potential future benefit from the Company’s research and products in development. There is a possibility that, without the Merger, the value of the ordinary shares might increase in the future to a value in excess of the Merger Consideration.

●	Risks Associated with the Current Board Composition. Considering the Board’s incomplete composition and its non-compliance with the requirement of the Companies Law (see “Risk Factors-No Board and Functioning Committees as Mandated Under the Israeli Companies Law” starting on page 10), there is a possibility that, if applicable, the Board would not be able to obtain certain committee approvals.

●	Risks Associated with not having the involvement of an Investment Bank. The Board took into consideration the fact that due to the nature of the transaction contemplated by the Merger Agreement and due to the Company’s situation going into the Merger Agreement, no investment bank was involved in the validation of the valuation of the Company.

●	Risk Associated with Failure to Complete the Merger. The Board considered the possibility that the Merger might not be consummated and the fact that, if the Merger is not consummated, (i) the Company’s directors, senior management and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the transaction, (ii) the Company will have incurred significant transaction costs, (iii) the Company’s continuing business relationships with business partners and employees may be adversely affected, (iv) the trading price of the ordinary shares could be adversely affected, (v) the Company will be required to repay the loan provided by the Parent, (vi) the Company will be required to repay a loan provided by U-Bank backed by a guarantee provided by the Parent and (vii) the market’s perceptions of the Company’s prospects could be adversely affected.

●	Interim Restrictions on Business Pending the Completion of the Merger. The Board considered the restrictions on the conduct of the Company’s business due to pre-closing covenants in the Merger Agreement, whereby the Company agreed that it will carry on its business in the ordinary course consistent with past practice in all material respects and will not take a number of actions related to the conduct of its business without the prior written consent of the Parent (in each case subject to specified exceptions), which may have an adverse effect on the Company’s ability to respond to changing market and business conditions in a timely manner or at all and to execute its strategic plans.

●	No Solicitation and Termination Fee. Subject to certain exceptions, the Merger Agreement precludes the Company from soliciting alternative Takeover Proposals (as defined below) and requires the Company to pay the Parent a termination fee of $1,500,000 if the Merger Agreement is terminated by the Company to accept a Superior Proposal. These factors might have the effect of discouraging other parties from proposing an alternative transaction that might be more advantageous to our shareholders than the Merger.

●	Potential Differing Interests. The Board recognized that certain of the Company’s officers and directors may have interests in the transactions contemplated by the Merger Agreement that may be perceived as different from, or in addition to, those of the Company’s other shareholders. See “Interests of Certain of OTI’s Executive Officers and Directors in the Merger.”

The foregoing discussion of the information and factors considered by the Board is intended to be illustrative and not exhaustive, but includes the material reasons and factors considered by the Board in reaching its conclusions and recommendation in relation to the Merger and the Merger Agreement and the transactions proposed thereby. In view of the wide variety of reasons and factors considered and the complexity of these matters, the Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specified factors considered in reaching its determinations or the reasons for such determinations. Individual directors may have given differing weights to different factors or may have had different reasons for their ultimate determination. In addition, the Board did not reach any specific conclusion with respect to any of the factors or reasons considered. Instead, the Board conducted an overall analysis of the factors and reasons described above and unanimously determined in its business judgment that, in the aggregate, the potential benefits of the Merger to the shareholders of the Company outweighed the risks or potential negative consequences.

Interests of Certain of OTI’s Executive Officers and Directors in the Merger

When considering the recommendation of our Board, you should be aware that members of our Board and our executive officers have interests in the Merger other than their interests as OTI’s shareholders generally, pursuant to agreements between such directors and executive officers and us including:

●	the accelerated vesting of restricted shares;

●	payment of additional cash compensation to certain executive officers, 50% of which is payable upon the closing of the Merger while an additional 50% shall be payable, subject to the completion of certain conditions, upon the lapse of a 12 months period following the closing of the Merger; and

●	the continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation to the current directors and officers.

These interests may be perceived as different from, or in conflict with, your interests as OTI’s shareholders.

Unvested Equity Awards

As a result of the Merger, [●] unvested restricted shares held by the Company’s employees and directors, as of [●], 2022, will be accelerated and shall be participated in the Merger, without any increase to the Merger Consideration and have an aggregate value of $[●].

Cash Compensation

As a result of the Merger, Mr. Amir Eilam, the Company’s Chief Executive Officer, will be entitled to an amount of NIS 192,500 (the “CEO Retention”), 50% of which shall be payable upon the closing of the Merger, while the remaining 50% shall be paid to him upon the lapse of a 12 month period following the closing of the Merger, unless he has resigned from his position in the Surviving Corporation, or his employment by the Surviving Corporation is terminated (other than due to re-structuring or workforce contingency reasons), in which case he will no longer be eligible to receive the remaining 50% of the CEO Retention.

As a result of the Merger, Mr. Assaf Cohen, the Company’s Chief Financial Officer, shall be entitled to an amount of NIS 157,500 (the “CFO Retention”), 50% of which shall be payable upon the closing of the Merger, while the remaining 50% shall be paid to him upon the lapse of a 12 month period following the closing of the Merger, unless he has resigned from his position in the Surviving Corporation, or his employment by the Surviving Corporation is terminated (other than due to re-structuring or workforce contingency reasons), in which case he will no longer be eligible to receive the remaining 50% of the CFO Retention.

The members of our Board were aware of these interests, and considered them, when they approved the Merger Agreement.

No Appraisal Rights

Under Israeli law, holders of ordinary shares are not entitled to statutory appraisal rights in connection with the Merger.

Effects of the Merger on Our Ordinary Shares

Assuming the completion of the Merger as contemplated by the Merger Agreement, and further assuming no exercise of options held by employees of the Company, at the Effective Time, each outstanding ordinary share (other than ordinary shares owned by the Parent or the Company, or by any direct or indirect wholly owned subsidiary of the Parent or the Company) will be converted into the right to receive the $4,500,000 in cash, in the aggregate, without interest and less any applicable withholding taxes.

Effects of the Merger on Outstanding Equity Awards

As a result of the Merger, the treatment of options and restricted shares that are outstanding immediately prior to the Effective Time will be as follows:

Options

To the extent not exercised prior to the Effective Time, each vested and unvested option will be terminated for no cost, without receiving consent from holders of such options.

Restricted Shares

Each vested and unvested restricted share will be accelerated and shall be participated in the Merger, without any increase to the Merger Consideration.

De-quotation and De-registration of OTI’s Ordinary Shares

If the Merger is completed, our ordinary shares will cease to be quoted in, and will no longer be traded on, the OTC Markets and will be deregistered under the Exchange Act. As such, we would no longer be required to file periodic reports with the SEC.

Procedures for Receiving the Merger Consideration

After the completion of the Merger, the Paying Agent will provide instructions to each holder of record of ordinary shares of OTI that will explain how to surrender share certificates and book-entry shares. Each shareholder will receive cash for his, her or its shares from the Paying Agent after complying with these instructions. If your ordinary shares are held in “street name” by your bank, broker or other nominee, you will receive instructions from your bank, broker or other nominee as to how to effect the surrender of the “street name” shares and receive cash for those shares. YOU SHOULD NOT FORWARD YOUR SHARE CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR SHARE CERTIFICATES WITH THE ENCLOSED PROXY.

For further information, see “The Merger Agreement-Exchange and Payment Procedures” beginning on page 49 of this Proxy Statement.

Material U.S. Federal and Israeli Income Tax Consequences

Tax matters are very complicated, and the tax consequences of the Merger Consideration being made in connection with the Merger to you will depend on your particular situation. You are encouraged to consult your own tax advisor regarding the specific tax consequences of the Merger Consideration and the Merger to you, including tax return reporting requirements, the applicability of federal, state, local and non-U.S. tax laws and the effect of any proposed changes in the tax laws. This discussion is not intended to be a complete analysis or description of all potential tax consequences of the Merger Consideration and the Merger.

Material U.S. Federal Income Tax Consequences

General

The following is a general discussion of the material U.S. federal income tax considerations of the Merger to U.S. Holders (as defined below) of ordinary shares who receive cash in exchange for their ordinary shares in the Merger. The following discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to a U.S. Holder.

This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, final, temporary and proposed U.S. Treasury Regulations, judicial opinions, and published positions of the Internal Revenue Service, all as in effect on the date hereof and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder as a result of the Merger or as a result of the ownership and disposition of ordinary shares. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular U.S. Holders nor does it take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any U.S. state or local tax laws. U.S. Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.

We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed herein or that any position taken by the IRS would not be sustained.

The following discussion applies to you only if you are a U.S. Holder and you hold your ordinary shares as capital assets for U.S. federal income tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules under the U.S. federal income tax laws, including, without limitation:

●	a non-U.S. Holder;

●	a dealer in securities or currencies;

●	a trader in securities that elects to use a mark-to-market method of accounting;

●	a bank or other financial institution;

●	an underwriter or insurance company;

●	a regulated investment company;

●	a real estate investment trust;

●	a controlled foreign corporation;

●	persons who acquire shares as compensation for services;

●	partnerships or other pass-through entities, and investors in such entities;

●	a tax-exempt organization;

●	a U.S. holder whose functional currency for tax purposes is not the U.S. dollar;

●	a person who owns or is deemed to own 10% or more of our voting shares; or

●	a U.S. expatriate.

If a partnership or other pass-through entity is a beneficial owner of ordinary shares, the U.S. federal income tax treatment of a partner in the partnership or pass-through entity generally will depend upon the status of the partner and the activities of the partnership or pass-through entity. Partnerships or other pass-through entities that are beneficial owners of ordinary shares, and partners in such partnerships or pass-through entities, are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of the Merger.

As used herein, the term “U.S. Holder” means a beneficial owner of ordinary shares that does not own directly, constructively or by attribution 10% or more of ordinary shares and is, for U.S. federal income tax purposes:

●	a citizen or resident individual of the U.S.;

●	a domestic corporation;

●	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust (a) if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

This section does not consider the specific facts and circumstances that may be relevant to a particular U.S. Holder, nor the income tax treatment to a U.S. Holder under the laws of any state, local or non-U.S. (other than as described below in “Material Israeli Tax Consequences”) jurisdictions.

Please consult your own tax advisor concerning the consequences of the receipt of cash for your ordinary shares in the Merger based upon your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or certain foreign taxing jurisdictions.

The Merger

Subject to the discussion in the following paragraph, a U.S. Holder generally will recognize gain or loss on the exchange of ordinary shares for cash pursuant to the Merger in an amount equal to the difference between the cash received in the Merger and such U.S. Holder’s adjusted tax basis in such shares. Any gain or loss recognized by a U.S. Holder on a taxable disposition of ordinary shares generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period in such shares exceeds one (1) year at the time of the Merger. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations.

OTI believes that it is not and never has been a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes, but this conclusion is a factual determination with which the IRS may not agree. With certain exceptions, ordinary shares would be treated as stock in a PFIC with respect to a U.S. Holder if OTI were a PFIC at any time during the U.S. Holder’s holding period in ordinary shares. If a U.S. Holder were to be treated as having disposed of stock in a PFIC, the gain realized by the U.S. Holder in the Merger would in general not be treated as capital gain. Instead, such gain will generally be treated as ordinary income and the U.S. Holder would be treated as if it had realized such gain ratably over the U.S. Holder’s holding period for ordinary shares and would generally be taxed at the highest tax rate in effect for each such year to which the gain was allocated, together with an interest charge in respect of the tax deemed attributable to each such year. U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to their investment in ordinary shares and the Merger.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to the proceeds received pursuant to the Merger, other than with respect to U.S. Holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent or the U.S. Holder’s broker) or is otherwise subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Material Israeli Tax Consequences

Certain Israeli Tax Considerations

The following is a summary discussion of certain Israeli income tax considerations in connection with the Merger. The following summary is included for general information purposes only, is based upon current Israeli tax law and should not be conceived as tax advice to any particular holder of ordinary shares. No assurance can be given that the analysis made and the views contained in this summary as well as the classification of the transaction for Israeli tax purposes as set forth below will be upheld by the tax authorities, nor that new or future legislation, regulations or interpretations will not significantly change the tax considerations described below, and any such change may apply retroactively. This summary does not discuss all material aspects of Israeli tax consequences that may apply to particular holders of ordinary shares in light of their particular circumstances, such as investors subject to special tax rules or other investors referred to below.

HOLDERS OF ORDINARY SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR ISRAELI TAX CONSEQUENCES OF THE MERGER APPLICABLE TO THEM.

Sale of Ordinary Shares

In general, under the Israeli Income Tax Ordinance (New Version), 5721-1961 and the rules and regulations promulgated thereunder, which we also refer to as the Tax Ordinance, the disposition of shares of an Israeli resident company is deemed to be a sale of capital assets, unless such shares are held for the purpose of trading. The Tax Ordinance generally imposes a capital gains tax on the sale of capital assets by an Israeli resident, and on the sale of such assets by a non-Israel resident if those assets are either (i) located in Israel, (ii) are shares or a right to a share in an Israeli resident corporation, or (iii) represent, directly or indirectly, rights to assets located in Israel, unless a specific exemption is available under Israeli law or unless a double taxation prevention treaty between Israel and the seller’s country of residence provides otherwise (subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for an exemption).

The Tax Ordinance distinguishes between ‘Real Capital Gain’ and ‘Inflationary Surplus’. The Inflationary Surplus is the portion of the total capital gain, which is equivalent to the increase of the relevant asset’s purchase price which is attributable to the increase in the Israeli consumer price index or, in certain circumstances, a foreign currency exchange rate, between the date of purchase and the date of sale. The Real Capital Gain is the excess of the total capital gain over the Inflationary Surplus.

Under the Tax Ordinance, the tax rate applicable to the Real Capital Gain derived after January 1, 2012 from the disposition of Ordinary Shares in the Merger is generally 25% for individuals, unless such an individual shareholder claims a deduction for financing expenses in connection with such shares, in which case the gain will generally be taxed at a rate of 30% (Real Capital Gains which derived before January 1, 2003 is subject to marginal tax rate. Real Capital Gains derived from January 1, 2003 until January 1, 2012 is subject to a 20% tax rate (for shareholders which are not Significant Shareholders) or 25% tax rate (for Significant Shareholders)). Additionally, if such shareholder is considered a “Significant Shareholder” at any time during the 12-month period preceding such disposition, i.e., such shareholder holds directly or indirectly, alone or together with such shareholder’s relative or another person who collaborates with such shareholder on a permanent basis, at least 10% of any means of control in our company, the tax rate will be 30%. However, the foregoing tax rates will not apply to: (a) individual shareholder dealing in securities or to individual shareholder to whom such income is otherwise taxable as ordinary business income (such individual shareholders are taxed at their marginal tax rates applicable to business income); or (b) shareholders who acquired their shares prior to January 1, 2003. The Inflationary Surplus is generally exempt from tax.

Individuals who are subject to tax in Israel (whether any such individual is an Israeli resident or non-Israeli resident) are also subject to an additional tax at the rate of 3% on annual taxable income exceeding NIS 663,240 in 2022 which amount is linked to the annual change in the Israeli consumer price index, including, but not limited to, dividends, interest and capital gain.

Companies are subject to the ordinary corporate tax rate (23% for the 2022 tax year) on capital gains derived from the disposition of ordinary shares.

According to the Tax Ordinance, upon a sale of an asset, the seller (Israeli resident or non-Israeli resident) is required to file a capital gain report to the ITA within 30 days.

Notwithstanding the foregoing, according to the Tax Ordinance, a non-Israel resident for tax purposes (whether an individual or a corporation), is generally exempt from Israeli capital gains tax on the sale of securities of an Israeli resident company, provided certain conditions (which may vary depending on the date the shares were purchased) are met (including that the capital gain is not realized through a permanent establishment that the non-Israeli resident shareholder maintains in Israel). However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents (i) have a controlling interest of more than 25% in such non-Israeli corporation or (ii) are the beneficiaries of or are entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. These provisions dealing with capital gain are not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be business income.

In addition, the sale of securities of an Israeli resident company by a non-Israeli resident may be exempt from Israeli capital gain tax (or subject to tax at a reduced rate) under the provisions of an applicable tax treaty between Israel and the seller’s country of residence (subject to the receipt of a valid certificate or ruling from the Israel Tax Authority allowing for an exemption or a reduced tax rate). Under the United States-Israel Income Tax Treaty (the “US-Israel Tax Treaty”), the sale, exchange or disposition of our shares by a shareholder who is a United States resident (for purposes of the US-Israel Tax Treaty) holding the shares as a capital asset is generally exempt from Israeli capital gains tax unless either (i) the shareholder holds, directly or indirectly, shares representing 10% or more of our voting capital during any part of the 12-month period preceding such sale, exchange or disposition, subject to specified conditions, (ii) the capital gains arising from such sale may be attributable to a permanent establishment of such shareholder located in Israel, (iii) the seller, being an individual, is present in Israel for a period or periods aggregating to 183 days or more during the taxable year, (iv) the capital gains arising from such sale, exchange or disposition is attributed to real estate located in Israel, or (v) the capital gains arising from such sale, exchange or disposition is attributed to royalties. In either case, the sale, exchange or disposition of the shares would be subject to Israeli tax, to the extent applicable; however, under the US-Israel Tax Treaty, the US resident would be permitted to claim a credit for the tax against the U.S. federal income tax imposed with respect to the sale, exchange or disposition, subject to the limitations in U.S. laws applicable to foreign tax credits. Other countries are party to tax treaties with Israel that, subject to the provisions of those treaties, may exempt a non-Israeli resident shareholder from Israeli tax. You are urged to consult with your own tax advisor regarding the applicability of these tax treaties to you and your receipt of Merger Consideration. Holders should be aware that even in cases where a tax treaty does not provide for an exemption, the Tax Ordinance may provide an exemption as detailed above.

Israeli Tax Withholding

Whether or not a particular shareholder is actually subject to Israeli capital gains tax in connection with the Merger, absent receipt by OTI of a tax ruling from the Israel Tax Authority prior to closing of the Merger, all of our shareholders will be subject to Israeli tax withholding at the rate of 25% (for individuals) and 23% (for corporations) on the gross Merger Consideration (unless the shareholder requests and obtains an individual certificate of exemption or a reduced tax rate from the Israel Tax Authority, as described below), and Parent (or an exchange agent acting on behalf of Parent) will withhold and deduct from the Merger Consideration an amount equal to 25% (for individuals), and 23% (for corporations) or such other reduced tax rate as stipulated in the certificate obtained, as applicable, of the gross Merger Consideration received by such shareholder.

The Merger Agreement generally requires that the Company, prior to closing, request a tax pre-ruling from the ITA with respect to, among other things, the Company, the Parent, and the paying agent and their respective paying agents’ withholding obligations relating to the consideration to be paid to non-Israeli residents (including U.S. Holders) and to Israeli residents for the Company’s ordinary shares (other than shares granted pursuant to Section 102 of the Tax Ordinance). The pre-ruling application requests that, among other things, the ITA rule that either (1) the Company, the Parent and paying agent, and their respective agents, are exempt from any obligation to withhold Israeli taxes from any consideration payable or otherwise deliverable to such holders pursuant to the Merger Agreement or clarifies that no such obligation exists, or (2) clearly instructs the Company, the Parent paying agent, and their respective agents, on how such withholding is to be executed, and in particular, with respect to the classes or categories of holders of the Company Ordinary Shares from which tax is to be withheld (if any), the rate or rates of withholding to be applied and how to identify any non−Israeli residents for the purposes of the withholding obligations under the pre-ruling. There is no assurance that such pre-ruling will be obtained before the closing or at all, and if obtained, what will be its terms and conditions.

Subject to the specific terms of the tax pre-ruling (if obtained), the determination of whether a person is deemed a “resident of Israel” for Israeli tax purposes may be based on a Declaration of Status form (which may require shareholders to provide certain supporting documentation) to be completed by each shareholder. If so required by the tax pre-ruling, a form of such Declaration of Status shall be made available to shareholders.

Regardless of whether we obtain the tax pre-ruling from the ITA, any holder of ordinary shares who believes that it is entitled to such an exemption (or a reduced tax rate) may separately apply to the ITA to obtain a certificate of exemption from withholding or an individual tax ruling providing an exemption from withholding or withholding at a reduced rate, and submit such certificate of exemption or ruling to the exchange agent at least three (3) business days prior to the date that is 180 days following the Closing Date (or such longer period as may be provided by Parent or the Surviving Company). If Parent or the exchange agent receive a valid exemption certificate or tax ruling (in form and substance reasonably satisfactory to Parent and the Exchange Agent) at least three (3) business days prior to the date that is 180 days following the Closing Date, then the withholding (if any) of any Israeli taxes from the consideration payable shall be made only in accordance with the provisions of such Israeli tax certificate or tax ruling.

The Israeli tax pre-ruling described above may not be obtained or may contain such provisions, terms and conditions as the ITA may prescribe, which may be different from those detailed above. Certain categories of shareholders, such as holders of 5% or more of the outstanding ordinary shares of the Company, are expected to be excluded from the scope of any eventual ruling granted by the ITA, and the final determination of the type of holders of ordinary shares who will be included in such categories will be based on the outcome of the discussions with the ITA. If Parent or the exchange agent deducts any amount from the Merger Consideration payable to you in respect of Israeli withholding tax obligations, you should consult your tax advisor concerning the possibility of obtaining a refund from the ITA of any such withheld amounts.

Shares Issued as Compensation for Employment or Service

Shareholders who received or acquired their ordinary shares under one or more of our incentive plans, or otherwise as compensation for employment or services provided to our company or any of its affiliates, may be subject to different tax treatment and/or rates. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, ANY SUCH HOLDERS OF ORDINARY SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE ISRAELI TAX CONSEQUENCES APPLICABLE TO THEM.

Tax Considerations in Other Jurisdictions

Depending on the country in which a Company shareholder is resident, the Merger may be a taxable event to such shareholder under such country’s tax laws. We encourage all shareholders to consult their tax advisors regarding the applicable tax considerations of the Merger.

Regulatory Matters

Israeli Companies Registrar

Under the Companies Law, we and Merger Sub may not complete the Merger without first making the following filings and notifications to the Israeli Companies Registrar:

●	Merger Proposal. We and Merger Sub are required each to file with the Israeli Companies Registrar a “merger proposal” setting forth specified details with respect to the Merger, within three days of calling the respective shareholders’ meeting to approve the Merger. Merger Sub filed the required merger proposals with the Israeli Companies Registrar on [●], 2022. We filed the required merger proposals with the Israeli Companies Registrar on [●], 2022. Under the Companies Law, at least 50 days must pass from the date of the filing of the merger proposal by both merging companies with the Israeli Companies Registrar before the Merger can become effective.

●	Notice to Creditors. In addition, each of us and Merger Sub is required to notify its creditors of the proposed Merger. Pursuant to the Companies Law, a copy of the merger proposal must be sent to the secured creditors of each company within three days after the merger proposal is filed with the Israeli Companies Registrar, and, within four business days of such filing, known substantial creditors must be informed individually by registered mail of such filing and where the merger proposal can be reviewed. Non-secured creditors must be informed of the merger proposal by publication in two daily Hebrew newspapers circulated in Israel on the day that the merger proposal is filed with the Israeli Companies Registrar and, and by making the merger proposal available for review. Each of us and Merger Sub has notified our respective creditors of the Merger in accordance with these requirements, to the extent applicable and, because our shares are traded on the OTC Markets, we have also published an announcement of the Merger in the U.S. Each of us and Merger Sub has notified the Israeli Companies Registrar of the notices to our respective creditors. In addition, pursuant to the Companies Law, because we employ more than 50 employees, we must provide to the workers’ union a copy of the publication placed in the newspapers or post a copy of the publication placed in the newspapers in a prominent location in the workplace within three business days after the merger proposal was filed with the Israeli Companies Registrar. We have satisfied such requirement by posting a copy of the publication in a prominent location in our office.

●	Shareholder Approval Notice. After the meeting, and assuming the approval of the Merger thereat by the Company’s shareholders, the Company must file a notice with the Israeli Companies Registrar regarding the vote of the shareholders. The sole shareholder of Merger Sub approved the Merger on [●], 2022 and Merger Sub filed a notice with the Israeli Companies Registrar on [●], 2022 regarding the vote of the shareholder of Merger Sub. At least 30 days must pass from the date of the meeting before the Merger can become effective.

No later than the closing date of the Merger (assuming that the shareholders of the Company approved the Merger Agreement and the Merger and that all of the other conditions set forth in the Merger Agreement have been satisfied or waived (if permissible under applicable law)), each of us and Merger Sub will notify the Israeli Companies Registrar that all of the conditions to the closing have been met and request that the Israeli Companies Registrar issue a certificate evidencing the completion of the Merger in accordance with Section 323(5) of the Companies Law. Assuming all statutory procedures and requirements have been complied with, the Merger will then become effective and the Israeli Companies Registrar will be required to register the Merger in the surviving corporation’s register and to issue the surviving corporation a certificate regarding the Merger.

Israeli Innovation Authority

The change in the composition of the Company’s shareholders in connection with the Merger and the transfer of control therein require the submission of notice to the National Authority for Technological Innovation of the Ministry of Economy and Industry of the State of Israel, also known as the Israeli Innovation Authority, formerly known as the Office of the Chief Scientist of the Ministry of Economy and Industry of the State of Israel.

Israeli Tax Rulings

We have agreed to request certain rulings from the Israel Tax Authority. See “Material Israeli Tax Consequences.”

Other Regulatory Approvals

Other than the filings described above, the Company is not aware of any material regulatory filings or approvals issued by the United States government, the State of Israel, or any foreign, state or local government, required to be obtained, or waiting periods required to expire, to complete the Merger. If the Parent or the Company discover that other such material approvals or waiting periods are necessary, the Parent, Merger Sub and/or the Company (as applicable) will seek to obtain or comply with them in accordance with the Merger Agreement.

THE MERGER AGREEMENT

Explanatory Note Regarding the Merger Agreement

The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this Proxy Statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement as Annex A and incorporated into this Proxy Statement by reference. We encourage you to read the Merger Agreement carefully and in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this Proxy Statement. Capitalized terms used in this section but not defined in this Proxy Statement have the meaning ascribed to them in the Merger Agreement.

The representations, warranties, covenants and agreements described below and included in the Merger Agreement (1) were made only for purposes of the Merger Agreement and as of specific dates; (2) were made solely for the benefit of the parties to the Merger Agreement; and (3) may be subject to important qualifications, limitations and supplemental information agreed to by the Company, the Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC and in some cases were qualified by confidential matters disclosed to the Parent and Merger Sub by the Company in connection with the Merger Agreement. In addition, the representations and warranties may have been included in the Merger Agreement for the purpose of allocating contractual risk between the Parent, the Company and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. The shareholders of the Company are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, the Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding the Company, the Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding the Company and our business.

Effects of the Merger; Directors and Officers

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the Companies Law, at the Effective Time, (1) Merger Sub will be merged with and into the Company, with the Company, as the Surviving corporation, becoming a wholly owned subsidiary of the Parent; and (2) the separate corporate existence of Merger Sub will cease. From and after the Effective Time, the Surviving Corporation will possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

The parties will take all necessary action to ensure that, effective as of, and immediately following, the Effective Time, the Board of the Surviving Corporation will consist of the directors of Merger Sub at the Effective Time, to hold office in accordance with the articles of association of the Surviving Corporation until their successors are duly elected or appointed and qualified. From and after the Effective Time, the officers of the Company at the Effective Time will be the officers of the Surviving Corporation, until their successors are duly appointed.

Closing and Effective Time

The closing of the Merger will take place at 10:00 a.m. (Israel time) on the date to be specified by the parties, which date shall be no later than the second (2nd) business day following the satisfaction or waiver of all conditions to closing of the Merger (described below under the caption “The Merger Agreement - Conditions to the Closing of the Merger”) (other than those conditions to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of such conditions at the closing) or such other time agreed to in writing by the parties. The Merger will become effective upon the issuance by the Israeli Companies Registrar of the certificate of merger in accordance with Section 323(5) of the Companies Law.

Merger Consideration

Ordinary Shares

At the Effective Time, each outstanding ordinary share (other than ordinary shares owned by the Company, or by any direct or indirect wholly owned subsidiary of the Company) will be converted into the right to receive its pro rata portion of $4,500,000 (four million and five hundred thousand U.S. dollars) in the aggregate, without interest and less any applicable withholding taxes.

Outstanding Equity Awards

As a result of the Merger, the treatment of options and restricted shares that are outstanding immediately prior to the Effective Time will be as follows:

Options

Since the Merger Consideration is lower than the lowest exercise price of any of the options, all vested and unvested options will be cancelled without consideration upon the Effective Time and no consideration for such options will be paid.

Restricted Shares

Each vested and unvested restricted share will be accelerated, and such shares shall participate in the Merger, without any increase to the Merger Consideration.

Exchange and Payment Procedures

Prior to the closing of the Merger, Company will designate Broadridge to act as agent for the holders of Company ordinary shares, which we refer to as the “Paying Agent,” to make payments of the Merger Consideration to the shareholders of the Company and an Israeli information and withholding agent (the “Israeli Withholding Agent”) to assist in obtaining any requisite certificate and/or other declaration for Israeli Tax withholding purposes. The Parent will deposit the aggregate Merger Consideration with the Paying Agent and/or the trustee appointed by the Company with respect to the Company ordinary shares that were granted and intended to be taxed pursuant to Section 102(b)(2) or Section 102(b)(3) of the Israeli Tax Ordinance (the “102 Trustee” and the “Section 102 Shares”, respectively) immediately following the issuance of the Certificate of Merger by the Israeli Companies Registrar.

Immediately following the issuance of the Certificate of Merger by the Israeli Companies Registrar, the Parent shall cause the transfer of the portion of the aggregate Merger Consideration payable with respect to Section 102 Shares (the “Section 102 Share Consideration”) to the 102 Trustee, on behalf of holders of Section 102 Shares. The Section 102 Share Consideration shall be held in trust by the 102 Trustee pursuant to the applicable provisions of Section 102 and shall be released by the 102 Trustee, together with any interest earned thereon by virtue of the investment of such amounts by the 102 Trustee, in accordance with the terms and conditions of Section 102.

Within five days after the Effective Time, the Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holders of record of a certificate (or evidence of shares in book-entry form) (i) a letter of transmittal containing instructions to, and the associated risks of, delivery of such certificates, (ii) instructions advising such shareholders how to surrender share certificates and book-entry shares in exchange for their portion of the aggregate Merger Consideration and (iii) a form of declaration for tax withholding purposes (or such other forms as are required under any applicable law) in which the beneficial owner of an Ordinary Share provides certain information (and, if applicable, supporting documentation) necessary for the Parent, Paying Agent or the Israeli Withholding Agent to determine whether any amounts need to be withheld from the consideration payable to such beneficial owner hereunder pursuant to the terms of the Israeli Tax Ordinance. Upon receipt of (1) surrendered certificates (or affidavits of loss in lieu thereof) or book-entry shares representing the ordinary shares; and (2) a signed letter of transmittal and such other documents as may be required pursuant to such instructions, the holders of such ordinary shares will be entitled to receive their portion of the aggregate Merger Consideration in exchange therefor and the certificate so surrendered shall forthwith be cancelled. The amount of any Merger Consideration paid to the shareholders of the Company may be reduced by any applicable withholding taxes.

The letter of transmittal will include instructions if a shareholder of the Company has lost a share certificate or if such certificate has been stolen or destroyed. In the event any certificates have been lost, stolen or destroyed, then before such shareholder will be entitled to receive the Merger Consideration, such shareholder will have to make an affidavit of the loss, theft or destruction and agree to indemnify and hold the Parent harmless against any claim that may be made against it with respect to such certificate, all as further provided in the letter of transmittal.

If any cash deposited with the Paying Agent is not claimed within twelve (12) months following the Closing Date (as defined under the Merger Agreement), such cash will be returned to the Parent upon demand, and any holders of ordinary shares who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to the Parent as general creditors for payment of the Merger Consideration.

Representations and Warranties

The Merger Agreement contains representations and warranties of the Company, the Parent and Merger Sub.

In the Merger Agreement, the Company has made customary representations and warranties to the Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

●	due organization, valid existence and authority and qualification to conduct business with respect to the Company and its subsidiaries;

●	the Company’s corporate power and authority to enter into and perform the Merger Agreement, and the enforceability of the Merger Agreement;

●	the necessary approval of the Board;

●	the necessary vote of shareholders of the Company in connection with the Merger Agreement;

●	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;

●	the absence of any conflict or violation of any organizational documents, existing contracts, applicable laws to the Company or its subsidiaries or the resulting creation of any lien upon the Company’s assets due to the performance of the Merger Agreement; and

●	tax matters.

In the Merger Agreement, the Parent and Merger Sub have made customary representations and warranties to the Company that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

●	due organization, good standing and authority and qualification to conduct business with respect to the Parent and Merger Sub;

●	the Parent’s and Merger Sub’s corporate authority to enter into and perform the Merger Agreement, and the enforceability of the Merger Agreement;

●	required consents and regulatory filings in connection with the Merger Agreement;

●	the absence of any conflict or violation of the certificate of incorporation or articles of association, or applicable laws due to the performance of the Merger Agreement; and

●	matters with respect to the Parent’s sufficiency of funds.

Conduct of Business Pending the Merger

The Merger Agreement provides that, except as (i) expressly contemplated by the Merger Agreement or (ii) required by applicable law, during the period of time between the date of the signing of the Merger Agreement and the Effective Time, the Company will use reasonable commercial efforts, and will cause each of its subsidiaries to use reasonable commercial efforts:

●	conduct its business in the ordinary course consistent with past practice;

●	comply in all material respects with all applicable laws and the requirements of all material contracts to which the Company is a party as of the date of the Merger Agreement;

●	use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees; and

●	keep in full force and effect all material insurance policies maintained by the Company and its subsidiaries, other than changes to such policies made in the ordinary course of business.

In addition, the Company has also agreed that, except as (i) expressly contemplated by the Merger Agreement or (ii) approved in advance by the Parent in writing, during the period of time between the date of the signing of the Merger Agreement and the Effective Time, the Company will not, and will cause each of its subsidiaries not to, among other things:

●	issue, sell, grant, dispose of, pledge or otherwise encumber any shares, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares, voting securities or equity interests, or any rights, warrants, options, restricted stock unit, phantom equity awards, calls, commitments or any other agreements of any character to purchase or acquire any shares, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares, voting securities or equity interests, subject to certain exceptions;

●	redeem, purchase or otherwise acquire any of its outstanding shares, voting securities or equity interests, or any rights, warrants, options, restricted stock unit, phantom equity awards, calls, commitments or any other agreements of any character to acquire any of its shares, voting securities or equity interests;

●	declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any of its shares or otherwise make any payments to its shareholders in their capacity as such (other than dividends by a direct or indirect wholly owned subsidiary of the Company to its parent);

●	split, combine, subdivide or reclassify any of its shares;

●	other than as required by the Merger Agreement and subject to the approval of the Parent (which approval shall not be unreasonably withheld or delayed) amend or waive any of its rights under, or accelerate the vesting under, any provision of the Company’s equity plans or any agreement evidencing any outstanding option, restricted share unit or other right to acquire shares of the Company or any restricted share purchase agreement or any similar or related contract;

●	incur or assume any indebtedness for borrowed money or guarantee any indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its subsidiaries, other than borrowings from the Company by a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

●	sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including securities of Subsidiaries) to any individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a governmental authority (“Person”);

●	make any capital expenditure of more than $50,000;

●	directly or indirectly acquire by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person or any assets;

●	make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly owned subsidiary of the Company in the ordinary course of business;

●	(i) enter into, terminate or amend any Material Contract, (ii) enter into any contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions, or (iii) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement;

●	(i) modify in any manner the compensation or benefits of any of its current and former directors or consultants, or former officers or employees, (ii) modify in any manner the compensation or benefits of any of its officers or employees, other than regularly scheduled increases in the ordinary course of business consistent with past practice, (iii) enter into, establish, amend or terminate any arrangement that would be an incentive plan according to which equity award of the Company has been issued or may be issued (“Company Plan”) if in effect on the date of the Merger Agreement other than as required pursuant to applicable Law; (iv) grant or promise any severance or termination pay or gratuity to any current or former director, officer, employee or consultant of the Company or its subsidiaries other than as required pursuant to applicable Laws or required under the terms of a Company Plan that has been disclosed to the Parent, (v) loan or advance any money or other property to any current or former director, officer or consultant of the Company or its subsidiaries, (vi) loan or advance any money or other property to any current non-officer employee of the Company or its subsidiaries, or (vii) terminate the employment of, or give notice of termination to, a key employee or more than five employees together;

●	make or change any election concerning taxes or tax returns, file any amended Tax Return, enter into any closing agreement with respect to taxes, settle any tax claim or assessment or surrender any right to claim a refund of taxes or apply or obtain any tax ruling on its own behalf or on behalf of any of the shareholders of the Company;

●	make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable law;

●	amend the organizational documents of the Company or its subsidiaries;

●	adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

●	pay, discharge, settle or satisfy any claims, liabilities or obligations, other than the payment, discharge, settlement or satisfaction in accordance with their terms of liabilities, claims or obligations specifically reflected or reserved against in the most recent consolidated financial statements of the Company included in all required reports, schedules, forms, registration and other statements with the SEC since January 1, 2019, or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

●	(i) other than in the ordinary course of business, make any representation or commitment to, or enter into any formal or informal understanding with any current or former employee, director, or consultant of the Company, any of its subsidiaries, with respect to compensation, benefits, or terms of employment to be provided by the Parent, any of its subsidiaries at or subsequent to the Closing, except as set forth in writing by the Parent for the express purpose of communications with any current or former employee, director, or consultant of the Company, any of its subsidiaries, or (ii) issue any broadly distributed communication of a general nature to employees (including communications relating to terms and conditions of employment, benefits and compensation) or customers without the prior approval of the Parent, except for communications in the ordinary course of business that do not relate to the Merger or operation of the business after consummation of the Merger;

●	settle or compromise any litigation, proceeding or investigation material to the Company and its subsidiaries taken as a whole;

●	apply for or receive any tax or other incentive grant;

●	knowingly commit or enter into agreements to do any of the foregoing.

Alternative Acquisition Proposals

From the date of the Merger Agreement, the Company has agreed not to, and to cause its subsidiaries and its and their respective representatives not to:

●	solicit, initiate, cause, facilitate or knowingly encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal (as defined below);

●	participate in any discussions or negotiations with any third party regarding any Takeover Proposal; or

●	enter into any agreement related to any Takeover Proposal.

Notwithstanding the restrictions described above, in the event where prior to, but not after, the adoption of the Merger Agreement by the shareholders of the Company, the Board of Directors of the Company receives an unsolicited, bona fide written Takeover Proposal made in circumstances not involving a breach of the Merger Agreement, the Merger Loan Agreement, the Term Sheet or any standstill agreement, and the Board reasonably determines in good faith, after consultation with its outside legal counsel, that (i) such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (ii) the failure to take such action would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable law, and after providing the Parent not less than 24 hours written notice of its intention to take such actions, then the Company may (A) furnish information (including non-public information) with respect to the Company and its subsidiaries to the Person making such Takeover Proposal, but only after such Person enters into (or has previously entered into) a customary confidentiality agreement with the Company, and (B) participate in discussions and negotiations with such Person regarding such Takeover Proposal.

For purposes of this Proxy Statement and the Merger Agreement:

“Takeover Proposal” means any bona fide proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than the Parent and its subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its subsidiaries (including securities of subsidiaries) in an amount equal to twenty percent (20%) or more of the aggregate Merger Consideration, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of twenty percent (20%) or more of any class of equity securities of the Company, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning twenty percent (20%) or more of any class of equity securities of the Company or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, in each case, other than the transactions contemplated by the Merger Agreement.

“Superior Proposal” means a bona fide written offer, obtained after the date hereof and not in breach of the Merger Agreement or any standstill agreement, to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Company or all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis, made by a third party, which is not subject to a financing contingency, and which is otherwise on terms and conditions which the Board determines in its good faith and reasonable judgment (after consultation with outside counsel) to be more favorable to the Company’s shareholders from a financial point of view than the Merger and the other transaction contemplated thereby, taking into account at the time of determination any changes to the terms of the Merger Agreement that as of that time had been proposed by the Parent in writing and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals)).

The Board Recommendation; Company Adverse Recommendation Change

As described above, and subject to the provisions described below, the Board has made the recommendation that the shareholders of the Company vote “FOR” the Merger Proposal. The Merger Agreement provides that the Board or any committee thereof will not affect a company adverse recommendation change except as described below.

The Board, or any committee thereof, may not (with any action described in the following being referred to as a “Company Adverse Recommendation Change”):

●	withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Parent, the Board’s recommendation or the approval or declaration of advisability by such Board of the Merger Agreement and the transactions contemplated thereby;

●	adopt, approve, or recommend, or propose to adopt, approve, or recommend, a Takeover Proposal;

●	approve or recommend, or propose to approve or recommend, or cause or authorize the Company or any of its subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal, with the exceptions set forth under the Merger Agreement;

The Board may only effect a Company Adverse Recommendation Change if the Board determines in good faith, after reviewing applicable provisions of applicable laws and after consulting with an outside counsel, that the failure to make such Company Adverse Recommendation Change would constitute a breach by the Board of its fiduciary duties to the Company’s shareholders under the Companies Law or any other applicable law. In addition, no Company Adverse Recommendation Change may be made in response to a Superior Proposal until after the third business day following the Parent’s receipt of written notice (unless at the time such notice is otherwise required to be given there are less than three (3) business days prior to the Company Shareholders Meeting, in which case the Company shall provide as much notice as is reasonably practicable) from the Company (a “Company Adverse Recommendation Notice”) advising the Parent that the Board intends to make such Company Adverse Recommendation Change and specifying the terms and conditions of such Superior Proposal. In determining whether to make a Company Adverse Recommendation Change in response to a Superior Proposal, the Board shall take into account any changes to the terms of the Merger Agreement proposed by the Parent (in response to a Company Adverse Recommendation Notice or otherwise) in determining whether such third party Takeover Proposal still constitutes a Superior Proposal.

The Merger Agreement states that notwithstanding any Company Adverse Recommendation Change, the Company shall remain obligated to hold the Meeting, unless the Merger Agreement has been terminated in accordance with the termination terms thereof.

Efforts to Close the Merger

Under the Merger Agreement, the Parent, Merger Sub and the Company agreed to use reasonable best efforts to take (or cause to be taken) all actions, and to do (or cause to be done), all things necessary, proper, or advisable to cause the conditions to closing to be satisfied as promptly as practicable and to consummate and make effective, the transactions contemplated by the Merger Agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents as well as obtaining all approvals, consents, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the transactions.

However, neither the Parent nor Merger Sub is required to offer, accept or agree to (A) dispose, license or hold separate (in trust or otherwise) any part of its or the Company’s businesses, operations, assets or product lines (or a combination of the Parent’s and the Company’s respective businesses, operations, assets or product lines), (B) not compete in any geographic area or line of business, (C) restrict the manner in which, or whether, the Parent, the Company, the Surviving Corporation or any of their affiliates may carry on business in any part of the world (including, but not limited to, any such party’s freedom of action with respect to future acquisitions of assets or businesses or its full rights of ownership with respect to any of its assets or businesses) and/or (D) accept any undertaking or condition, enter into any consent decree, accept any operational restriction, or take any other action that, in the reasonable judgment of the Parent, could be expected to limit the right of the Parent or the Surviving Corporation to own or operate all or any portion of their respective businesses or assets.

In addition, neither the Parent, Merger Sub nor the Company is required to contest or otherwise resist any administrative or judicial action or proceeding, including any proceeding by a private party, challenging any of the Transactions as violating any antitrust law.

Indemnification and Insurance

The Merger Agreement provides that except in cases of fraud or wilful misconduct, the Parent and its affiliates exempt the Company’s directors, officers, employees, advisors and counsels from any liability to the extent relating to the approval of the transactions contemplated under the Merger Agreement.

In addition, the Parent and Merger Sub agreed that all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current directors, officers or employees (in the case of employees, only such persons who are covered by the Company’s policies of directors’ and officers’ liability insurance and fiduciary liability insurance existing on the date of the Merger Agreement) of the Company (the “D&O Indemnified Parties”) as provided in the Company’s Articles of Association or any indemnification contract between such Person and the Company (in each case, as in effect on, and, in the case of any indemnification Contracts, to the extent made available to the Parent prior to, the date of the Merger Agreement) shall survive the Merger and shall continue in full force and effect for a period of six years from the Effective Time. It was agreed that the Surviving Corporation shall, and the Parent shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification and advancement of expenses equivalent to the provisions of the Company’s articles of association as in effect immediately prior to the Effective Time with respect to acts or omissions occurring prior to the Effective Time and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Parties; provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the final disposition of such action or final resolution of such claim.

In addition, without limiting the foregoing, the Merger Agreement requires the Parent to cause the Surviving Corporation to purchase a six-year prepaid “tail” policy, with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance, with respect to matters arising on or before the Effective Time. The Surviving Corporation shall not be required to pay, to secure such “tail” policy in excess of three hundred percent (300%) of the last annual premium paid by the Company prior to the date of the Merger Agreement in respect of such existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance, but in such case shall purchase as much coverage as reasonably practicable for such amount.

For more information, please refer to the section of this Proxy Statement captioned “The Merger - Interests of Company’s Directors and Executive Officers in the Merger.”

Tax Rulings

The Merger Agreement provides that, as soon as practicable after the date the Merger Agreement, but in no event later than the fifteenth (15th) day thereafter, the Company shall instruct its Israeli counsel to prepare and file with the Israel Tax Authority (the “ITA”) an application (to be confirmed by the Parent prior to its submission) for a ruling that: (i) the deposit of the Merger Consideration by the Parent with the Paying Agent shall be exempt from any Israeli withholding tax; (ii) with respect to holders of ordinary shares of the Company (other than the Section 102 Shares) that are non-Israeli residents (as defined in the Israeli Tax Ordinance or as will be determined by the ITA), (A) exempting the Parent, the Payment Agent, the Surviving Corporation and their respective agents from any obligation to withhold Israeli tax at the source from any consideration payable or otherwise deliverable pursuant to the Merger Agreement, including the Merger Consideration, or clarifying that no such obligation exists, or (B) clearly instruct the Parent, the Payment Agent, the Surviving Corporation and their respective agents on how such withholding at source is to be executed and, with respect to the classes or categories of holders of ordinary share of the Company from which Tax is to be withheld (if any), the rate or rates of withholding to be applied and how to identify any such non-Israeli residents; (iii) with respect to holders of ordinary shares of the Company (other than the Section 102 Shares) that are Israeli residents (as defined in the Israeli Tax Ordinance or as will be determined by the ITA) (A) exempting the Parent, the Payment Agent, the Surviving Corporation and their respective agents from any obligation to withhold Israeli tax at source from any consideration payable or otherwise deliverable pursuant to the Merger Agreement or clarifying that no such obligation exists, or (B) clearly instruct the Parent, the Payment Agent, the Surviving Corporation and their respective agents on how such withholding is to be executed and (iv) with respect to holders subject to Israeli Tax, any withholding made in New Israeli Shekels with respect to payments made hereunder in U.S. dollars shall be calculated based on a conversion rate on the date the payment is actually made to a recipient.

Other Covenants

Shareholder Meeting and Merger Proposals

The Company has agreed to, as soon as reasonably practicable following the date of the Merger Agreement, (i) establish a record date for, duly call, give notice of, convene and hold a special meeting of its shareholders for the purpose of approving the Merger and any other matter required in connection therewith under the Exchange Act, (ii) publish the notice of the shareholder meeting and (iii) otherwise comply with the notice requirements applicable to the Company pursuant to the Companies Law and the Company’s organizational documents. The notice of such special meeting (i.e., this meeting) was published on [●], 2022 and the record date was set for [●], 2022.

The Company also agreed to, as soon as reasonably practicable following the date of the Merger Agreement, prepare and furnish to the SEC a proxy statement for the shareholder meeting.

The Company and Merger Sub have agreed that they will, as promptly as practicable after the execution of the Merger Agreement (i) cause a merger proposal (in the Hebrew language) to be executed in accordance with Section 316 of the Companies Law (“Legal Merger Proposal”) and delivered to the Israeli Companies’ Registrar; (ii) jointly deliver the Legal Merger Proposal to the Israeli Companies Registrar within three (3) days from the calling of their respective shareholders’ meetings; and (iii) each of the Company and Merger Sub shall cause a copy of its Legal Merger Proposal to be delivered to its secured creditors, if any, no later than three (3) days after the date on which the Legal Merger Proposal is delivered to the Israeli Companies Registrar and shall promptly inform its respective non-secured creditors, if any, of its Legal Merger Proposal and its contents in accordance with Section 318 of the Companies Law and the regulations promulgated thereunder. In addition, the Company and Merger Sub have further agreed to timely inform the Israeli Companies Registrar that, in accordance with Section 317(b) of the Companies Law, such notices were given to their respective creditors. The executed merger proposals were filed with the Israeli Companies Registrar (1) by Merger Sub on [●], 2022, and (2) by the Company on [●], 2022. The notice to creditors was published (i) by Merger Sub on [●], 2022 and [●], 2022 and (ii) by the Company on [●], 2022 (in Israel) and on [●], 2022 (in New York), and the related notification to the Israeli Companies Registrar that such notices had been provided was provided by both Merger Sub and the Company on [●], 2022. Notices to the Israeli Companies Registrar of the approval of the Merger by the shareholders of the merging companies will be filed by the Company promptly following the receipt of the approval of the Merger by the shareholders of the Company.

Securityholder Litigation

The Company agreed to give the Parent the opportunity (at the Parent’s sole cost and expense) to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by the Merger Agreement, and no such settlement shall be agreed to without the Parent’s prior consent, which shall not be unreasonably withheld, conditioned or delayed.

Termination of Equity Plans

Prior to the Effective Time, the Company agreed to take all actions necessary to terminate the Company’s 2001 Share Option Plan and the Company’s 2021 Incentive Equity Plan; such termination to be effective at or before the Effective Time.

Conditions to the Closing of the Merger

The obligations of the Parent and Merger Sub, on the one hand, and the Company, on the other hand, to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following conditions:

●	the adoption of the Merger Agreement by the requisite affirmative vote of the shareholders of the Company;

●	the required authorizations, consents, orders or approvals of, or declarations or filings with, governmental authorities have been filed, have occurred or have been obtained and are in full force and effect;

●	the consummation of the Merger not being made illegal or otherwise prohibited by any law or order of any governmental authority;

●	as required by the Companies Law, at least fifty (50) days have elapsed after the filing of a merger proposal with the Israeli Companies’ Registrar and at least thirty (30) days have elapsed after the approval of the Merger by the shareholders of the Company and the approval of the Merger by the shareholders of Merger Sub have been obtained; and

●	the Company and Merger Sub have received a certificate of merger from the Israeli Companies’ Registrar.

In addition, the obligations of the Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law), on or prior to the closing date of the Merger, of each of the following additional conditions:

●	the representations and warranties of the Company set forth under the Merger Agreement being true and correct in all material respects as of the date of the Merger Agreement and as of the closing date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where any inaccuracy in such representations and warranties, individually or in the aggregate, has not had, and would not reasonably be expected to have or result in, a material adverse effect. The Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;

●	the Company shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the closing date, and the Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;

●	there shall not be any action, investigation, proceeding or litigation instituted, commenced, pending or, to the knowledge of the Company, threatened by or before any governmental authority that would, seeks or is reasonably likely to (i) restrain, enjoin, prevent, prohibit or make illegal the acquisition of some or all of the shares of Company by the Parent or Merger Sub or the consummation of the Merger or the other transactions contemplated thereby, (ii) impose limitations on the ability of the Parent or its affiliates effectively to exercise full rights of ownership of all shares of the Surviving Corporation, (iii) restrain, enjoin, prevent, prohibit or make illegal, or impose material limitations on, the Parent’s or any of its affiliates’ ownership or operation of all or any material portion of the businesses and assets of the Company and its subsidiaries, taken as a whole, or, as a result of the Merger, of the Parent and its subsidiaries, taken as a whole, (iv) as a result of the Merger, compel the Parent or any of its affiliates to dispose of any shares of the Surviving Corporation or to dispose of or hold separate any material portion of the businesses or assets of the Company and its subsidiaries, taken as a whole, or of the Parent and its subsidiaries, or (v) impose damages on the Parent, the Company or any of their respective subsidiaries as a result of the transactions in amounts that are material in relation to the Company or the transactions contemplated by the Merger;

●	no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority that could reasonably be expected to result, directly or indirectly, in enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal, shall be in effect;

●	the Company shall (a) have taken all actions necessary to be eligible to cause the cessation of quotation of the Company’s ordinary shares on the Over-the-Counter Market and the termination of the registration thereof under the Exchange Act, in each case as soon as permissible after the Effective Time, and (b) be able to provide all necessary certifications on Form 15 as of immediately after the Effective Time (including without limitation having filed all necessary filings and reports to be current with the SEC (without regard to any extension under Rule 12b-25 under the Exchange Act)); and

●	the Parent shall have received written resignation letters from each of the members of the respective board of directors of the Company and its subsidiaries, or other evidence of their removal, effective as of the closing.

In addition, the obligation of the Company to consummate the Merger is subject to the satisfaction or waiver (where permitted by applicable law), on or prior to the closing date of the Merger, of each of the following additional conditions:

●	the representations and warranties of the Parent and Merger Sub set forth in the Merger Agreement being true and correct on and as of the date of the Merger Agreement and as of the closing, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and the Company shall have received a certificate signed on behalf of the Parent by the chief executive officer of the Parent to such effect; and

●	the Parent and Merger Sub having performed, in all material respects, all obligations required to be performed by them under the Merger Agreement, at or prior to the closing date, and the Company shall have received a certificate signed on behalf of the Parent by the chief executive officer of the Parent to such effect.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, in the following ways:

●	by mutual written agreement of the Company and the Parent, duly authorized by each of their respective boards of directors;

●	by either the Parent if:

●	the Effective Time shall not have been consummated on or before July 1, 2022, which we refer to as the “Termination Date” (except that the right to terminate the Merger Agreement as a result of the non-occurrence of the Merger by the Termination Date will not be available to the Parent if the Parent’s material breach of the Merger Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement);

●	any law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority that could reasonably be expected to result, directly or indirectly, in enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal, shall be in effect and shall have become final and nonappealable; or

●	the Merger Agreement has not been put to the vote of the shareholders of the Company by May 5, 2022; or if such shareholders’ approval shall not have been obtained at the Company’s shareholders meeting duly convened therefor or at any adjournment or postponement thereof, by May 31, 2022; or

●	a Company Adverse Recommendation Change is made in the circumstances set forth under the Merger Agreement. For more information please see “The Merger Agreement- Alternative Acquisition Proposals”.

●	by the Company if:

●	the Merger Agreement was voted against, or if the required majority was not obtained for the approval of the Merger, in the Company’s shareholders meeting.

In the event that the Merger Agreement is terminated pursuant to the termination rights above, the Merger Agreement shall become null and void, except certain sections of the Merger Agreement that will survive the termination of the Merger Agreement in accordance with their respective terms, and there will be no liability on the part of the parties or their respective directors, officers and affiliates except (i) Company’s liability in the event of termination due to the non-occurrence of the Merger by the Termination Date for reasons not caused due to the Parent’s material breach of the Merger Agreement being a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement and (ii) nothing shall relieve any party from liability for fraud or any willful breach of the Merger Agreement.

Termination Fee Payable by the Company

If the Merger Agreement is terminated in specified circumstances, the Company has agreed to pay the Parent a termination fee of $1,500,000.

The Parent will be entitled to receive the termination fee from the Company if the Merger Agreement is terminated:

●	by the Parent due to the non-occurrence of the Merger by the Termination Date for reasons not caused due to the Parent’s material breach of the Merger Agreement being a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement;

●	by the Parent due to the Merger Agreement not being put to the vote of the shareholders of the Company by May 5, 2022; or if such shareholders’ approval not obtained at the Company’s shareholders meeting duly convened therefor or at any adjournment or postponement thereof, by May 31, 2022;

●	by the Parent due to the fact that a Company Adverse Recommendation Change was made under the circumstances set forth under the Merger Agreement; or

●	by the Company if the Merger Agreement was voted against, or if the required majority was not obtained for the approval of the Merger, in the Company’s shareholders meeting.

Specific Performance and Monetary Damages

Under the Merger Agreement, the parties agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. Therefore, it was accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof in the competent courts in Tel Aviv – Jaffa, in addition to any other remedy to which they are entitled at law or in equity.

Fees and Expenses

Except in specified circumstances, whether or not the Merger is completed, the Company, on the one hand, and the Parent and Merger Sub, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement..

Amendment

At any time prior to the Effective Time, the Merger Agreement may be amended or supplemented, whether before or after receipt of the Company’s shareholders approval, by written agreement of all of the parties to the Merger Agreement, by action approved by their respective Boards of Directors; provided, however, that following approval of the transactions contemplated by the Merger Agreement by the shareholders of the Company, there shall be no amendment or change to the provisions thereof which by law would require further approval by the shareholders of the Company, without such approval.

Governing Law

The Merger Agreement is governed by Israeli law.

THE VOTING AND SUPPORT AGREEMENT

This section describes the material terms of the Voting and Support Agreement entered into between the Parent and Ivy on March 17, 2022, in connection with Ivy’s agreement to support the Merger (the “Voting and Support Agreement”). The description in this section and elsewhere in this Proxy Statement is qualified in its entirety by reference to the complete text of the Voting and Support Agreement, the form of which is attached as Annex C and is incorporated by reference into this Proxy Statement. This summary does not purport to be complete and may not contain all of the information about the Voting and Support Agreements that is important to you. You are encouraged to read the form of Voting and Support Agreement carefully and in its entirety before you decide how to vote.

Ivy and its affiliates, which collectively held approximately 34.8% of the outstanding ordinary shares of the Company as of the date of the Merger Agreement, have agreed, as set under the Voting and Support Agreement, to vote the subject ordinary shares (and any hereafter acquired ordinary shares) at any meeting of the Company’s shareholders however called (or in any action by written consent in lieu of a meeting):

●	in favor of the adoption of the Merger Agreement and the approval of the Transactions;

●	against any Takeover Proposal; and

●	against any action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement; and

●	against any agreement, amendment of the Company Charter Documents or other action that is intended or could reasonably be expected to materially impede, interfere with, frustrate, delay, postpone or adversely affect the consummation of the Merger.

Each of the above shareholders agreed that it will not:

●	directly or indirectly sell, transfer (including by operation of law), give, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of, any of such shareholder’s shares (or any right, title or interest thereto or therein);

●	deposit any of such shareholder’s shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any such shareholder’s shares;

●	take any action that would make any representation or warranty of such shareholder set forth in the Voting and Support Agreement untrue or incorrect in any material respect or have the effect of preventing, disabling or delaying such shareholder from performing any of its obligations under the Voting and Support Agreement; or

●	agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses.

In the Voting and Support Agreements, each shareholder party thereto made customary representations and warranties to the Parent with respect to, among other things, such shareholder’s ownership of the ordinary shares, authority to enter into the Voting and Support Agreement and enforceability of the Voting and Support Agreement against such shareholder.

In the event of a Company Adverse Recommendation Change, (a) if a majority of the shares present at the meeting (in person or by proxy), excluding Ivy, are voted in favor of the approval of the Merger, Ivy’s votes shall be cast in favor of the Merger, and (b) if a majority of the shares present at the meeting (in person or by proxy), excluding Ivy, are voted against the Merger, the Voting and Support Agreement shall terminate, and Ivy shall be free to cast its votes as it deems fit.

The obligations of the above shareholders under the Voting and Support Agreement will terminate on the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) the amendment to the Merger Agreement, without the prior written consent of Ivy, in a manner that effects the economics or material terms of the Merger Agreement in a manner that is adverse to the Company or its shareholders (including with respect to the reduction of or the imposition of any restriction on Ivy’s right to receive the Merger Consideration or any reduction in the amount or change in the form of the Merger Consideration), and (iv) the extension of the Termination Date, without the prior written consent of Ivy.

NON-BINDING, ADVISORY VOTE ON TRANSACTION-RELATED COMPENSATION FOR
OTI’S EXECUTIVE OFFICERS

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding certain compensation that may be paid or become payable to OTI’s named executive officers in connection with the Merger, including assuming that their employment is terminated under certain circumstances, and the agreements and understandings pursuant to which such compensation may be paid or become payable, which we refer to as the transaction-related executive compensation. These potential payments consist of:

●	Payments in connection with OTI equity compensation awards, the treatment of which is described in more detail in the section entitled “The Merger - Interests of Certain of OTI’s Executive Officers and Directors in the Merger ” beginning on page 38 of this Proxy Statement.

●	Payments of additional cash compensation to certain executive officers (the “Retention”), 50% of which payable upon the closing of the Merger, while an additional 50% shall be payable, subject to the completion of certain conditions, upon the lapse of a 12 month period following the closing of the Merger.

Further details on these potential payments and benefits, including applicable vesting terms and conditions, are provided in the footnotes to the table below and in the section entitled “The Merger - Interests of Certain of OTI’s Directors and Executive Officers in the Merger” beginning on page 38 of this Proxy Statement.

For purposes of quantifying these potential payments and benefits for the table below, the following assumptions were used:

●	the closing of the Merger will occur on [●], 2022;

●	the value of the ordinary shares in the Merger will be $[●] per share; and

●	at the lapse of a 12 months period following the closing of the Merger, Mr. Amir Eilam, the Company’s Chief Executive Officer, and Mr. Assaf Cohen, the Company’s Chief Financial Officer, were still employed by the Surviving Corporation and were therefore eligible to receive the remaining 50% of the Retention.

The amounts shown are estimates based on multiple assumptions and do not reflect compensation actions that could occur after the date of this Proxy Statement and before the closing of the Merger. As a result, the actual amounts received by an executive officer may differ materially from the amounts shown in the following table.

Golden Parachute Compensation
Name(1)	Cash (NIS)		Equity ($)		Pension/NQDC ($)	Perquisites/ benefits ($)	Tax reimbursement ($)	Other ($)	Total ($)
Amir Eilam	192,500	(2)	$9,854	(3)					68,472	(5)
Chief Executive Officer
Assaf Cohen	157,500	(2)	$7,780	(4)					55,740	(5)
Chief Financial Officer
Yehuda Holtzman	-		-			-	-	-	-
Former Chief Executive Officer

(1)	OTI’s named executive officers for purposes of this Proxy Statement consist of OTI’s chief executive officer, OTI’s chief financial officer, OTI’s VP of Hardware Engineering, OTI’s VP of Operations, OTI’s VP of Product and OTI’s former chief executive officer (through [●], 2021).
(2)	50% payable upon the closing of the Merger; remaining 50% shall be payable, subject to the completion of certain conditions, upon the lapse of a 12 month period following the closing of the Merger.

(3)	Estimated value of the acceleration of 506,666 restricted shares, assuming: (i) a total of 75,134,727 shares of the company; (ii) per share consideration of $0.0599; (iii) deduction of NIS 0.1 par value per share, which is paid by Mr. Eilam upon acceleration, which totals at $15,428, based on an exchange rate of $3.284; and (iv) deduction of $0.01 per share payable to the Israeli paying agent, which totals at $5,067.

(4)	Estimated value of the acceleration of 400,000 restricted shares, assuming: (i) a total of 75,134,727 shares of the company; (ii) per share consideration of $0.0599; (iii) deduction of NIS 0.1 par value per share, which is paid by Mr. Cohen upon acceleration, which totals at $12,180, based on an exchange rate of $3.284; and (iv) deduction of $0.01 per share payable to the Israeli paying agent, which totals at $4,000.

(5)	Calculated at an exchange rate of $3.284.

Vote Required; OTI Board Recommendation

Rule 14a-21(c) under the Exchange Act requires that OTI seek a non-binding, advisory vote from its shareholders to approve the transaction-related executive compensation, as disclosed in this section. Pursuant to these rules, the approval, on a non-binding, advisory basis, of the transaction-related executive compensation requires the affirmative vote of a majority of votes cast thereon. Abstentions are counted toward a quorum, but are not counted for any purpose in determining whether this matter has been approved. Accordingly, OTI is asking its shareholders to vote in favor of the adoption of the following resolution on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to OTI’s executive officers in connection with the Merger and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in ‘Non-Binding, Advisory Vote on Transaction-Related Compensation for OTI’s Executive Officers’, are hereby APPROVED.”

The OTI board recommends that OTI’s shareholders approve, on a non-binding, advisory basis, the transaction-related executive compensation described in this Proxy Statement by voting “FOR” the above proposal.

Approval of this proposal is not a condition to consummation of the transaction, and the vote with respect to this proposal is advisory only and will not be binding on OTI, the Parent or Merger Sub. If the Merger is completed, the transaction-related executive compensation may be paid to OTI’s executive officers to the extent payable in accordance with the terms of the compensation arrangements even if OTI shareholders fail to approve, on a non-binding, advisory basis, the transaction-related executive compensation.

ADJOURNMENT OF THE EXTRAORDINARY GENERAL MEETING

We are asking you to approve a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes to approve the Merger Agreement at the time of the extraordinary general meeting. If shareholders approve the Adjournment Proposal, we could adjourn the extraordinary general meeting and any adjourned session of the extraordinary general meeting and use the additional time to solicit additional proxies, including proxies from shareholders that have previously returned properly executed proxies voting against approval of the Merger Agreement. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against approval of the Merger Agreement such that the Merger Proposal would be defeated and a quorum is present, we could adjourn the extraordinary general meeting without a vote on the approval of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of approval of the Merger Agreement. If the Adjournment Proposal is approved and a quorum is present, the chairman of the extraordinary general meeting may recess and/or adjourn the meeting to a later time or date pursuant to the articles of association or the Company. Under the terms of the Merger Agreement, the meeting cannot be adjourned for more than five business days at a time or 15 business days in the aggregate after the date appointed for the meeting without the prior written consent of Parent.

You may vote either “FOR” or “against” this proposal, or you may abstain by voting on the enclosed proxy card on proposal 3.

The Board unanimously recommends that you vote “FOR” this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, to the best knowledge and belief of the Company, as of [●], 2022, with respect to the beneficial ownership of ordinary shares of the Company by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding ordinary shares as of such date, (ii) each of the Company’s directors and named executive officers, and (iii) all directors and executive officers of the Company as a group. All information with respect to the ownership of any of the below shareholders has been furnished by such shareholder and, unless otherwise noted in the footnotes to the table, to the best of the Company’s knowledge, the persons named in the table have sole voting and investing power with respect to all shares indicated as being beneficially owned by them. The shares owned by the directors and executive officers include the shares owned by certain family members to which such directors and executive officers disclaim beneficial ownership, as provided for below. If a shareholder has the right to acquire shares by exercising options currently exercisable or exercisable within 60 days of the date of this table, these shares are deemed outstanding for the purpose of computing the percentage owned by the specific shareholder (that is, they are included in both the numerator and the denominator), but they are disregarded for the purpose of computing the percentage owned by any other shareholder.

The information in the table below is based on [●] ordinary shares outstanding as of [●], 2022. Unless otherwise indicated, the address of each of the individuals named below is: c/o On Track Innovations Inc., 5 Hatnufa St., Yokneam Industrial Zone, Yokneam, Israel.

Name	Position	Number of Shares Beneficially Owned	Percentage of Shares

William C. Anderson III(1)	Director	[●]	[●]	%
Uri Arazy	Director	[●]	[●]	%
Leonid Berkovitch	Director	[●]	[●]	%
Amir Eilam	Chief Executive Officer	[●]	[●]	%
Yehuda Holtzman(2)	Former Chief Executive Officer	[●]	[●]	%
Assaf Cohen	Chief Financial Officer	[●]	[●]	%
Nehemia Itay	VP of Hardware	[●]	[●]	%
Sagi Nataf	VP Operations and Engineering	[●]	[●]	%
Nir Gazit	VP of Product	[●]	[●]	%
All executive officers and directors as a group		[●]	[●]	%
5% Shareholders
Jerry L. Ivy, Jr. Descendants Trust(3)	Shareholder	[●]	[●]	%

(1)	Mr. Anderson is holding more than 5% of the Company’s share capital.
(2)	Mr. Holtzman filed his resignation from his position as the Company’s Chief Executive Officer on October 31, 2021. Mr. Holtzman’s resignation entered into effect on November 3, 2021.
(3)	Jerry L. Ivy, Jr. Descendants Trust’s address is 2125 1st Ave., Seattle, WA 98121.

SHAREHOLDER PROPOSALS

If the Merger is completed, OTI will not hold an annual meeting of shareholders in 2022. However, if the Merger Agreement is terminated for any reason, OTI expects to convene and hold the 2022 annual meeting of shareholders. A date has not been set for any such 2022 annual meeting. In the event the Merger Agreement is terminated and OTI holds a 2022 annual meeting, OTI will make a public announcement of the annual meeting date in connection with its proxy statement for such meeting.

In the event we hold a 2022 annual meeting, shareholders who wish to present proposals appropriate for consideration at our 2022 Annual Meeting of Shareholders (the “2022 Annual Meeting”) must submit the proposal in proper form consistent with our articles of association and applicable law to us at 5 Hatnufa St., Yokneam Industrial Zone, Yokneam, Israel 2069200 and in accordance with the applicable regulations under Rule 14a-8 of the Exchange Act by March 9, 2022, in order for the proposal to be considered for inclusion in our proxy statement and form of proxy relating to the 2022 Annual Meeting. Shareholders who wish to present proposals appropriate for consideration at the 2022 Annual Meeting outside of Rule 14a-8 must submit the proposal in proper form consistent with our Articles and applicable law to us at our address as set forth above by May 24, 2022 in order for the proposal to be considered for inclusion in our proxy statement and form of proxy relating to the 2022 Annual Meeting. Any such proposals should contain the name and record address of the shareholder, the number of ordinary shares beneficially owned as of the record date established for the meeting, a description of, and reasons for, the proposal and all information that would be required to be included in the proxy statement file with the SEC if such shareholder was a participant in the solicitation subject to Section 14 of the Exchange Act. The proposal, as well as any questions related thereto, should be directed to our Secretary.

If a shareholder submits a proposal after the last date applicable under our Articles and applicable law but still wishes to present the proposal at our 2022 Annual Meeting (but not in our proxy statement), the proposal, which must be presented in a manner consistent with our articles of association and applicable law, must be submitted to our Secretary in proper form at the address set forth above so that it is received by our Secretary no later than seven days after the notice for such meeting.

OTHER MATTERS

Our Board does not intend to bring any matters before the shareholder meeting other than those specifically set forth as proposals in this Proxy Statement, and knows of no matters to be brought before the shareholder meeting by others. If any other matters properly come before the shareholder meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with the judgment and recommendation of the proxy holder.

SHAREHOLDERS SHARING THE SAME ADDRESS

Only one set of proxy materials may be delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. The Company will deliver promptly upon written or oral request a separate copy of the proxy materials to a shareholder at a shared address to which a single copy of the documents was delivered. Requests for additional copies should be directed to the Company’s Chief Financial Officer, Mr. Assaf Cohen, by e-mail addressed to assaf@otiglobal.com, by mail addressed to c/o Company Chief Financial Officer, On Track Innovations Ltd., 5 Hatnufa St., Yokneam Industrial Zone, Yokneam, Israel, 2069200, or by telephone at +011 972-4-6868000. Shareholders sharing an address and currently receiving a single copy may contact the Mr. Cohen as described above to request that multiple copies be delivered in future years. Shareholders sharing an address and currently receiving multiple copies may request delivery of a single copy in future years by contacting the Mr. Cohen as described above.

WHERE YOU CAN FIND MORE INFORMATION

OTI files annual reports with the SEC and furnishes current reports and other information to the SEC. OTI’s SEC filings are available for free to the public on the SEC’s Internet website at www.sec.gov. In addition, OTI’s filings with the SEC are also available for free to the public on OTI’s website, www.otiglobal.com. Information contained on OTI’s website is not incorporated by reference into this document, and you should not consider information contained on those websites as part of this document. We will provide a copy of any of these documents, at no cost, to any person who receives this proxy statement. To request a copy of any or all of these documents, you should write or telephone us at 5 Hatnufa St., Yokneam Industrial Zone, Yokneam, Israel 2069200, Attention: Assaf Cohen, or +972-4-6868028, respectively.

You should not send in your OTI share certificates until you receive the transmittal materials from the Paying Agent.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated [●], 2022. You should not assume that the information contained in this document is accurate as of any date other than that date (or as of an earlier date if so indicated in this document). The mailing of this document to OTI shareholders does not create any implication to the contrary.

By order of the Board of Directors,

/s/ Assaf Cohen

Assaf Cohen

Chief Financial Officer

5 Hatnufa St., Yokneam Industrial Zone,

Yokneam, Israel 2069200

[●], 2022

Annex A

Execution Copy

AGREEMENT AND PLAN OF MERGER

Dated as of March 17, 2022 by and among

NAYAX LTD.,

OTI MERGER SUB LTD.

and

ON TRACK INNOVATIONS LTD.

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 17, 2022 (this “Agreement”), is by and among Nayax Ltd., a company organized under the laws of the State of Israel (“Parent”), OTI Merger Sub Ltd., a company organized under the laws of the State of Israel and a wholly owned Subsidiary of Parent (“Merger Sub”), and On Track Innovations Ltd., a Company organized under the laws of the State of Israel (the “Company”). Certain terms used in this Agreement are defined in Section 8.11.

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with Sections 314-327 of the Israeli Companies Law, 5759-1999 (the “Israeli Companies Law”), Parent, Merger Sub and the Company intend to effect the merger of Merger Sub with and into the Company (the “Merger”), pursuant to which, upon consummation of the Merger, Merger Sub shall cease to exist and the Company shall become a wholly-owned subsidiary of Parent;

WHEREAS, the respective Boards of Directors of each of the Company, the Parent and the Merger Sub have approved and declared advisable and in the best interests of each of the Company and its shareholders, and the Parent, in its capacity as the sole shareholder of the Merger Sub has approved, the entering into this Agreement and the Merger and the consummation of the Transactions (as defined below), on the terms and subject to the conditions provided for in this Agreement;

WHEREAS, in order to induce Parent and Merger Sub to enter into this Agreement, the Company asked certain of its shareholders to undertake to, among other things, vote to adopt this Agreement and to take certain other actions in furtherance of the Merger (collectively, the “Voting and Support Agreements”), in each case upon the terms and subject to the conditions set forth in that certain Voting and Support Agreement that have been executed simultaneously with the execution of this Agreement and is attached hereto as Exhibit A.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

The Merger

SECTION 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and the applicable provisions of the Israeli Companies Law, at the Effective Time, the Company (as the absorbing company (HaChevra Ha’Koletet)) and Merger Sub (as the target company (Chevrat Ha’Ya’ad)) shall consummate the Merger pursuant to which Merger Sub shall be merged with and into the Company in accordance with Section 323 of the Israeli Companies Law, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

SECTION 1.2. Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Israel time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the second (2nd) business day after satisfaction or waiver of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Herzog, Fox & Neeman, Herzog Tower, 6 Yitzhak Sadeh, Tel Aviv 6777506, Israel, unless another time, date or place is agreed to in writing by the parties hereto.

SECTION 1.3. Effective Time. Subject to the provisions of this Agreement, as soon as practicable after satisfaction or waiver of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), Merger Sub shall, in coordination with the Company, deliver (and Parent shall cause Merger Sub to deliver) to the Registrar of Companies of the State of Israel (the “Companies Registrar”) a notice informing the Companies Registrar of the Merger and the proposed date of the Closing and requesting the Companies Registrar to issue a certificate evidencing the completion of the Merger in accordance with Section 323(5) of the Israeli Companies Law (the “Certificate of Merger”). The Merger shall become effective upon the issuance by the Companies Registrar, after the Closing, of the Certificate of Merger in accordance with Section 323(5) of the Israeli Companies Law (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

SECTION 1.4. Effects of the Merger.

(a) The Merger shall have the effects set forth in the Israeli Companies Law and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation and all the rights, privileges, immunities, powers and franchises of the Surviving Corporation shall continue unaffected by the Merger in accordance with the Israeli Companies Law.

(b) Any rights of any party in connection with the share capital of the company, including any conversion, purchase, right of first offer or right of first refusal, calls, puts, and any similar rights shall automatically terminate as of Closing.

SECTION 1.5. Directors and Officers of the Surviving Corporation.

(a) Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the articles of association of the Surviving Corporation.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the articles of association of the Surviving Corporation.

ARTICLE II

Effect of the Merger on the Capital Share of the Constituent Corporations;
Company Stock Options

SECTION 2.1. Effect on Share Capital. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any ordinary shares, par value NIS 0.1 per share, of the Company (“Company Ordinary Shares”) or any shares of Merger Sub:

(a) Share Capital of Merger Sub. Each issued and outstanding share of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable ordinary share of the Surviving Corporation. From and after the Effective Time, all certificates representing the shares of Merger Sub shall be deemed for all purposes to represent the number of shares of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) Treasury Shares. Any Company Ordinary Shares that are owned by any direct or indirect wholly-owned subsidiary of the Company shall remain outstanding and no consideration shall be delivered in exchange therefor; and any Company Ordinary Shares that are owned by the Company as treasury shares shall be cancelled without payment of any consideration therefor.

(c) Merger Consideration. The issued and outstanding Company Ordinary Shares shall be converted into the right to receive from Parent $4.5 million (Four Million and Five Hundred Thousand U.S. Dollars) in the aggregate in cash (the “Merger Consideration”). As of the Effective Time, each holder of a certificate (or evidence of shares in book-entry form) which immediately prior to the Effective Time represented any such Company Ordinary Shares (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive their pro rata portion of the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

SECTION 2.2. Payment for Company Ordinary Shares.

(a) Payments with respect to Company Ordinary Shares (other than Section 102 Shares). Prior to the Effective Time, Company shall designate (i) a paying agent to act as agent for the holders of Company Ordinary Shares in connection with the Merger (the “Paying Agent”) to receive, for the benefit of holders of Company Ordinary Shares (other than Section 102 Shares), the aggregate Merger Consideration to which holders of Company Ordinary Shares (other than Section 102 Shares) shall become entitled pursuant to Section 2.1(c) pursuant to a paying agent agreement in a form to be agreed between Parent and the Company, and (ii) in connection with the provisions of the Withholding Tax Ruling (assuming such ruling is obtained), an Israeli information and withholding agent reasonably acceptable to the Company and Parent (the “Israeli Withholding Agent”) to assist in obtaining any requisite residency certificate and/or other declaration for Israeli Tax withholding purposes and/or a Valid Tax Certificate, as applicable and per the instructions of the Withholding Tax Ruling, and, in each case and in connection therewith, the Company and Parent shall enter into agreements with the Paying Agent and the Israeli Withholding Agent in a form reasonably satisfactory to the Company and Parent. Immediately following the issuance of the Certificate of Merger by the Companies Registrar, Parent shall deposit the aggregate Merger Consideration with the Paying Agent (other than the Section 102 Share Consideration, which payment shall be transferred directly to the 102 Trustee pursuant to Section 2.2(b)) for the sole benefit of the holders of Company Ordinary Shares (other than the holders of Section 102 Shares). Pending its disbursement to such holders, the Paying Agent shall invest the Merger Consideration as directed by the Parent or, after the Effective Time, the Surviving Corporation; provided that, (i) no such investment shall relieve Parent or the Paying Agent from making the payments required by this ARTICLE II, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement, and (iii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or an AAA-rated money-market fund. Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Paying Agent shall be payable to Parent or as Parent otherwise directs, and Parent shall bear any Taxes required to be paid with respect to such investments.

(b) Payments with respect to Section 102 Shares. Immediately following the issuance of the Certificate of Merger by the Companies Registrar, Parent shall cause the transfer of the portion of the aggregate Merger Consideration payable with respect to Section 102 Shares (the “Section 102 Share Consideration”) to the 102 Trustee, on behalf of holders of Section 102 Shares. The Section 102 Share Consideration shall be paid by the Paying Agent to the 102 Trustee following execution of the letter of transmittal by the beneficial shareholder, without withholding of tax and the 102 Trustee and the Company shall jointly be responsible for the payment of all applicable taxes either directly to the tax authorities or through the payroll of the Company, all as required pursuant to the applicable provisions of Section 102 and as instructed by the Parent.

(c) Payment Procedures. Within five (5) days after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other provisions as Parent may reasonably specify), (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the pro rata portion of the Merger Consideration (rounded to the nearest number of cent), and (iii) a form of declaration for Tax withholding purposes (or such other forms as are required under any applicable Tax Law) in which the beneficial owner of an Ordinary Share provides certain information (and, if applicable, supporting documentation) necessary for Parent, Paying Agent or the Israeli Withholding Agent to determine whether any amounts need to be withheld from the consideration payable to such beneficial owner hereunder pursuant to the terms of the Ordinance (in each case, subject to the terms of the Withholding Tax Ruling, if obtained, or any provision of applicable Law). Subject to the Withholding Tax Ruling, upon surrender of a Certificate for cancellation to the Paying Agent (or an affidavit of loss in lieu thereof), together with such letter of transmittal and declaration for Tax withholding purposes (including supporting documentation, as applicable) and/or a Valid Tax Certificate (or such other forms as are required under any applicable Tax Law), in each case, duly completed and validly executed in accordance with the respective instructions (and such other customary documents as may reasonably be required by such instructions), the holder of such Certificate shall be promptly paid in exchange therefor the Merger Consideration without interest, for each Company Ordinary Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered or whose name appears on the records of the transfer agent in accordance with such duly completed and validly executed letter of transmittal, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and reasonably satisfactory to Parent and (y) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this ARTICLE II, without interest.

(d) Despite the aforementioned, any Merger Consideration paid to the 102 Trustee, as holder of Section 102 Shares, shall be paid by the Paying Agent to the 102 Trustee following execution of the letter of transmittal by the beneficial shareholder, without withholding of tax and the 102 Trustee and the Company shall jointly be responsible for the payment of all applicable taxes either directly to the tax authorities or through the payroll of the Company, all as required under applicable law and as instructed by the Parent.

(e) Transfer Books; No Further Ownership Rights in Company Ordinary Shares. The Merger Consideration paid in respect of Company Ordinary Shares upon the surrender for exchange of Certificates in accordance with the terms of this ARTICLE II shall be deemed to have been paid in full satisfaction of all rights pertaining to Company Ordinary Shares previously represented by such Certificates, and at the Effective Time, the stock transfer books and shareholder register of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books and shareholder register of the Surviving Corporation of the Company Ordinary Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates that evidenced ownership of Company Ordinary Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Ordinary Shares, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.2(f), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this ARTICLE II.

(f) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Company Ordinary Shares formerly represented by such Certificate, as contemplated by this ARTICLE II.

(g) Termination of Fund. Unless otherwise determined in the Withholding Tax Ruling, if such ruling is obtained, at any time following twelve (12) months after the Closing Date, the Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement (with Parent acting as the Paying Agent), without any interest thereon. Any amounts remaining unclaimed by such holders at such time shall become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(h) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for the pro rata portion of the Merger Consideration under any Option or Award (“Option Consideration”) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

SECTION 2.3. Withholding Taxes.

(a) Parent, Merger Sub, the Surviving Corporation, the Paying Agent (or, to the extent the Withholding Tax Ruling is not obtained, the Israeli Withholding Agent), the 102 Trustee or any other third-party paying agent (each a “Payor”) shall each be entitled to deduct and withhold from the Merger Consideration and from payments made pursuant to Section 2.4 such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, the Ordinance or under any provision of state, local, Israeli or foreign Tax Law, and in accordance with the Withholding Tax Ruling, if obtained.

(b) Notwithstanding the foregoing provisions and subject to any other provision to the contrary in the Withholding Tax Ruling (as defined below), if obtained, with respect to Israeli Taxes, the Merger Consideration payable to each holder of Company Ordinary Shares (other than Section 102 Shares) shall be paid to and retained by the Paying Agent for the benefit of each such recipient for a period of up to one hundred and eighty (180) days from Closing (the “Withholding Drop Date”), unless Parent or Paying Agent is otherwise instructed explicitly by the Israel Tax Authority (“ITA”) and except as provided herein and during which period the Paying Agent shall not make any payments to any such holder of Company Ordinary Shares and withhold any amounts for Israeli Taxes from the payment deliverable pursuant to this Agreement, except as provided below and during which time each holder of Company Ordinary Shares may obtain a Valid Tax Certificate. If a holder of Company Ordinary Shares delivers, no later than three (3) Business Days prior to the Withholding Drop Date (i) in case the Withholding Tax Ruling is obtained, a declaration for Israeli Tax withholding purposes and any supporting documentation required by Withholding Tax Ruling, as applicable, or (ii) a Valid Tax Certificate to the Paying Agent, then the deduction and withholding of any Israeli Taxes shall be made only in accordance therewith subject to any non-Israeli withholding which is applicable to the payment (if any). Subject to the Withholding Tax Ruling, if obtained, if any holder of Company Ordinary Shares (i) does not provide the Paying Agent with a declaration for Israeli Tax withholding purposes and all supporting documentation (in case the Withholding Tax Ruling is obtained and requires such supporting documentation) or a Valid Tax Certificate, by no later than three (3) Business Days before the Withholding Drop Date, or (ii) submits a written request to the Paying Agent to release his/her/its portion of the Merger Consideration prior to the Withholding Drop Date and fails to submit a declaration for Israeli Tax withholding purposes and all supporting documentation (in case the Withholding Tax Ruling is obtained and requires such supporting documentation) or a Valid Tax Certificate at or before such time, then the amount to be withheld from such holder of Company Ordinary Shares’ portion of the Merger Consideration shall be calculated according to the applicable withholding rate as reasonably determined by the Paying Agent and the Israeli Withholding Agent. Unless otherwise determined in the Withholding Tax Ruling, any withholding made in New Israeli Shekels with respect to payments made hereunder in Dollars shall be calculated based on a conversion rate on the date the payment is actually made to a recipient, and any currency conversion commissions will be borne by the applicable payment recipient and deducted from payments to be made to such payment recipient. To the extent amounts are so withheld and timely paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the forgoing, if the Withholding Tax Ruling is not obtained, in accordance with the undertaking provided by the Israeli Withholding Agent to the Purchaser as required under Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates), the Merger Consideration payable to each holder of Company Ordinary Shares (other than Section 102 Shares) shall be paid, free of any withholding, to the Israeli Withholding Agent, and such amounts shall be paid to holders of Company Ordinary Shares (other than Section 102 Shares), via the Paying Agent, subject to the provisions of this Section 2.2(b), which shall apply, mutatis mutandis, to the Israeli Withholding Agent, and the Parties agree to adjust the payment procedures accordingly pursuant to Section 2.6.

(c) For the avoidance of doubt the provisions under this Section 2.3 shall not apply to Section 102 Shares.

SECTION 2.4. Company Options.

(a) Options. Prior to the Effective Time, the Company shall take all actions necessary to provide that each option to acquire Company Ordinary Shares granted under the Company’s equity plans including the Company’s 2001 Share Option Plan and 2021 Incentive Equity Plan, which is outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) (each, an “Option”) shall be accelerated and be terminated for no cost, without receiving consent from the holders of such Options.

(b) Employee Equity Awards. Prior to the Effective Time, the Company shall take all actions necessary to provide that each restricted share or restricted share unit, or any other equity award granted under the Company’s equity plans including the Company’s 2001 Share Option Plan and 2021 Incentive Equity Plan, which is outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) (each, an “Award”) shall be accelerated, and such shares shall participate in the Merger pursuant to Section 2.1 above (without any increase to the Merger Consideration).

(c) Company Stock Plans. Prior to the Effective Time, the Company shall make any amendments to the terms of the Company Stock Plans and related award agreements, and obtain any consents from holders of Options or Awards that are reasonably requested by Parent to give effect to the transactions contemplated by this Section 2.4 without liability and, notwithstanding anything to the contrary, payment may be withheld in respect of any Option or Award until any necessary consents are obtained. Without limiting the foregoing, the Company shall take all actions necessary to ensure that as of the Effective Time there shall be no outstanding Options, Awards, stock appreciation rights, restricted stock units, phantom equity awards, warrants or other rights or agreements which would entitle any Person, other than Parent and its Subsidiaries, to own any share capital of the Surviving Corporation or to receive any payment in respect thereof. Prior to the Effective Time, the Company shall take all actions necessary to terminate all of its Company Stock Plans, such termination to be effective at or before the Effective Time. For purposes of this Agreement, “Company Stock Plans” shall mean the following plans of the Company: the Company’s 2001 Share Option Plan and the Company’s 2021 Incentive Equity Plan.

(d) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Option consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

SECTION 2.5. Adjustments. Notwithstanding any provision of this ARTICLE II to the contrary (but without in any way limiting the covenants in Section 5.2 hereof), if between the date of this Agreement and the Effective Time the outstanding Company Ordinary Shares shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, as well as issuance of Company Ordinary Shares underlying grants of equity under the Company Stock Plans, the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

SECTION 2.6. Adjustment of Payment Procedures. If following the date hereof, the Parties mutually determine in good faith, based on discussions between the Parties and/or with the Paying Agent or Israeli Withholding Agent, or based on the Withholding Tax Ruling, if obtained, that the Parties are required to act in a manner other than as provided for in Section 2.3 and Section 2.4 above with respect to the Tax withholding and payment procedures set forth therein, the Parties agree to take all action necessary or advisable to act in accordance with such required Tax withholding and payment procedures.

ARTICLE III

Representations and Warranties of the Company

Other than as set forth in Schedule 3, the Company represents and warrants to the Parent and Merger Sub:

SECTION 3.1. Authority; Noncontravention.

(a) The Company is a corporation duly organized and validly existing under the laws of the state of Israel (with respect to any of its subsidiaries, any other relevant jurisdiction, as applicable) and has the power to own and lease its properties and to carry on its business as now being conducted and as proposed to be conducted.

(b) No consent, authorization or approval of any kind of any third party is required in connection with the execution or performance of this Agreement by the Company, except for such consents and approvals that have been obtained prior to the date hereof.

(c) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Transactions, have been duly authorized and approved by its Board of Directors and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation the Company, enforceable against it in accordance with its terms.

(d) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, shall (i) conflict with or violate any provision of the Company’s Memorandum of Association and Articles of Association, effective as of the date hereof (the “Company Charter Documents”), (ii) violate any judgment, writ or injunction of any Governmental Authority applicable to Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien upon any of the respective properties or assets of, Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any contract to which the Company or its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

SECTION 3.2. Governmental Approvals. Except for (i) filings required under, and compliance with other applicable requirements of, the Securities Act of 1933, as amended, (the “Securities Act”) and the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and (ii) the issuance of the Certificate of Merger by the Companies Registrar, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions.

SECTION 3.3. Information Supplied. The Proxy Statement (or any amendment or supplement thereto) shall comply in all material respects with the applicable requirements of the Exchange Act. The Proxy Statement shall not, at the time the Proxy Statement is first mailed to the shareholders of the Company, at the time of the Company Shareholders Meeting (as defined below) and at the time filed with the U.S. Securities and Exchange Commission (“SEC”), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing sentence, the Company makes no representation or warranty with respect to any information supplied by Parent, Merger Sub or any of their Representatives (as defined below) in writing specifically for inclusion in the Proxy Statement.

SECTION 3.4. Taxes.

(a) The Company has duly and timely filed all Tax Returns that it was required to file under applicable Laws and all such Tax Returns are true, correct and complete in all material respects. The Company has paid all Taxes that are required to be paid by it (whether or not shown on any Tax Return) except for Taxes that are being contested in good faith and with respect to which adequate reserves have been established in accordance with applicable GAAP, including U.S. GAAP or IFRS. The Company does not have any material deficiency for Taxes or other assessment relating to a material Tax and there are no matters under discussion with any Governmental Authority with respect to any material Taxes.

(b) The Company has complied with all applicable Laws relating to the payment and withholding of Taxes from payments made or deemed made to any Person and has duly and timely withheld and paid over to the appropriate Governmental Authority all amounts required to be so withheld and paid under all applicable laws.

(c) The Company does not have any pending request for any ruling or determination by or before a Governmental Authority relating to Taxes.

(d) The Company has not received any notice of any claim by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is, or may be, subject to taxation by, or required to file any Tax Return in, that jurisdiction and there is no reasonable basis for any such Governmental Authority to assert such a claim against the Company. The Company is, and has always been, tax resident solely in its country of incorporation. The Company does not have, nor has ever had, a “permanent establishment” (as defined in any applicable income tax treaty) or a fixed place of business in any country other than its country of incorporation.

(e) The Company is not subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling made with reference to the provisions of Part E2 of the Ordinance.

(f) The Company does not participate, and has never participated in, does not engage and has never engaged in any transaction listed in Section 131(g) of the Ordinance and the Income Tax Regulations (Reportable Tax Planning), 5767-2006 promulgated thereunder (or any comparable provision of state, local or foreign law) or is subject to reporting obligations under Sections 131D and 131E of the Ordinance or similar provisions under the Israel Value Added Tax Law of 1975.

(g) The Company is not, and has never been, a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(h) There currently are no limitations on the utilization of the net operating losses, built-in-losses, capital losses, Tax credits, or other Tax attributes of the Company under any applicable Law, and there are no limitations on Company’s ability to use such net operating losses, built-in-losses, capital losses, Tax credits, or other similar items under any applicable law.

SECTION 3.5. Liabilities. As of the date hereof, and as of the Closing Date, other than as set forth in Schedule 3.5, the Company has not assumed any material liability, debt or other commitment, not in the ordinary course of its business.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company:

SECTION 4.1. Organization and Standing. Each of Parent and Merger Sub is a corporation and each is duly organized, validly existing and in good standing under the laws of the State of Israel.

SECTION 4.2. Governmental Approvals. Except for (i) filings required under, and compliance with other applicable requirements of, the Securities Act and the Exchange Act, and (ii) the issuance of the Certificate of Merger by the Companies Registrar, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect.

SECTION 4.3. Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding share capital of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

SECTION 4.4. Corporate Power.

(a) Each of the Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Transactions; The execution, delivery and performance of this Agreement by each of the Parent and Merger Sub, and the consummation by each of the Parent and Merger Sub of the Transactions, have been duly authorized and approved by its respective Board of Directors and by the Parent in its capacity as the sole shareholder of Merger Sub, and no other corporate action on the part of either the Parent or Merger Sub is necessary to authorize the execution, delivery and performance by the Parent and/or Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by each of the Parent and Merger Sub and constitutes a legal, valid and binding obligation the Company, enforceable against it in accordance with its terms.

(b) Neither the execution and delivery of this Agreement by the Parent and/or Merger Sub nor the consummation by the Parent and/or Merger Sub of the Transactions, nor compliance by the Parent and/or Merger Sub with any of the terms or provisions hereof, shall (i) conflict with or violate any provision of the certificate of incorporation or articles of association of such entity, or (ii) violate any judgment, writ or injunction of any Governmental Authority applicable to Company or any of its Subsidiaries or any of their respective properties or assets.

SECTION 4.5. Financial Resources. Parent has the required internal financial resources to consummate the Transactions and without need to obtain any third party financing.

SECTION 4.6. Information Supplied. The information furnished by the Parent or Merger Sub for inclusion in the Proxy Statement shall not, at the time the Proxy Statement is first mailed to the shareholders of the Company, at the time of the Company Shareholders Meeting (as defined below) and at the time filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V

Additional Covenants and Agreements

SECTION 5.1. Preparation of the Proxy Statement; Shareholder Meeting.

(a) As soon as practicable following the date of this Agreement, the Company shall prepare and cause to be filed with the SEC a preliminary and definitive proxy statement to be sent to the shareholders of the Company with respect to soliciting proxies for the Company Shareholder Approval (the “Proxy Statement”). Each of the Merger Sub and Parent shall furnish all reasonably required information concerning itself, its Affiliates and the holders of its shares to the Company and provide such other assistance as may be reasonably requested by the Company in connection with the preparation, filing and distribution of the Proxy Statement. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement and cause the Proxy Statement to be mailed to the shareholders of the Company as promptly as practicable following resolution of all such comments. Prior to any filing of the Proxy Statement, the Company (x) shall provide Parent with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings, (y) shall include in such drafts, correspondence and filings all comments proposed by Parent and reasonably acceptable to the Company and, (z) to the extent practicable, the Company and its outside counsel shall permit Parent and its outside counsel to participate in all material communications, if any, with the SEC or its staff (including all meetings and telephone conferences) relating to the this Agreement or any of the Transactions. If at any time prior to the Effective Time any event shall occur, or fact or information shall be discovered, that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall, in accordance with the procedures set forth in this Section 5.1(a), prepare such amendment or supplement as soon thereafter as is reasonably practicable and to the extent required by applicable Law, cause such amendment or supplement to be promptly distributed to the shareholders of the Company. If, at any time prior to the receipt of the Company Shareholder Approval, any information relating to the Company, Merger Sub or Parent, or any of their respective Affiliates, is discovered by a Party that, in the reasonable judgment of the Company, should be set forth in an amendment of, or a supplement to, the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the Company, and Merger Sub and the Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to the Company Shareholders, as reasonably deemed necessary by the Company.

(b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its shareholders (the “Company Shareholders Meeting”) for the purpose of obtaining the Company Shareholder Approval and any such other matters as required in connection therewith under the Exchange Act or desired by the Company (with Parent’s approval). Subject to Section 5.3(c) hereof, the Company shall, through its Board of Directors, recommend to its shareholders approval of this Agreement (the “Company Board Recommendation”) and shall take all lawful action to solicit the approval of the Company shareholders. Pursuant to the terms of this Section 5.1, the Company shall use reasonable best efforts to solicit from the Company shareholders proxies in favor of the approval of this Agreement. The Company shall call, notice, convene, hold, conduct and solicit all proxies in connection with the Company Shareholder Meeting in compliance with all applicable legal requirements, including the Israeli Companies Law, the Israeli Securities Law and the Company Charter Documents. The Proxy Statement shall include a copy of the Company Board Recommendation. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 5.1(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company or any committee thereof of the Company Board Recommendation or such Board of Directors’ or such committee’s approval of this Agreement or the Merger.

SECTION 5.2. Conduct of Business. Except as expressly permitted by this Agreement or as required by applicable Law or required in order for the Company to perform its obligations under this Agreement or the Loan Agreement, during the period from the date of this Agreement until the Effective Time, the Company shall use reasonable commercial efforts, and shall cause each of its Subsidiaries to use reasonable commercial efforts, while taking into account their available financial resources to, (w) conduct its business in the ordinary course consistent with past practice, (x) comply in all material respects with all applicable Laws and the requirements of all material contracts to which the Company is a party as of the date hereof (“Material Contracts”), (y) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, in each case, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time, and (z) keep in full force and effect all material insurance policies maintained by the Company and its Subsidiaries, other than changes to such policies made in the ordinary course of business. Without limiting the generality of the foregoing, except as expressly permitted by this Agreement or as required by applicable Law or required in order for the Company to perform its obligations under this Agreement or the Loan Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

(a) (i) issue, sell, grant, dispose of, pledge or otherwise encumber any shares, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares, voting securities or equity interests, or any rights, warrants, options, restricted stock unit, phantom equity awards, calls, commitments or any other agreements of any character to purchase or acquire any shares, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares, voting securities or equity interests; provided that (A) the Company may issue Company Ordinary Shares upon the exercise of Options granted under the Company Stock Plans that are outstanding on the date of this Agreement and in accordance with the terms thereof as well as restricted shares the Company shareholders resolved to issue before the date of this Agreement and (B) shares, voting securities or equity interests of the Company’s Subsidiaries may be issued to the Company or a direct or indirect wholly owned Subsidiary of the Company; (ii) redeem, purchase or otherwise acquire any of its outstanding shares, voting securities or equity interests, or any rights, warrants, options, restricted stock unit, phantom equity awards, calls, commitments or any other agreements of any character to acquire any of its shares, voting securities or equity interests; (iii) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any of its shares or otherwise make any payments to its shareholders in their capacity as such (other than dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent); (iv) split, combine, subdivide or reclassify any of its shares; or (v) other than as required by Section 2.4 and subject to the approval of Parent (which approval shall not be unreasonably withheld or delayed) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Company Stock Plans or any agreement evidencing any outstanding stock option, restricted stock unit or other right to acquire shares of the Company or any restricted stock purchase agreement or any similar or related contract;

(b) to the extent not approved by the Parent, incur or assume any indebtedness for borrowed money or guarantee any indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, other than borrowings from the Company by a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

(c) sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including securities of Subsidiaries) to any Person;

(d) make any capital expenditure of more than $10,000;

(e) directly or indirectly acquire by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person or any assets;

(f) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business;

(g) (i) enter into, terminate or amend any Material Contract, (ii) enter into any contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions, or (iii) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement;

(h) (i) modify in any manner the compensation or benefits of any of its current and former directors or consultants, or former officers or employees, (ii) modify in any manner the compensation or benefits of any of its officers or employees, (iii) enter into, establish, amend or terminate any of the Company benefit or compensation plans in effect on the date of this Agreement other than as required pursuant to applicable Law; (iv) grant or promise any severance or termination pay or gratuity to any current or former director, officer, employee or consultant of the Company or its Subsidiaries other than as required pursuant to applicable Laws or required under the terms of a Company Plan that has been disclosed to Parent, (v) loan or advance any money or other property to any current or former director, officer or consultant of the Company or its Subsidiaries, (vi) loan or advance any money or other property to any current non-officer employee of the Company or its Subsidiaries, or (vii) terminate the employment of, or give notice of termination to, a key employee or more than five (5) employees together;

(i) make or change any election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any Tax claim or assessment or surrender any right to claim a refund of Taxes or apply or obtain any Tax ruling on its own behalf or on behalf of any of the shareholders of the Company, in each case, except in the ordinary course of business or as required by applicable Law;

(j) make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(k) amend the Company Charter Documents or the governing documents of any of its Subsidiaries;

(l) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

(m) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in accordance with their terms of liabilities, claims or obligations specifically reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in all required reports, schedules, forms, registration and other statements with the SEC since January 1, 2019, or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

(n) (i) other than in the ordinary course of business, make any representation or commitment to, or enter into any formal or informal understanding with any current or former employee, director, or consultant of the Company, any of its Subsidiaries, with respect to compensation, benefits, or terms of employment to be provided by Parent, any of its Subsidiaries at or subsequent to the Closing, except as set forth in writing by Parent for the express purpose of communications with any current or former employee, director, or consultant of the Company, any of its Subsidiaries, or (ii) issue any broadly distributed communication of a general nature to employees (including communications relating to terms and conditions of employment, benefits and compensation) or customers without the prior approval of Parent, except for communications in the ordinary course of business that do not relate to the Transactions or operation of the business after consummation of the Transaction;

(o) settle or compromise any litigation, proceeding or investigation material to the Company and its Subsidiaries taken as a whole (this covenant being in addition to the Company’s agreement set forth in Section 5.12 hereof);

(p) apply for or receive any tax or other incentive grant; or

(q) agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action which would (i) cause any of the representations or warranties of the Company set forth in this Agreement (A) that are qualified as to materiality to be untrue or (B) that are not so qualified to be untrue in any material respect, or (ii) in any material respect impede or delay the ability of the parties to satisfy any of the conditions to the Merger set forth in this Agreement.

SECTION 5.3. No Solicitation by the Company; Etc.

(a) The Company shall, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal, and use its best efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by the Company, its Subsidiaries or Representatives. The Company shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly (i) solicit, initiate, cause, facilitate or knowingly encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal, (ii) participate in any discussions or negotiations with any third party regarding any Takeover Proposal or (iii) enter into any agreement related to any Takeover Proposal; provided, however, that if after the date hereof and prior to obtaining the Company Shareholders Approval the Board of Directors of the Company receives an unsolicited, bona fide written Takeover Proposal made after the date hereof in circumstances not involving a breach of this Agreement, the Loan Agreement, the Term Sheet by and between the parties dates January 19, 2022 or any standstill agreement, and the Board of Directors of the Company reasonably determines in good faith, after consultation with its outside legal counsel, that (i) such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (ii) that the failure to take such action would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable Law, then the Company may, at any time prior to obtaining the Company Shareholders Approval (but in no event after obtaining the Company Shareholders Approval) and after providing Parent not less than 24 hours written notice of its intention to take such actions (A) furnish information (including non-public information) with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal, but only after such Person enters into (or has previously entered into) a customary confidentiality agreement with the Company; provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and may not restrict the Company from complying with this Section 5.3 and (2) the Company advises Parent of all such non-public information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person the Company delivers to Parent all such information not previously provided to Parent, and (B) participate in discussions and negotiations with such Person regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company’s Subsidiaries or Representatives shall be deemed to be a breach of this Section 5.3 by the Company. The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within 24 hours of the execution thereof.

(b) In addition to the other obligations of the Company set forth in this Section 5.3, the Company shall promptly advise Parent, orally and in writing, and in no event later than twenty-four (24) hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written documents received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent fully informed of all developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall provide Parent with copies of any additional materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(c) Except as expressly permitted by this Section 5.3(c), neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation or the approval or declaration of advisability by such Board of Directors of this Agreement and the Transactions (including the Merger) or (B) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (ii) approve or recommend, or propose to approve or recommend, or cause or authorize the Company or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal (other than a confidentiality agreement in accordance with Section 5.3(a)) (any action described in these clauses (i) and (ii) being referred to as a “Company Adverse Recommendation Change”). Notwithstanding the foregoing, the Board of Directors of the Company may make a Company Adverse Recommendation Change, if such Board determines in good faith, after reviewing applicable provisions of applicable Laws and after consulting with and receiving advice from outside counsel, that the failure to make such Company Adverse Recommendation Change would constitute a breach by the Board of Directors of the Company of its fiduciary duties to the Company’s shareholders under the Israeli Companies Law or any other applicable Law (provided, however, that in order to determine the appropriate standards that would apply to such fiduciary duties, the Company Board of Directors may also consider and act on the basis of the fiduciary duties owed by a board of directors to the shareholders of a company under Delaware Law); provided, however, that no Company Adverse Recommendation Change may be made in response to a Superior Proposal until after the third (3rd) business day following Parent’s receipt of written notice (unless at the time such notice is otherwise required to be given there are less than three (3) business days prior to the Company Shareholders Meeting, in which case the Company shall provide as much notice as is reasonably practicable) from the Company (a “Company Adverse Recommendation Notice”) advising Parent that the Board of Directors of the Company intends to make such Company Adverse Recommendation Change and specifying the terms and conditions of such Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new Company Adverse Recommendation Notice and a new three (3) business day period (unless at the time such notice is otherwise required to be given there are less than three (3) business days prior to the Company Shareholders Meeting, in which case the Company shall provide as much notice as is reasonably practicable)). In determining whether to make a Company Adverse Recommendation Change in response to a Superior Proposal, the Board of Directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent (in response to a Company Adverse Recommendation Notice or otherwise) in determining whether such third party Takeover Proposal still constitutes a Superior Proposal.

(d) For purposes of this Agreement:

“Takeover Proposal” means any bona fide proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) in an amount equal to twenty percent (20%) or more of the aggregate Merger Consideration, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of twenty percent (20%) or more of any class of equity securities of the Company, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning twenty percent (20%) or more of any class of equity securities of the Company or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, in each case, other than the Transactions.

“Superior Proposal” means a bona fide written offer, obtained after the date hereof and not in breach of this Agreement or any standstill agreement, to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Company or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, which is not subject to a financing contingency, and which is otherwise on terms and conditions which the Board of Directors of the Company determines in its good faith and reasonable judgment (after consultation with outside counsel) to be more favorable to the Company’s shareholders from a financial point of view than the Merger and the other Transactions, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by Parent in writing and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals)).

(e) Nothing in this Section 5.3 shall prohibit the Company or the Board of Directors of the Company from (i) taking and disclosing to the Company’s shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any communication required under Israeli Law with substantially similar content) or a position contemplated by Section 329 of the Israeli Companies Law, or (ii) making any disclosure to the shareholders of the Company if such Board determines in good faith, after consultation with outside counsel, that failure to so disclose such position would reasonably likely to constitute a violation of applicable Law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.3(c).

(f) For the avoidance of doubt, notwithstanding any Company Adverse Recommendation Change the Company shall remain obligated to hold the Company Shareholder Meeting unless this Agreement has been terminated in accordance with Section 7.1.

SECTION 5.4. Exemption, Indemnification and Insurance.

(a) Except in cases of fraud or willful misconduct, Parent and its affiliates exempt the Company’s current directors, current officers, current employees from any liability to the extent relating to the approval of the transactions contemplated under this Agreement.

(b) The Company represents that the indemnification agreements listed in Schedule 5.4(b) are the only indemnification agreements that exist and are valid as of the date hereof and as of Closing with respect to current directors and officers. Parent and Merger Sub agree that all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current directors, current officers or current employees (in the case of employees, only such persons who are covered by the Company’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance as of the date hereof) of the Company (the “D&O Indemnified Parties”) as provided in the Company’s Articles of Association or any indemnification contract between such Person and the Company (in each case, as in effect on, and, in the case of any indemnification Contracts, to the extent made available to Parent prior to, the date of this Agreement) shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain in effect the exculpation, indemnification and advancement of expenses equivalent to the provisions of the Company’s articles of association as in effect immediately prior to the Effective Time with respect to acts or omissions occurring prior to the Effective Time and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Parties; provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the final disposition of such action or final resolution of such claim.

(c) Notwithstanding anything to the contrary set forth in this Section 5.4 or elsewhere in this Agreement, without the prior express written consent of the applicable D&O Indemnified Party, neither Parent nor any of its Subsidiaries (including the Surviving Company and any of its Subsidiaries) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification is sought by a D&O Indemnified Party under or as contemplated by this Agreement unless such settlement, compromise, consent or termination does not include any admission of wrongdoing by such D&O Indemnified Party and includes an unconditional release of such D&O Indemnified Party from all liability arising out of such claim, proceeding, investigation or inquiry.

(d) Prior to the Effective Time, Parent shall cause the Surviving Company as of or after the Effective Time to, purchase for the D&O Indemnified Parties a six (6)-year prepaid “tail” policy, with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance, with respect to matters arising on or before the Effective Time (including in connection with this Agreement and the transactions or actions contemplated by this Agreement), and the Surviving Company and Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored; provided further that the Surviving Company shall not be required to pay, to secure such “tail” policy in excess of three hundred percent (300%) of the last annual premium paid by the Company prior to the date of this Agreement in respect of such existing policies of current directors’ and current officers’ liability insurance and fiduciary liability insurance, but in such case shall purchase as much coverage as reasonably practicable for such amount.

(e) The covenants contained in this Section 5.4 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and shall not be deemed exclusive of any other rights to which any such Person is entitled, whether pursuant to Law, contract or otherwise.

(f) For the avoidance of any doubt, it is hereby clarified that the provisions of this Section 5.4 shall apply to five directors and officers that serve on the date hereof, but shall not apply to any former director or former officer of the Company.

SECTION 5.5. In the event that Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors or assigns or transferees of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in Section 5.4.

SECTION 5.6. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement (including Section 5.6(c)), each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions.

(b) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions. Subject to applicable Laws, the Company and its Subsidiaries agree not to participate in any scheduled meeting or substantive discussion, either in person or by telephone, with any Governmental Authority in connection with the Transactions unless they consult with Parent in advance and, to the extent not prohibited by such Governmental Authority, give Parent the opportunity to attend and participate.

(c) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions. Notwithstanding the foregoing or any other provision of this Agreement, the Company shall not, without Parent’s prior written consent, commit to any divestiture transaction or agree to any restriction on its business, and nothing in this Section 5.6 shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to Section 7.1 so long as such party has up to then complied in all material respects with its obligations under this Section 5.6, (ii) require Parent or Merger Sub to offer, accept or agree to (A) dispose, license or hold separate (in trust or otherwise) any part of its or the Company’s businesses, operations, assets or product lines (or a combination of Parent’s and the Company’s respective businesses, operations, assets or product lines), (B) not compete in any geographic area or line of business, (C) restrict the manner in which, or whether, Parent, the Company, the Surviving Corporation or any of their Affiliates may carry on business in any part of the world (including, but not limited to, any such party’s freedom of action with respect to future acquisitions of assets or businesses or its full rights of ownership with respect to any of its assets or businesses) and/or (D) accept any undertaking or condition, enter into any consent decree, accept any operational restriction, or take any other action that, in the reasonable judgment of Parent, could be expected to limit the right of Parent or the Surviving Corporation to own or operate all or any portion of their respective businesses or assets or (iii) require any party to this Agreement to contest or otherwise resist any administrative or judicial action or proceeding, including any proceeding by a private party, challenging any of the Transactions as violative of any Antitrust Law.

SECTION 5.7. Merger Proposal.

(a) As soon as practicable following the date of this Agreement: (i) each of the Company and Merger Sub shall cause a merger proposal (in the Hebrew language) substantially in the form attached as Exhibit B (each, a “Merger Proposal”) to be executed in accordance with Section 316 of the Israeli Companies Law; (ii) the Company and Merger Sub shall call the Company Shareholders Meeting and a general meeting of Merger Sub’s shareholder, respectively; (iii) the Company and Merger Sub shall jointly deliver the Merger Proposal to the Companies Registrar within three (3) days from the calling of such shareholders’ meetings; and (iv) each of the Company and Merger Sub shall cause a copy of its Merger Proposal to be delivered to its secured creditors, if any, no later than three (3) days after the date on which the Merger Proposal is delivered to the Companies Registrar and shall promptly inform its respective nonsecured creditors, if any, of its Merger Proposal and its contents in accordance with Section 318 of the Israeli Companies Law and the regulations promulgated thereunder.

(b) Promptly after the Company and Merger Sub shall have complied with the preceding paragraph and with subsections (i) and (ii) below, but in any event no more than three (3) business days following the date on which such notice was sent to the creditors, the Company and Merger Sub shall inform the Companies Registrar, in accordance with Section 317(b) of the Companies Law, that notice was given to their respective creditors under Section 318 of the Israeli Companies Law and the regulations promulgated thereunder. In addition to the foregoing, each of the Company and, if applicable, Merger Sub, shall:

(i) Publish a notice to the Company’s creditors, stating that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at the office of the Companies Registrar, the Company’s registered offices or Merger Sub’s registered offices, as applicable, and at such other locations as the Company or Merger Sub, as applicable, may determine, in (A) two (2) daily Hebrew newspapers circulated in Israel, on the day that the Merger Proposal is submitted to the Companies Registrar, (B) if required, a newspaper circulated in New York City, no later than three (3) business days following the day on which the Merger Proposal was submitted to the Companies Registrar and (C) if required, in such other manner as may be required by applicable Laws and regulations; and

(ii) Within (4) four business days from the date of submitting the Merger Proposal to the Companies Registrar, send a notice by registered mail to all of the “Substantial Creditors” (as such term is defined in the regulations promulgated under the Israeli Companies Law) that the Company or Merger Sub, as applicable, is aware of, in which it shall state that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at such additional locations, if such locations were determined in the notice referred to in subsection (i) above.

SECTION 5.8. Cease quotations, de-registration and timely SEC Filings. The Company shall take all actions reasonably necessary to cease the quotation of the Company’s Ordinary Shares on the OTCQX and terminate the Company’s registration under the Exchange Act, and shall promptly take all necessary actions, and make all necessary filings, to ensure such ceasing quotation and termination of the registration of the Company, in each case effective as of the Effective Time or as soon as practicable thereafter. The Company shall timely file with the SEC all reports which the Company is required to file under the Exchange Act until its deregistration.

SECTION 5.9. Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company and issued on a mutually agreed upon date promptly following the date hereof. Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior written consent of the other party (in which case the party preparing any such public announcement shall provide the other party with a draft of such public announcement at least two (2) business days prior to the date in which such public announcement is planned), except as may be required by Law, including securities laws, or by any applicable listing agreement with a national securities exchange, TASE or Nasdaq as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party).

SECTION 5.10. Access to Information; Confidentiality.

(a) Subject to applicable Laws relating to the exchange of information, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and Parent’s representatives reasonable access during normal business hours and upon reasonable advance notice to all of the Company’s and its Subsidiaries’ properties (including real properties), books, contracts, commitments, records and correspondence (in each case, whether in physical or electronic form), officers and employees and, unless explicitly specified otherwise in this Section 5.10, the Company shall furnish promptly to Parent (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal, state or foreign securities Laws (and the Company shall deliver to Parent a copy of each report, schedule and other document proposed to be filed or submitted by the Company pursuant to the requirements of federal or foreign securities Laws not less than one (1) business day prior to such filing) and a copy of any communication (including “comment letters”) received by the Company from the SEC concerning compliance with securities Laws and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request. Such access shall include the right during normal business hours and upon reasonable notice.

(b) Notwithstanding anything to the contrary in this Agreement, the Company shall not disclose any information to Parent, until the Effective Date, if such disclosure would, in the Company’s sole discretion: (w) cause significant competitive harm to the Company and its businesses with respect to any of its clients; (x) jeopardize any attorney-client or other privilege; or (y) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

SECTION 5.11. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (iii) the discovery of any fact or circumstance that, or the occurrence or nonoccurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (A) that is qualified as to materiality to be untrue and (B) that is not so qualified to be untrue in any material respect, and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice.

SECTION 5.12. Securityholder Litigation. The Company shall give Parent the opportunity (at Parent’s sole cost and expense) to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Transactions, and no such settlement shall be agreed to without Parent’s prior consent, which shall not be unreasonably withheld, conditioned or delayed.

SECTION 5.13. Withholding Tax Ruling. As soon as practicable following the date of this Agreement but in no event later than fifteen (15) days after the date hereof, the Company shall instruct its Israeli counsel to prepare and file with the ITA an application for a ruling (which shall be approved by Parent prior to its submission and which approval shall not be unreasonably withheld, conditioned or delayed) confirming that: (i) the deposit of the Merger Consideration by Parent with the Paying Agent shall be exempt from any Israeli withholding tax; and (ii) with respect to holders of Company Ordinary Shares (other than Section 102 Shares) that are non-Israeli residents (as defined in the Ordinance or as will be determined by the ITA), (A) exempting Parent, the Paying Agent, the Surviving Corporation and their respective agents from any obligation to withhold Israeli Tax at the source from any consideration payable or otherwise deliverable pursuant to this Agreement, including the Merger Consideration, or clarifying that no such obligation exists, or (B) clearly instructing Parent, the Paying Agent, the Surviving Corporation and their respective agents on how such withholding at the source is to be implemented, and in particular, with respect to the classes or categories of holders of Company Ordinary Shares from which Israeli Tax is to be withheld (if any), the rate or rates of withholding to be applied and how to identify any such non-Israeli residents; (iii) with respect to holders of Company Ordinary Shares (other than Section 102 Shares) that are Israeli residents (as defined in the Ordinance or as will be determined by the ITA) (x) exempting Parent, the Paying Agent, the Surviving Corporation and their respective agents from any obligation to withhold Israeli Tax at the source from any consideration payable or otherwise deliverable pursuant to this Agreement, including the Merger Consideration, or clarifying that no such obligation exists, or (y) clearly instructing Parent, the Paying Agent, the Surviving Corporation and their respective agents on how such withholding at the source is to be executed, and in particular, with respect to the classes or categories of holders of the Company Ordinary Shares from which Tax is to be withheld (if any), the rate or rates of withholding to be applied(the “Withholding Tax Ruling”). The final wording of the Withholding Tax Ruling shall be approved in advance by Parent and its Israeli advisors prior to its final issuance (such approval shall not be unreasonably withheld, conditioned or delayed) and any costs associated with the application for the Withholding Tax Ruling shall be paid by the Company (it being clarified that Parent shall pay and bear the costs of its own advisors). For the avoidance of doubt, the Company shall not make any application to the ITA with respect to any matter relating to Withholding Tax Ruling without first consulting with the Parent’s advisors and granting the Parent’s advisors the opportunity to review, comment on and approve the draft application for issuance of the Withholding Tax Ruling (such approval not to be unreasonably withheld, conditioned or delayed), and the Company shall inform the Parent’s advisors of the content of any material discussions and meetings relating thereto in advance and allow the Parent’s advisors to participate in any such discussions or meetings.

SECTION 5.14. Fees and Expenses. Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with this Agreement, the Voting and Support Agreements, the Merger and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

ARTICLE VI

Conditions Precedent

SECTION 6.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained in accordance with applicable Laws and the Company Charter Documents;

(b) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal; and

(c) Israeli Statutory Waiting Periods. At least fifty (50) days shall have elapsed after the filing of the Merger Proposals with the Companies Registrar and at least thirty (30) days shall have elapsed after the approval of the Merger by the shareholders of the Company and Merger Sub.

SECTION 6.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained herein and in the Loan Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;

(c) No Litigation, Etc. There shall not be any action, investigation, proceeding or litigation instituted, commenced, pending or, to the Knowledge of the Company, threatened by or before any Governmental Authority that would or that seeks or is reasonably likely to (i) restrain, enjoin, prevent, prohibit or make illegal the acquisition of some or all of the shares of Company Ordinary Shares by Parent or Merger Sub or the consummation of the Merger or the other Transactions, (ii) impose limitations on the ability of Parent or its Affiliates effectively to exercise full rights of ownership of all shares of the Surviving Corporation, (iii) restrain, enjoin, prevent, prohibit or make illegal, or impose material limitations on, Parent’s or any of its Affiliates’ ownership or operation of all or any material portion of the businesses and assets of the Company and its Subsidiaries, taken as a whole, or, as a result of the Transactions, of Parent and its Subsidiaries, taken as a whole, (iv) as a result of the Transactions, compel Parent or any of its Affiliates to dispose of any shares of the Surviving Corporation or to dispose of or hold separate any material portion of the businesses or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or (v) impose damages on Parent, the Company or any of their respective Subsidiaries as a result of the Transactions in amounts that are material in relation to the Company or the Transactions;

(d) No Restraint. No Restraint that could reasonably be expected to result, directly or indirectly, in any of the effects referred to in Section 6.2(c) shall be in effect;

(e) Director Resignations. Parent shall have received written resignation letters from each of the members of the respective board of directors of the Company and its Subsidiaries, or other evidence of their removal, effective as of the Closing;

(f) Termination of Registration. The Company shall (a) have taken all actions necessary to be eligible to cause the cessation of quotation of the Company Ordinary Shares on the Over-the-Counter Market and the termination of the registration thereof under the Exchange Act, in each case as soon as permissible after the Effective Time, and (b) be able to provide all necessary certifications on Form 15 as of immediately after the Effective Time (including without limitation having filed all necessary filings and reports to be current with the SEC (without regard to any extension under Rule 12b-25 of the Exchange Act)).

(g) Consents. The Company shall have obtained those approvals, consents or waivers listed on Section 6.2(g) hereto in a form reasonably satisfactory to Parent and copies thereof shall have been delivered to Parent.

SECTION 6.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer of Parent to such effect; and

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer of Parent to such effect.

SECTION 6.4. Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other Transactions, as required by and subject to Section 5.6.

ARTICLE VII

Termination

SECTION 7.1. Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors; or

(b) by Parent

(i) if the Merger shall not have been consummated on or before the Termination Date; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to the Parent if its material breach of this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement;

(ii) if any Restraint having the effect set forth in Section 6.1(b) shall be in effect and shall have become final and nonappealable;

(iii) if the Merger Agreement has not been put to the vote of the shareholders of the Company by May 5, 2022; or if such Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof, by May 31, 2022; or

(iv) if a Company Adverse Recommendation Change is made in the circumstances set forth in Section 5.3(c) above (Company Adverse Recommendation Change).

(c) by the Company, if the Merger Agreement was voted against, or if the required majority was not obtained for the approval of the Merger, in the Company's Shareholders Meeting.

SECTION 7.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of the penultimate sentence of Section 5.10, Section 5.14, Section 7.2 and Section 7.3, and ARTICLE VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except (i) the Company may have liability as provided in Section 7.3, and (ii) nothing shall relieve any party from liability for fraud or any willful breach of this Agreement.

SECTION 7.3. Termination Fee.

(a) In the event that this Agreement is terminated by Parent pursuant to Section 7.1(b)(i), 7,1(b)(iii) or 7.1(b)(iv) for a reason that is not directly and exclusively related to Parent or Merger Sub, or pursuant to Section 7.1(c), the Company shall pay to Parent a termination fee equal to $1,500,000 in cash (the “Termination Fee”).

(b) Any payment required to be made pursuant Section 7.3(a) shall be made to Parent promptly following the and in any event not later than five (5) business days after delivery to the Company of a written notice of demand for payment.

(c) The company is entitled to deduct and withhold from the Termination Fee such amounts as may be required to be deducted and withheld with respect thereto under the Ordinance, and any amounts so withheld or deducted and timely remitted to the ITA shall be treated for all purposes of this Agreement as having been paid to Parent. In the event that the Company determines it is required to withhold amounts on account of Israeli Taxes from or in connection with the Termination Fee, the Company shall notify Parent of such determination prior to making such withholding and allow Parent to obtain and present a valid withholding certificate issued by the ITA, allowing an exemption from, or a reduced rate of, withholding with respect to the Termination Fee, and any withholding of Israeli taxes from the Termination Fee, if any, shall be made in accordance with such certificate, it being understood that a valid certificate pursuant to Israeli Income Tax Regulations (Withholding from Payments for Services or Assets), 5737-1977 shall suffice for this purpose.

(d) In the event that the Company shall fail to pay the Termination Fee required pursuant to this Section 7.3 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at the prevailing prime rate of the two largest banks in Israel plus 10% (ten percent) during such period, as such bank’s Prime Lending Rate. In addition, if the Company shall fail to pay such fee, as the case may be, when due, the Company shall also pay to Parent all of Parent’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such fee, as the case may be. The Company acknowledges that the fee and the other provisions of this Section 7.3 are an integral part of the Transactions and that, without these agreements, Parent would not enter into this Agreement.

ARTICLE VIII

Miscellaneous

SECTION 8.1. No Survival, Etc. Except as otherwise provided in this Section 8.1, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors or representatives, whether prior to or after the execution of this Agreement, and no information provided or made available, including any projections, forecasts or estimates of the Company and its Subsidiaries, shall be deemed to be disclosed in this Agreement, except to the extent actually set forth herein. Parent and Merger Sub understand and agree that they are acquiring the Company pursuant to this Agreement without reliance upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to the Company or any of its Subsidiaries, except for the representations and warranties made by the Company that are expressly set forth in this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in ARTICLE II and Section 5.10 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Section 5.11, Section 7.2 and Section 7.3 and this ARTICLE VIII shall survive termination indefinitely.

SECTION 8.2. Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Shareholder Approval, by written agreement of all of the parties hereto, by action approved by their respective Boards of Directors; provided, however, that following approval of the Transactions by the shareholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the shareholders of the Company without such approval.

SECTION 8.3. Extension of Time, Waiver, Etc. At any time prior to the Effective Time, either the Company, on the one hand, or Parent or Merger Sub, on the other hand, may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 8.4. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent that is an Israeli company, but no such assignment shall relieve Merger Sub of any of its obligations hereunder; provided, that (i) under no circumstances shall such assignment in any way prevent, impair or materially delay the consummation of the Transactions and (ii) to the extent any such assignment results in withholding taxes that exceed the amount of withholding taxes that would have been applicable but for such assignment, the party that made such assignment shall pay additional amounts as necessary to ensure that the recipient of any payment under this Agreement receives the same amount that it would otherwise have received if no such assignment had been made. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under Section 8.4 shall be null and void.

SECTION 8.5. Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.6. Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Voting and Support Agreements, the Loan Agreement and the binding term sheet dated January 19, 2022 by and between the Company and Parent (the “Term Sheet”) (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder, unless explicitly mentioned in such agreements, including Section (xx) to the Term Sheet.

SECTION 8.7. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed, enforced and interpreted in accordance with, the laws of the State of Israel. The competent courts in Tel Aviv – Jaffa district shall have exclusive jurisdiction over any dispute or claim arising in connection with or as a result of this Agreement, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of such court.

SECTION 8.8. Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the competent courts in Tel Aviv – Jaffa, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 8.9. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, e-mailed or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

Nayax Ltd.

3 Arik Einstein St.

Herzliya 465907, Israel

Attention: Michael Galai, michaelg@nayax.com

with a copy (which shall not constitute notice) to:

Herzog, Fox & Neeman

Herzog Tower 6 Yitzhak Sade St.

Tel Aviv, 6777506, Israel

Attention:  Nir Dash, dashn@herzoglaw.co.il

Ron Ben Menachem, ron@herzoglaw.co.il

If to the Company, to:

On Track Innovations Ltd.

5 Hatnufa St., Yokneam Industrial Zone

Box 372, Yokneam, Israel

Attention: Amir Eilam, CEO, amir_e@otiglobal.com

with a copy (which shall not constitute notice) to:

Gornitzky & Co. Vitania Tower 20 Haharash St.

Tel Aviv 6761310, Israel

Attention: Shy S. Baranov, Adv., baranov@gornitzky.com

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

SECTION 8.10. Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Laws in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.11. Definitions.

As used in this Agreement, the following terms have the meanings ascribed thereto below:

“102 Trustee” means Altshuler Shaham Benefits, the trustee appointed by the Company from time to time in accordance with the provisions of the Ordinance, and approved by the ITA.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Business Day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the State of Israel are authorized or required by Law to be closed. “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Shareholder Approval” means the affirmative vote of the shareholders of at least a majority of the outstanding voting power of the Company of the approval of this Agreement, the Merger and the consummation of the Transactions at the Company Shareholders Meeting.

“GAAP” shall mean generally accepted accounting principles in the United States as of the date hereof.

“Governmental Authority” shall mean any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“Knowledge” shall mean, with respect to the Company, the actual knowledge after due inquiry of the Company’s Chief Executive Officer and Chief Financial Officer.

“Loan Agreement” shall mean the Senior Secured Convertible Loan Agreement by and between the Company and Parent dated January 27, 2022.

“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority.

“Ordinance” means the Israeli Income Tax Ordinance (New Version), 5721-1961, as amended, and the rules and regulations promulgated thereunder.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Section 102 Shares” means any Company Ordinary Shares that are held by the 102 Trustee.

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Authority or any taxing authority, including, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated tax filing or declaration required to be filed with any Governmental Authority or any taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Termination Date” shall mean July 1, 2022.

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger, and the Voting and Support Agreements and the transactions contemplated thereby.

“Valid Tax Certificate” means a valid certificate, ruling or any other written instructions regarding Tax withholding, issued by the ITA, in form and substance reasonably satisfactory to the Paying Agent that is applicable to the payments to be made pursuant to this Agreement stating that no withholding, or reduced rate of withholding, of Israeli Tax is required with respect to such payments or providing other instructions regarding such payments or withholding. For the sake of clarity, (i) the Withholding Tax Ruling, provided it includes such instructions, and provided, further that if the Withholding Tax Ruling requires the affirmative consent of the relevant holder and/or that such holder provides certain declarations and/or supporting documentation, such holder consented in writing to join any such applicable ruling and provided any declaration and supporting documentation required by the Withholding Tax Ruling, and (ii) with respect to payment for Company Ordinary Shares that are registered on the OTCQX (other than payment that is made with respect to Section 102 Shares), a certification pursuant to the Israel Income Tax Regulations (Withholding from Consideration, Payment or Capital Gain in the Sale of a Security, Sale of a Unit in a Mutual Fund or in a Future Transaction), 5763-2002, will be considered Valid Tax Certificates.

SECTION 8.12. Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

NAYAX LTD.

Signature:	/s/ Yair Nechmad
Name:	Yair Nechmad
Title:	CEO

NAYAX LTD.

Signature:	/s/ David Ben Avi
Name:	David Ben Avi
Title:	Co-Founder & CEO

OTI MERGER SUB LTD.

Signature:	/s/ Michael Galai
Name:	Michael Galai
Title:	Director

ON TRACK INNOVATIONS LTD.

Signature:	/s/ Amir Eilam
Name:	Amir Eilam
Title:	CEO

ON TRACK INNOVATIONS LTD.

Signature:	/s/ Assaf Cohen
Name:	Assaf Cohen
Title:	CFO

[signature page to Agreement and Plan of Merger]

Annex B

EXECUTION VERSION

SENIOR SECURED CONVERTIBLE LOAN AGREEMENT

BY AND BETWEEN

ON TRACK INNOVATIONS LTD.,

AND NAYAX LTD.

Dated as of January 27, 2022

This Senior Secured Convertible Loan Agreement (the “Agreement”) is made and entered into as of January 27, 2022 (the “Effective Date”), by and between On Track Innovations Ltd., a company organized under the laws of the State of Israel with registration no. 520042862 (the “Company”), and Nayax Ltd., a company organized under the laws of the State of Israel with registration no. 513639013 (the “Lender” and together with the Company, the “Parties”).

WHEREAS, on January 10, 2022, the Company filed with the Nazareth District Court certain petitions under the Israeli Insolvency and Economic Rehabilitation Law – 2018 (the “Insolvency Proceedings”);

WHEREAS, on January 19, 2022, in order to avoid the Insolvency Proceedings, the Parties entered into a Term Sheet (the “Term Sheet”), pursuant to which the Lender, among other things, agreed to extend to the Company this senior secured convertible loan and subsequently, the Company’s petitions in the Insolvency Proceedings were, with the court’s approval, withdrawn by the Company;

WHEREAS, this Agreement is intended as the first step in a two-step transaction where ultimately the Lender shall purchase 100% of the share capital of the Company; and

WHEREAS, the board of directors of each Party has determined that it is in the best interests of the Company and the Lender, as applicable, to enter into this Agreement;

NOW, THEREFORE, in consideration of these premises, the respective covenants of the Company and the Lender set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	TERMS OF LOAN

1.1.	Loan. Subject to the terms of this Agreement, the Lender shall lend to the Company an amount of US$5,500,000 (five million and five hundred thousand U.S. dollars) (the “Principal Amount”). The Principal Amount, minus the Advancement (as defined below), shall be wired by the Lender to the Company (or directly to the Company’s creditors in such amounts and allocation as set out in Exhibit A to the extent the Company may so request from the Lender) no later than one (1) business day after the Effective Date, by means of wire transfer of immediately available funds.

1.2.	Advancement. The Company confirms that an amount of US$173,178 (one hundred seventy-three thousand and one hundred seventy-eight U.S. dollars)[1] was transferred on January 19, 2022, from the Lender, on behalf of the Company, to the Company’s employees’ bank accounts, as an advancement on account of the Principal Amount (the “Advancement”).

1.3.	Use of Proceeds. The Company undertakes to utilize the Principal Amount to fund only the items listed on Exhibit A attached hereto. Exhibit A also indicates what portions of the Principal Amount shall be paid to the Company, and what portions of the Principal Amount shall be paid directly to the Company’s creditors (including secured lenders). Until such time as the Company and the Lender shall enter into a Merger Agreement (as defined below), the Company shall provide the Lender with a periodic report outlining the uses of the Principal Amount in the previous week, in a form and timing to be agreed by the Parties.

1.4.	Additional Amounts. The Lender may, at its sole discretion, extend additional amounts to the Company under this Agreement (the “Additional Amounts”) in order, among other things, to allow the Company to pay its debts as they become due, provided that with respect to such Additional Amounts, if extended by the Lender to the Company (a) the uses of such Additional Amounts shall be approved in advance and in writing by the Lender, and (b) such Additional Amounts shall be deemed a part of the Principal Amount and the terms of the Agreement and any related security interest shall apply to such Additional Amounts in full. 1.5. Interest. The Principal Amount shall bear interest at an annual compounded rate of 10% (ten percent), which shall accrue daily until the Maturity Date (as defined below) (the “Interest”). Each fiscal quarter, commencing on April 1, 2022 (and following on the first date of the first month of each subsequent quarter), the Company shall pay to the Lender the Interest accumulated during the previous quarter and any additional Value Added Tax (as applicable, upon receipt of an invoice), by a wire transfer of immediately available funds. The Principal Amount together with the accrued Interest, and any Additional Amounts (and any Interest accrued thereon) shall be referred to herein, in the aggregate, as the “Loan Amount”.

1.6.	Ranking. The Principal Amount shall be used, among other things, to irrevocably pay in full the Company’s debts to Bank Leumi and repayment of the loan under that certain loan financing agreement dated December 9, 2020 between the Company and Jerry L. Ivy, Jr., Descendants’ Trust, as amended (the “Ivy Agreement”). Upon full payment of the debts to Bank Leumi and the repayment in full of the loans under the Ivy Agreement (the “Secured Lenders Repayment”) and removal of security interests relating thereto, the Loan Amount shall rank senior to any other indebtedness of the Company.

[1]	Based on wire in an amount of ILS 541,180.73 dated January 19, 2022, and the Bank of Israel representative exchange rate of ILS 3.125 / $1.

1.7.	Repayment. The Principal Amount shall be due and payable in full by the Company on the second (2nd) anniversary of the Effective Date (the “Maturity Date”), by wire transfer to the Lender’s bank account which details shall be provided to the Company in writing prior to the Maturity Date. If the Maturity Date is not a business day in Israel, such payment shall be made on the following business day. Except for in the case of Conversion, the Principal Amount may not be repaid by the Company prior to the Maturity Date.

2.	COLLATERAL

2.1.	Floating Charge. On the Effective Date, the Company shall enter into a debenture, in the form attached hereto as Exhibit B, as security for the Loan Amount (including any Additional Amounts), granting to the Lender a first priority floating charge over all the assets of the Company as of the date hereof or hereafter acquired (the “Floating Charge”).

2.2.	Removal of Existing Charges. After the Effective Date, and provided that the Secured Lenders Repayment shall have taken place, the Company shall present to the Lender duly exercised approvals of all of the secured lenders of the Company approving the removal and release of the existing charges registered in the name of such secured lenders from the registry of the Companies Registrar, which approvals shall be filed with the Companies Registrar within one (1) business day from the date of receipt thereof.

2.3.	Negative Pledge. As of the Effective Date and until full and complete repayment of the Loan Amount, the Company shall not, without the Lender’s prior express written consent, create any lien, pledge, charge, encumbrance, hypothecation or similar arrangements or other third-party rights of any kind with respect to its assets or property, including intellectual property rights.

2.4.	Repayment on Maturity. Upon the repayment or conversion in full of the Loan Amount, the Lender shall promptly execute any documents required by the Company in order to remove the Floating Charge and Fixed Charges.

3.	CONVERSION

3.1.	At any time after the earlier to occur: (b) an Event of Default (as defined below), or (b) the completion of the Merger Agreement (as defined below), and prior to the repayment in full of the Loan Amount, the Lender shall be entitled, at its sole and absolute discretion, by written notice to the Company (the “Conversion Notice”), to demand to convert the entire outstanding Loan Amount into Ordinary Shares, par value NIS 0.1 each, of the Company (the “Ordinary Shares”), at a price per Ordinary Share equal to $0.043 (the “Conversion”). The Company shall take all necessary actions to cause the Conversion to occur within no more than three (3) business days from receipt of the Conversion Notice.

3.2.	Insufficient Registered Share Capital. If, upon receipt of a Conversion Notice, the Company shall not have sufficient registered capital to issue the Ordinary Shares required to perform the Conversion, then (a) it shall issue to the Lender the maximum number of Ordinary Shares then available within three (3) business days from receipt of the Conversion Notice, and (b) convene, within no more than fifty (50) days, a general meeting of the shareholders of the Company to: (i) increase the registered share capital to allow the Conversion in full; and (ii) to the extent required, approve the Conversion under Section 328 of the Companies Law, 1999 (“Section 328”). Should the general meeting of shareholders of the Company fail to approve the increase of the registered share capital of the Company as required in order to allow for the Conversion of the Loan Amount in full into Ordinary Shares, or that an approval under Section 328 is not obtained, then only such portion of the Loan Amount which conversion did not require the increase in the registered share capital of the Company and that does not violate Section 328, if applicable, shall be converted into Ordinary Shares; such failure shall constitute an “Event of Default” and the provisions of Section 4 of this Agreement shall apply with respect to the remainder of the Loan Amount not so converted.

3.3.	Until such time when the Loan Amount shall have been repaid in full or have otherwise been converted into Ordinary Shares, the Company shall not issue and shall not undertake to issue to any third party any shares, options, warrants, or any other instrument convertible into Ordinary Shares, without the prior written consent of the Lender.

4.	EVENTS OF DEFAULT

Any of the following events shall cause an event of default (each an “Event of Default”):

4.1.	Failure to timely pay the Loan Amount, or any portion thereof;

4.2.	Any representation, warranty or statement made by the Company in this Agreement (including the Exhibits herein), and/or in any filing made by the Company with the U.S. Securities and Exchange Commission (the “SEC”), or any other governmental agency, is incorrect, untrue or misleading in any material respect when it is made or deemed repeated;

4.3.	A breach by the Company of this Agreement, failure to fully or timely perform any covenant set forth herein or a legal determination by a court that the Agreement has not been duly authorized by the Company;

4.4.	Any material financial indebtedness of the Company or a subsidiary of the Company is not paid when due, or any security interests over any material part of the assets of the Company or any subsidiary of the Company is lawfully enforced;

4.5.	Any event that triggers an acceleration of any material rights or obligations of the Company or any subsidiary of the Company, such as rights held by employees and service providers, or repayment obligations towards lenders or noteholders;

4.6.	Any judgment made against the Company or any subsidiary of the Company which is not paid, stayed or discharged within thirty (30) days;

4.7.	The Company or any subsidiary of the Company shall stop payment or shall be unable to, or shall admit inability to, pay its debts as they become due, or shall be adjudicated or declared bankrupt or insolvent or shall enter into any composition or other arrangement with its creditors generally;

4.8.	The commencement by the Company, by any of its subsidiaries, or by any third party, of any liquidation, insolvency, or winding up proceedings, provided that if any of the proceedings above was initiated by a third party, then the proceedings were not withdrawn or dismissed within fourteen (14 or the adoption of a resolution by the Company or any of its subsidiaries to commence any such proceedings;

4.9.	The appointment of a receiver or trustee over any part or the Company’s assets or any of its subsidiaries’ assets;

4.10.	The levy of an attachment or the institution of execution proceedings against all or a substantial part of Company’s or any of its subsidiaries’ assets, and the levy is not discharged or stayed (whether through the posting of a bond or otherwise) within fourteen (14) days after the occurrence thereof;

4.11.	Any event or series of events occur(s), which in the reasonable opinion of the Lender (after receiving a written explanation from the Company within three (3) business days of the Lender’s written notice to the Company regarding the facts triggering the material adverse effect) has a material adverse effect on the ability of the Company or any subsidiary of the Company to comply with any of its material obligations hereunder;

4.12.	The Company and the subsidiaries of the Company cease, threaten to cease, or suspend carrying on their business or a material part of their business;

4.13.	Failure to enter into the Merger Agreement. Failure to (a) put to the vote of the Company’s shareholders’, by May 5, 2022, a Merger Agreement between the Company and the Lender (the “Merger Agreement”), in form and substance to the Lender’s satisfaction, or (b) have the Merger Agreement approved by the Company’s board of directors or the Company’s shareholders by May 31, 2022;

4.14.	Breach of Section 6.1 [Exclusivity] or Section 6.2 [Standstill] of this Agreement; or

4.15.	Failure to approve the share capital increase in connection with the Conversion, in accordance with Section 3.2 of this Agreement.

Notwithstanding the above, any event that occurs primarily from a set of circumstances that existed as of the Effective Date and were disclosed to the Lender (including with respect to any past due debts the Company disclosed to the Lender) shall not be deemed an Event of Default.

5.	REMEDIES UPON AN EVENT OF DEFAULT

Upon the occurrence of an Event of Default, at the election of the Lender in its sole discretion: (a) the Loan Amount shall become immediately due and payable by the Company only (“Acceleration”); or (b) the interest on the Loan Amount shall be increased to an annual rate of 16% (sixteen percent), calculated in accordance with Section 1.5 of this Agreement retroactively as of the date on which the Event of Default occurred, until actual payment (the “Step-up Rate”). Should the Lender elect Acceleration, the Step-up Rate shall apply until actual payment thereof. Value Added Tax shall be added to any payment hereunder.

6.	EXCLUSIVITY & STANDSTILL

6.1.	Exclusivity. From the Effective Date and until the earlier to occur of: (i) consummation of the Merger Agreement, or (ii) the date that is six months following the Effective Date (the “Exclusivity Period”), the Company, its board of directors, any of its executive officers, their agents or representatives in their capacity as such (collectively, the “Standstill Parties”) shall cease all discussions, negotiations, solicitation of offers, or provision of information to any third party regarding a competing transaction.

6.2.	Standstill. None of the Standstill Parties shall sell, transfer, pledge or perform any other transactions with the Company’s shares or debt, during Exclusivity Period except with the prior written approval of the Lender. The Company shall not enter into, during the Exclusivity Period, any loan, financing, credit or similar agreement with any third party, except for with Lender’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed.

6.3.	Ordinary Course. Except as expressly permitted by this Agreement or with the prior written consent of the Lender (not to be unreasonably withheld, conditioned or delayed), during the Exclusivity Period, the Company shall, and shall cause each of its subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice, (b) comply in all material respects with all applicable laws and the requirements of all of its material contracts, (c) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, and (d) keep in full force and effect all material insurance policies maintained by the Company and its subsidiaries, other than changes to such policies made in the ordinary course of business. Without limiting the generality of the foregoing, except as expressly permitted by this Agreement or with the Lender’s prior written consent (not to be unreasonably withheld, conditioned or delayed), during the Exclusivity Period, the Company shall not, and shall not permit any of its subsidiaries to: (i) issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, (ii) incur or assume any indebtedness, borrow any funds, guarantee any indebtedness unless in the ordinary course of business consistent with past practice, or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, (iii) sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any lien or pledge any of its properties or assets, (iv) make any capital expenditure in excess of US$25,000, (v) directly or indirectly acquire, dispose or invest in any equity interest or businesses of any person, (vi) enter into, terminate or amend any material contract, (vii) increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or affiliate, other than with respect to employees – in the ordinary course of business consistent with past practices, (viii) make any changes in financial or tax accounting methods, principles or practices, (ix) amend the Company’s articles of association or other governing documents or any governing documents of any subsidiary of the Company, (x) pay, discharge, settle or satisfy any claims, liabilities, indebtedness or obligations (absolute, accrued, asserted or un-asserted, contingent or otherwise), (xi) settle or compromise any litigation or proceeding, and (xii) agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action which would cause any of the representations or warranties of the Company set forth in this Agreement to be untrue or delay the ability of the Parties to satisfy any of the terms and conditions forth in this Agreement. Nothing in the above shall prevent the Company from continue to operate its business as done before, on a consistent basis.

7.	COMPANY REPRESENTATIONS

The Company hereby represents and warrants, as of the Effective Date, as follows. Any reference in this Section 7 to the Company shall be deemed to apply to the Company and all of its subsidiaries. Other than the express representation set forth below, the Company does not make any additional representations, and the transaction set forth in this Agreement is entered into on an "as is" basis without any other representations or warranties.

7.1.	Due Incorporation and Power. The Company is a corporation duly organized and validly existing under the laws of the state of Israel (with respect to any of its subsidiaries, any other relevant jurisdiction, as applicable) and has the power to own and lease its properties and to carry on its business as now being conducted and as proposed to be conducted.

7.2.	Power and Authority. Unless otherwise provided in this Agreement, no consents, authorizations or approvals of any kind of any governmental authority or other third party are required in connection with the execution or performance of this Agreement by Company, or such consents shall have been obtained. The Company is not aware of any party claiming that the transactions set forth herein or in the Term Sheet were not duly approved.

7.3.	No Violations. The consummation of the transactions contemplated hereunder and the performance of the Company’s obligations hereunder do not violate the provisions of the articles of association of the Company, and will not result in any breach of, or constitute a default under, any agreement or instrument to which the Company is a party or under which it is bound. The execution of the Term Sheet, this Agreement, and any ancillary document herein and therein (the “Transaction Documents”) and performance of the transactions contemplated hereby and thereby by the Company have been authorized by the Company’s Board of Directors, and the Transaction Documents have been executed and delivered by the Company.

7.4.	No Consents. Unless otherwise provided in this Agreement, the execution and performance of the Transaction Documents by the Company will not (a) give to others any rights, including rights of termination, cancellation or acceleration, in or with respect to any agreement, contract or commitment referred to in this paragraph, or to any of the properties of the Company, or (b)s require the consent or approval of any person or entity.

7.5.	Intellectual Property. In this Agreement, all patents, trademarks, service marks, trade names, copyrights and all trade secrets, including know-how, invention, designs, processes, computer programs, algorithms, drawings, photographs, models, and any other form of intellectual property, shall collectively be referred to herein as “Intellectual Property”. The Company’s registered or registrable Intellectual Property is listed on Exhibit C hereto (the “Registered IP”). Intellectual Property which is not listed in Exhibit C shall be referred to as “Un-Registered IP”. Other than any pledges in favor or Bank Leumi or under the Ivy Agreement, the Company possesses all right, title, and interest in and to the Registered IP (it being understood that with respect to patents, the foregoing representations shall apply only to the ownership of a patent application and the inventions covered thereunder and not as a representation regarding the patentability of any invention or the scope of any patent that may be granted pursuant to such application). All Un-Registered IP which the Company currently uses or intends to use is either owned by the Company or the Company has the right to use such Un-Registered IP pursuant to written license, sublicense, agreement, or permission, free and clear of any security interest, third party rights and royalties or other fees. Each item of Intellectual Property owned or used by the Company immediately prior to the Effective Date will be owned or available for use by the Company on substantially the same terms and conditions immediately subsequent to the Effective Date.

7.6.	No Infringement. (i) To the Company’s best knowledge, the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of any third party nor will the conducting by it of its business, or use of the Intellectual Property, as presently conducted and as proposed to be conducted interfere, infringe upon, misappropriate or otherwise come into conflict with any Intellectual Property rights of any third party; (ii) since January 1, 2019, the Company has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any intellectual property rights of any third party) and to the Company’s best knowledge there is no basis for such; and (iii) to the Company’s best knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property of the Company.

7.7.	Protection of IP Rights and Trade Secrets. The Company takes such action to maintain and protect each item of Intellectual Property that it owns or uses which actions are reasonable and customary in the industry in which the Company operates. All of the Company’s confidential information is being (and has been) continuously maintained in confidence by the Company by taking reasonable precautions to protect and prevent its disclosure to unauthorized parties. The Company has complied in all material respects with the requirements of, and has filed all material documentation required in dealing with, all patent and trademark offices and any other patent registry agency in which its patent applications were filed; and all patents (if any) and patent applications are in effect, and, to the Company’s best knowledge, there is no prior art or any other possible claim which renders the inventions of the Company referred to in the patents, patent applications and related documentation (if any) invalid in any manner.

7.8.	Litigation. Except for potential claims from the Company's creditors that were disclosed to the Lender, the Company is not: (i) subject to any outstanding injunction, judgment, order, decree, writ, stipulation, ruling, or charge of any court or any governmental agency or any arbitrator; or (ii) a party or to the Company’s knowledge, is threatened in writing to be made a party to, any action, suit, proceeding, hearing, complaint, charge or investigation of, in, or before any court or quasi-judicial or administrative agency of any state, municipal, or foreign jurisdiction or before any arbitrator or other method of settling disputes or disagreements. The Company does not know, anticipate, or has any basis to believe that any such action, suit, proceeding, hearing, complaint, charge or investigation may be brought or threatened against the Company and the Company does not intend to initiate any such action, suit, proceeding, hearing, complaint, charge or investigation. Without derogating from any of the foregoing, there is no action, suit, proceeding, or investigation pending or to the Company’s knowledge, currently threatened in writing involving any of the Company’s employees, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreement with prior employers.

7.9.	Financial Statements. Attached as Exhibit D hereto are (a) unaudited consolidated financial statements of the Company as of and for the period that ended on September 30, 2021, (b) the audited financial statements of the Company as of and for the period that ended on December 31, 2020 (collectively (a) and (b) - the “Financial Statements”), and (c) the trial balance sheets as of December 31, 2021. The Financial Statements: (i) have been prepared in accordance with accounting practices generally accepted in the United States (“US GAAP”) applied on a consistent basis, (ii) are in accordance with the books and records of the Company, and (iii) are true and correct in all respects and present fairly the financial condition of the Company at the date or dates therein indicated and the results of operations and cash flows for the periods therein specified; provided, however, that, other than the audited Financial Statements, the Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items. All proper and necessary books of account and accounting records have been maintained by the Company, are in its possession and contain accurate information in accordance with generally accepted principles consistently applied relating to all transactions to which the Company has been a party. Except as set forth in the Financial Statements, the Company has no known liabilities, contingent or otherwise, and obligations under contracts and commitments incurred in the ordinary course of business and not required under US GAAP to be reflected in the Financial Statements. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with US GAAP.

7.10.	Compliance with Law and other Instruments. The Company has conducted its business in accordance with all applicable laws of the countries in which it is conducting or has conducted its business and is not in violation or default that could cause a material adverse effect on the Company with respect to any law, or judgment of any court or any governmental agency, or any of the Company’s permits. To the Company’s best knowledge, there is no existing law, rule, regulation or order which would prohibit or restrict the Company from, or otherwise materially adversely affect the Company in, conducting its business in any jurisdiction in which it is now conducting business or in which it currently proposes to conduct business.

7.11.	Debts and Loan Facilities. Except as set forth in Exhibit E, there are no debts owing by or liabilities of the Company, nor has the Company borrowed or lent any money which has not yet been repaid. Other than with respect to the financing by Bank Leumi, the Company is not in default under any instrument constituting any material indebtedness or under any guarantee of any material indebtedness and no event has occurred which, under the terms of any such instrument or guarantee, such indebtedness or guarantee should be called or the liabilities thereunder accelerated before their due date (if any) or any loan facilities terminated.

7.12.	Security Interests. Exhibit F sets forth any and all the security interests existing in connection with any tangible or intangible assets and other property of the Company. Except as set forth in Exhibit F, no other security interest is existing and/or registered on the assets and property of the Company, except for the security interests created for the benefit of the Lender hereunder.

7.13.	Reports. The Company has filed or furnished all material forms, reports and documents with the SEC and other governmental agency that it has been required to file or furnish under any applicable securities or other law (all such forms, reports and documents, including exhibits and schedules, filed or furnished, together with any amendments thereto, the “Reports”). As of its filing or furnishing date (or, if amended or superseded by a filing or furnishing prior to the date of this Agreement, on the date of such amended or superseded filing or furnishing), (i) the Reports complied in all material respects with the applicable requirements of the U.S. Securities Act of 1933, the U.S. Securities Exchange Act of 1934, the Sarbanes-Oxley Act and any other applicable law, and (ii) the Reports did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

7.14.	Liabilities. Except as set forth in the Reports, Financial Statements and Exhibit E and except for normal liabilities arising in the ordinary course of business consistent with past practice, the Company does not have any liabilities, either accrued, contingent or otherwise, whether due or to become due, that individually or in the aggregate have had or would reasonably be expected to have a material adverse effect on the Company.

7.15.	Capitalization. As of the date hereof, the authorized and registered share capital of the Company is NIS 12,000,000, divided into 120,000,000 Ordinary Shares, 75,775,393 shares of which are issued and outstanding as of the Effective Date (except, for the avoidance of doubt, treasury shares). As of the Effective Date, the Company’s share capital also consists of the following securities: options outstanding that are issued under the 2001 stock option plan of the Company (the “Option Plan”) – 546,500 options, options remaining available for future issuance under the Option Plan - 3,886,046 options, 6,000,000 shares reserved under the Company’s 2021 Incentive Option Plan, of which 3,615,500 shares have been, or are committed, to be issued to employees and directors. In addition, up to 14,175,927 Ordinary Shares are reserved for issuance upon conversion under the Ivy Agreement. Except as set forth herein and as arising under this Agreement, there are no other shares, convertible or other securities, outstanding warrants, options, or other rights to subscribe for, purchase, or acquire from the Company any securities of the Company, or under which the Company is, or may become, obligated to issue any securities.

7.16.	Taxation. The Company (i) other than as disclosed to the Lender, has timely filed (taking into account any extensions of time in which to file) all returns and reports (including elections, declarations and disclosures) relating to VAT, income taxes, deductions and withholding taxes, social security and any other applicable taxes (“Tax Returns”) required to be filed with any governmental authority by the Company and (ii) other than as set forth in Exhibit E, has paid, or adequately reserved (in accordance with US GAAP) on the most recent Financial Statements for the payment of, all taxes required to be paid. The Company is not aware of any outstanding dispute, audit, investigation, proceeding or claim with any relevant taxation authority in relation to any material liability of the Company for taxation, any material relief, deduction, or allowance afforded to it, or in relation to the status or characterization of the Company or any of its enterprises under or for the purpose of any provision of any legislation relating to taxation.

8.	GENERAL PROVISIONS

8.1.	Entire Agreement; Amendment; Waiver. This Agreement, along with Term Sheet, constitute the full and entire understanding and agreement between the Parties hereto with regard to the subject matters hereof. In case of any contradiction or discrepancy between this Agreement and the Term Sheet, the provisions of this Agreement shall override, provided that nothing in this Agreement shall derogate from the Parties’ obligations under the Term Sheet (including, specifically, with respect to the Break-up Fee (as defined in the Term Sheet)). Any term of this Agreement may be amended with the written consent of the Company and the Lender. No delay or omission to exercise any right, power or remedy accruing to any Party upon any breach or default under this Agreement, shall be deemed a waiver thereof or of any other breach or default theretofore or thereafter occurring. Except as otherwise provided for herein, the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Party against such waiver is sought.

8.2.	Successors and Assigns; Assignment. Each of the Parties shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party, provided that the Lender may assign or transfer its rights under this Agreement without the Company’s consent to any entity controlled by, controlling (directly or indirectly), or under common control of the Lender (the term 'control' shall be as defined under the Securities Law of 1968). The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.

8.3.	Further Actions. At any time and from time to time, each of the Parties agrees, without further consideration, to take such actions and to execute and deliver such documents as, in the other Party's opinion, may be reasonably necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the Parties as reflected hereby and thereby.

8.4.	No Third Party Rights. Nothing in this Agreement shall be deemed to create any right on the part of any person or entity not a party to this Agreement other than as expressly set forth herein.

8.5.	Governing Law. This Agreement shall be governed by, and construed, enforced and interpreted in accordance with, the laws of the State of Israel. The competent courts in Tel Aviv-Jaffa district shall have exclusive jurisdiction over any dispute or claim arising in connection with or as a result of this Agreement, and each of the Parties irrevocably submits to the exclusive jurisdiction of such court.

8.6.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8.7.	Reporting. The Lender acknowledges that this Agreement and relating documents, such as the Debenture, may be deemed to be “material contracts,” as that term is defined by Item 601(b)(10) of Regulation S-K promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), and that the Company may therefore be required to file such documents as an exhibits to reports or registration statements filed under the Securities Act of 1933 or the Exchange Act. The Lender further agrees that the status of such documents and materials as material contracts shall be determined solely by the Company, in consultation with its counsel.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first hereinabove written.

COMPANY

On Track Innovations Ltd.

By:	/s/ Amir Eilam	/s/ Assaf Cohen
Title:	Chief Executive Officer	Chief Financial Officer

LENDER

Nayax Ltd.

By:	/s/ Yair Nechmad	/s/ David Ben Avi
Title:	Chief Executive Officer	Cofounder and Chief Technology Officer

[Signature Page to Senior Secured Convertible Loan Agreement]

Annex C

EXECUTION VERSION

TERM SHEET

BY AND BETWEEN

ON TRACK INNOVATIONS LTD.,

AND NAYAX LTD.

Dated as of January 19, 2022

BY EMAIL

January 19, 2022

On Track Innovations, Ltd.

Attention:
The Board of Directors
Mr. Amir Eilam, Chief Executive Officer

Ladies & Gentlemen,

We are pleased to present our binding term sheet relating to the proposed two-step transaction between Nayax Ltd. (“Nayax”) and On Track Innovations Ltd. (the “Company”) relating to (i) a loan to the Company; and (ii) purchase of 100% of the share capital of the Company through a merger (or an alternative transaction, as outlined in clause (v) below) (the “Proposal”).

We have been following closely the development of the Company and believe that while the Company is experiencing hardships, this Proposal represents a significant opportunity to cross such challenges and to increase value to all stakeholders involved.

As you know, Nayax is uniquely positioned to extend this Proposal due to (a) more than 16 years of experience in the market, and its familiarity with the industry, which will greatly reduce execution time, (b) its financial wherewithal to support the proposed transaction and increase deal certainty, and (c) its local presence in Israel. Nayax has monitored the Company within the market over the last few years, is familiar with the Company's operations, and greatly appreciates the Company and its management.

Key terms of the Proposal are as follows:

(i)	Phase I: entry into a senior secured convertible loan agreement (the “Loan Agreement”) pursuant to which Nayax will lend the Company an amount of $5,500,000, maturing on the second anniversary of the closing of such loan transaction, bearing interest at a rate of 10% (the “Loan”). The Loan shall be secured by a floating charge over the Company's assets that will be registered in conjunction with the entry into the Loan Agreement.

The Loan will serve to pay (a) the Company’s secured creditors in full (which payment may be made directly by Nayax to such secured creditors and shall be irrevocable), (b) overdue employees’ salaries and related employment expenses in an amount of $713,000, out of which a certain amount as set forth in Annex C, will be paid as an advancement on the Loan, prior to the execution of the Loan Agreement (the “Employees Advancement”),(c) overdue outstanding debts to the Company's vendors and suppliers, and (d) the Company suppliers to fulfil existing purchase orders.

Annex A hereto sets forth a complete and accurate list of the Loan uses, including amounts paid and the identity of the payees.

Annex B hereto sets forth a complete and accurate list of the Company's indebtedness as of the date hereof, including identity of the creditors, the amounts owed, and the due date.

Annex C hereto sets forth a complete and accurate list of payments under the Employees Advancement.

Nayax may, in its sole discretion, extend the Loan with additional amounts, in order to pay to any creditor of the Company from the date of the Loan Agreement relating to the Loan (the “Loan Agreement”) and until the closing of the Merger in order to allow the Company to continue to operate in the ordinary course (the “Additional Amount”). Additional Amounts, if any, will be deemed to as part of a Loan and the terms of the Loan will apply to them in full.

(ii)	Phase II: Acquisition of the Company. The parties shall negotiate in good faith and shall make reasonably commercial efforts to enter into an agreement (the “Merger Agreement”) whereby Nayax shall purchase 100% of the equity security of the Company (the “Merger”). The Merger Agreement shall include customary limited representations.

(iii)	Timeline. The parties will make all reasonably commercial efforts to comply with the following timeline:

●	Nayax to fund the Employees' Advancement, within 48 hours of the date hereof;

●	Nayax to provide a draft of a customary Loan Agreement, within three business days from the date of this letter;

●	Nayax to fund the Loan amount (minus the Employees Advancement), within one business day after execution of the Loan Agreement;

●	Entering into a Merger Agreement, within 21 days from the date of the Loan Agreement;

●	Unless the secured lenders named in the insolvency petition (or any one of them) are paid directly by Nayax, the Company shall pay such secured lender in full as provided for in Annex A within one business day of funding of the Loan amount;

●	Entry into the Merger Agreement, as soon as practicable thereafter; and

●	Completion of the Merger Agreement, no later than May 3, 2022.

(iv)	Due Diligence. Nayax expects to conduct minimal due diligence process, including review the Company’s filings with the Securities and Exchange Commission (“SEC”), material agreements requested by Nayax (such as vendors and customers, financing sources, etc.), employee rights and discussions with the Company’s management. In any event, due diligence will not delay the Loan Agreement from Nayax side.

(v)	Financial Resources. Nayax appreciates that the Company is experiencing cash flow issues and will reasonably assist the Company to unfreeze the Company’s bank accounts with Bank Leumi (including reinstating a credit / factoring facility to the extent feasible), provided that such assistance will not increase Nayax' financial obligations under this term sheet. In addition, Nayax shall use its commercial reasonable efforts to guarantee the Company a credit line in an amount of up to $2,000,000 to support the Company’s working capital, provided that any expenses and uses of the credit line will either be in accordance with a budget that was or will be approved by Nayax in advance. For the removal of any doubt, this credit line will not be deemed part of the Loan.

(vi)	Purchase Price and Consideration. In consideration of 100% of the Company’s equity securities, Nayax shall pay to the shareholders of the Company an aggregate amount equals to the higher of: (I) of $10,000,000 less the amount of the Loan, and (II) $4,500,000.

(vii)	Transaction Structure. Nayax anticipates that the second phase transaction would be structured as either (a) court approved scheme of arrangement in accordance with Chapter J of the Insolvency and Rehabilitation Law, 2018 (b) court approved scheme or arrangement in accordance with Section 350 to the Companies Law 1999, or (c) a merger in accordance with the Companies Law, 1999, pursuant to which Company would merge with a wholly-owned subsidiary of Nayax, becoming a wholly owned subsidiary Nayax, and cease to be a reporting company with the SEC. The specific transaction structure will be agreed to and described in detail in definitive agreement(s), with a view to accommodate corporate, tax, and regulatory considerations.

(viii)	Failure to Perform the Merger. If the Merger Agreement will not be put to the vote of the shareholders of the Company by May 5, 2022 or if it will not be approved by the shareholders of the Company by May 31, 2022, for a reason that not directly and exclusively related to Nayax, than (a) Nayax shall have the right to either demand the immediate repayment of the Loan from the Company only, or convert it into Company's equity at a conversion price equal to the Loan amount, divided by the lowest market share price during the seven trading days prior to the date of the Loan Agreement, but in no event more than $0.145 per share (the “Conversion Rate”) (b) if Nayax elected not to demand the immediate repayment or conversion, the interest on the Loan shall be increased to an annual rate of 16% (the “Step-up Rate”), and (c) the Company shall pay, upon demand by Nayax, to Nayax an amount of $1.5 million (the “Break-up Fee”) by wire transfer of immediately available funds.

(ix)	Financing. Nayax has the required internal financial resources to conclude the transactions set forth in the Proposal expeditiously and without need to obtain third party financing.

(x)	Expenses. Each of the Company and Nayax shall pay their own expenses related to the transaction contemplated hereby.

(xi)	Timing. Nayax shall provide a draft Loan Agreement as soon as practicable after this Proposal is signed and delivered, and the parties anticipate that the Loan Agreement will be signed promptly thereafter. The parties undertake to close the transactions under the Loan Agreement and to fund the Loan one business day after the Loan Agreement is signed. The Loan Agreement shall include customary representations, covenants and information and inspection rights for Nayax, and shall be made on an ‘as is’ basis.

(xii)	Conditions to the Loan. The extension of the Loan shall be conditioned upon (a) the approval of the Nazareth District Court to the Loan Agreement, to the extent required (b) the approval of the Company's Board of Directors, and (c) close observance by the Company and the Board of the exclusivity and stand-still clause set forth below.

(xiii)	Conduct of Business in the Interim Period. During the period commencing on the extension of the Loan, and until the completion of the Merger, the Company will undertake to perform its business in the ordinary course, and shall not take any action or enter into any transaction outside the ordinary course of business consistent with past practices (e.g., issuance of new securities, termination of key employees, entering into material indebtedness), without the prior written consent of Nayax.

(xiv)	Conditions to Close the Merger. We anticipate customary closing conditions for a transaction, including, the execution of a mutually satisfactory definitive merger agreement, approvals by the Company’s shareholders, and the receipt of all necessary governmental and material third party approvals required to consummate the Merger.

(xv)	Exclusivity and Stand-Still. This Proposal is conditioned upon the Company and the Board (collectively, the "Standstill Parties") (a) ceasing immediately all discussions, negotiations solicitation of offers, or provision of information to any third party until the entry to a Loan Agreement provided that a commercially reasonable draft of the Loan Agreement will be provided to the Company by Nayax within three business days following the date hereof (the "Exclusivity Period"), and (b) none of the Standstill Parties shall sell, transfer, pledge or perform any other transactions with the Company's shares or debt, except in the context of the Proposal or with Nayax' consent. This provision is binding and shall be effective immediately upon execution of this term sheet by all Standstill Parties, subject however to the consummation of the Loan Agreement by March 1, 2022. In addition, subject to the consummation of the Loan Agreement by March 1, 2022, the Company shall not enter into, during the Exclusivity Period, any loan, financing, credit or similar agreement with any third party, except for with Nayax' prior approval.

Should the Standstill Parties breach this clause (a) the Loan shall either, at Nayax' election (i) incur the Step-up Rate, (ii) be converted to the Company's shares at the Conversion Rate, or (iii) become immediately due and payable by the Company only, and (b) the Break-up Fee shall become immediately due and payable.

(xvi)	Confidentiality. Nayax is aware of the Company’s financial situation and confirms that this Proposal may be shared with Israeli court in insolvency proceedings as well as with creditors of the Company. Each party understands that due to the nature of this process and the fact that the Company is subject to certain proceedings with Israeli court, this Proposal may not be kept confidential. Each party hereto may disclose this Proposal as required under applicable securities laws in accordance with advice of counsel, but otherwise shall maintain the confidentiality of this Proposal and shall not disclose its existence, not the terms herein, to any third party without the prior approval of the other party.

(xvii)	Management and Employees. Nayax greatly appreciates the Company's employees and management. It therefore intends to review its integration plans with the Company with a view to maintain the workforce in place, and make all efforts to preserve as many of the employees and management as possible following the Merger, either within the Company, or with Nayax's other businesses and subsidiaries in Israel. To evidence, Nayax currently have open recruitment searches for approximately 250 employees.

(xviii)	Retention Plan. The Company shall design and propose a retention plan for the Company's management and employees, which shall be implemented subject to Nayax prior approval, provided that such retention plan shall not require any corporate approvals by the Company that may be necessary under the Companies Law.

(xix)	Binding Proposal; Governing Law; Remedies; Liability. This letter supersedes all previous agreements and understandings between the parties regarding the matters contained herein other than the confidentiality agreement, if any, currently in effect between the parties. This letter and the matters set forth herein will be governed by, and construed in accordance with, the laws of the State of Israel without regard to the conflicts of laws principles thereof.

(xx)	Except in cases of fraud or willful misconduct, Nayax and its affiliates exempts the Company's directors, officers, employees, advisors and counsels from any liability to the extent relating to the approval of the transactions contemplated under this Proposal, and the Loan Agreement and the Merger Agreement shall include a similar provisions.

Please confirm your agreement with the foregoing by signing and returning to the undersigned a copy of this letter. This letter will expire if we have not received a countersigned copy by 11:59 p.m. Israel time on January 19, 2022.

We are excited about the opportunity to pursue the transactions set forth above with the Company. We look forward to hearing from you regarding next steps.

Sincerely,

Nayax Ltd.

By:	/s/ David Ben Avi
Title: Founder, CTO and Director

ACCEPTED AND AGREED:

On Track Innovations Ltd.

By:	/s/ Amir Eilam	/s/ Assaf Cohen
Title:	Chief Executive Officer	Chief Financial Officer

Annex D

EXECUTION VERSION

VOTING AND SUPPORT AGREEMENT

Dated as of March 17, 2022

This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of March 17, 2022, by and among Nayax Ltd., a company organized under the laws of the State of Israel (“Parent”), OTI merger Sub Ltd., a company organized under the laws of the state of Israel and a wholly owned subsidiary of Parent (“Merger Sub”), and Jerry l. Ivy, Jr. Descendants’ Trust(“Shareholder”).

WHEREAS, concurrently with the execution of this Agreement, On Track Innovations Ltd., a company organized under the laws of the State of Israel (the “Company”), Parent and Merger Sub are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”); and

WHEREAS, as of the date hereof, Shareholder is the beneficial owner of 24,468,205 Company Ordinary Shares (the “Shareholder Shares”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Agreements of Shareholder.

(a) Voting. From the date hereof until any termination of this Agreement in accordance with its terms, at any meeting of the shareholders of the Company however called (or any action by written consent in lieu of a meeting) or any adjournment thereof, Shareholder shall vote all Shareholder Shares (or cause the holder of record to vote all Shareholder Shares) or (as appropriate) execute written consents in respect thereof, (i) in favor of the adoption of the Merger Agreement and the approval of the Transactions, (ii) against any action or agreement (including, without limitation, any amendment of any agreement) that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement, (iii) against any Takeover Proposal and (iv) against any agreement (including, without limitation, any amendment of any agreement), amendment of the Company Charter Documents or other action that prevents, impedes, interferes with, delays, or postpones the consummation of the Merger. Any such vote shall be cast (or consent shall be given) by Shareholder in accordance with such procedures relating thereto.

(b) Restriction on Transfer; Proxies; Non-Interference; etc. From the date hereof until any termination of this Agreement in accordance with its terms, Shareholder shall not directly or indirectly (i) sell, transfer (including by operation of law), give, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of, any Shareholder Shares (or any right, title or interest thereto or therein), (ii) grant any proxies or enter into a voting agreement or power of attorney with respect to any Shareholder Shares, or (iii) agree (whether in writing or not) to take any of the actions referred to in the foregoing clauses of this Section 1(b).

(c) No Solicitation. Shareholder shall immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal, and use best efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by Shareholder. From the date hereof until any termination of this Agreement in accordance with its terms, Shareholder shall not, directly or indirectly (i) solicit, or knowingly encourage (including by way of furnishing information) any inquiries or proposals that constitute, any Takeover Proposal, (ii) participate in any discussions or negotiations with any third party regarding any Takeover Proposal or (iii) enter into any agreement related to any Takeover Proposal. In addition, from the date hereof until any termination of this Agreement in accordance with its terms, Shareholder shall promptly advise Parent, orally and in writing, if any proposal, offer or inquiry is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Shareholder in respect of any Takeover Proposal.

2. Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to Parent and Merger Sub as follows:

(a) Authority. Shareholder has all necessary power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance by Shareholder of this Agreement and the transactions contemplated hereby have been duly authorized and approved by all necessary action on the part of Shareholder and no further action on the part of Shareholder is necessary to authorize the execution and delivery by Shareholder of this Agreement or the performance by Shareholder of its obligations under this Agreement. This Agreement has been duly executed and delivered by Shareholder and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.

(b) Consents and Approvals; No Violations. No consents or approvals of, or registrations with, any Governmental Entity are necessary for the performance by Shareholder of its obligations under this Agreement. Neither the execution and delivery of this Agreement by Shareholder, nor the performance by Shareholder with its obligations under this Agreement, will (x) violate any Law, judgment, writ or injunction of any Governmental Entity applicable to Shareholder or the Shareholder Shares, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the Shareholder Shares under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Shareholder is a party.

(c) Ownership of Shares. Shareholder beneficially owns all of the Shareholder Shares. Shareholder owns all of the Shareholder Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than restrictions in favor of Parent and Merger Sub pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States). Without limiting the foregoing, except for restrictions in favor of Parent and Merger Sub pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States, Shareholder has sole voting power and sole power of disposition with respect to all Shareholder Shares, with no restrictions on Shareholder’s rights of voting or disposition pertaining thereto and no Person other than Shareholder has any right to direct or approve the voting or disposition of any Shareholder Shares. As of the date hereof, Shareholder does not own, beneficially or of record, any securities of the Company other than the Shareholder Shares.

3. Termination. This Agreement shall terminate on the first to occur of (a) the termination of the Merger Agreement in accordance with its terms; (b) the Effective Time; and (c) the amendment of the Merger Agreement, without the prior written consent of Shareholder, in a manner that affects the economics or material terms of the Merger Agreement in a manner that is adverse to the Company or its shareholders (including with respect to the reduction of or the imposition of any restriction on Shareholder’s right to receive the Merger Consideration, or any reduction in the amount or change in the form of the Merger Consideration); and (d) the extension of the Termination Date, without the prior written consent of Shareholder.

3A. Adverse Recommendation. In the event of Company Adverse Recommendation Change, as such term is defined in the Merger Agreement, (a) if a majority of the shares present at the meeting (in person or by proxy), excluding the Shareholder, are voted in favor of the approval of the Merger, the Shareholder’s votes shall be cast in favor of the Merger, and (b) if a majority of the shares present at the meeting (in person or by proxy), excluding the Shareholder, are voted against the Merger, this Agreement shall terminate, and the Shareholder shall be free to cast his votes as he deems fit, it being clarified that the provisions of this Section 3A are in addition to the termination provisions of Section 3 of this Agreement.

4. Miscellaneous.

(a) Defined terms. Capitalized terms used but not defined in this Agreement have the meanings ascribed thereto in the Merger Agreement.

(b) Action in Shareholder Capacity Only. The parties acknowledge that this Agreement is entered into by Shareholder in its capacity as owner of the Shareholder Shares and that nothing in this Agreement shall in any way restrict or limit any director or officer of the Company from taking any action in his or her capacity as a director or officer of the Company that is necessary for him or her to comply with his or her fiduciary duties as a director or officer of the Company, including, without limitation, participating in his or her capacity as a director of the Company in any discussions or negotiations in accordance with Section 5.3 of the Merger Agreement.

(c) Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(d) Exemption. Except in cases of fraud or willful misconduct, Parent and its affiliates exempt the Shareholder from any liability to the extent relating to the approval of the transactions contemplated under the Merger Agreement and the Loan Agreement. Furthermore, notwithstanding Section 5.4 to the Merger Agreement, and in particular section 5.4(f) thereto, it is hereby clarified that: (a) the obligation of Parent and Merger Sub in Section 5(b) shall apply, in addition, to indemnification agreements of former directors (regardless of whether or not such agreements where made available to Parent), as well as to indemnification arrangements as provided in the Company’s Articles of Association applying to former directors, so that such agreements and arrangements shall survive the Merger and shall continue in full force and effect; and (b) for purposes of Sections 5.4 (c)-(e) the term D&O Indemnified Parties shall mean also to include former directors of the Company.

(e) Release and Waiver. Upon the occurrence of the Closing of the Merger Agreement and as to which agreement Shareholder voted (or has an obligation to vote) in accordance with Section 1(a) hereof, the Shareholder releases the Company and waives any representations, warranties, covenants, or rights that may have survived under any agreement or instrument between the Shareholder and the Company, including the information rights and pre-emptive rights granted to the Shareholder under that certain Share Purchase Agreement dated December 23, 2019 by and among the Shareholder, the Company and the other investors named therein.

(f) Additional Shares. Until any termination of this Agreement in accordance with its terms, Shareholder shall promptly notify Parent of the number of Company Ordinary Shares, if any, as to which Shareholder acquires record or beneficial ownership after the date hereof. Any Company Ordinary Shares as to which Shareholder acquires record or beneficial ownership after the date hereof and prior to termination of this Agreement shall be Shareholder Shares for purposes of this Agreement. Without limiting the foregoing, in the event of any stock split, stock dividend or other change in the capital structure of the Company affecting the Company Ordinary Shares, the number of Company Ordinary Shares constituting Shareholder Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional Company Ordinary Shares or other voting securities of the Company issued to Shareholder in connection therewith.

(g) Definition of “Beneficial Ownership”. For purposes of this Agreement, “beneficial ownership” with respect to (or to “own beneficially”) any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

(h) Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights hereunder.

(i) Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

(j) Amendments; Waiver. This Agreement may not be amended or supplemented, except by a written agreement executed by the parties hereto. Any party to this Agreement may (A) waive any inaccuracies in the representations and warranties of any other party hereto or extend the time for the performance of any of the obligations or acts of any other party hereto or (B) waive compliance by the other party with any of the agreements contained herein. Notwithstanding the foregoing, no failure or delay by Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(k) Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(l) Counterparts. This Agreement may be executed in two or more separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other parties hereto.

(m) Descriptive Headings. Headings of Sections and subsections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

(n) Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Sub, to:

Nayax Ltd.

3 Arik Einstein St.

Herzliya 465907, Israel

Attention: Michael Galai, michaelg@nayax.com

with a copy (which shall not constitute notice) to:

Herzog, Fox & Neeman

Herzog Tower

6 Yitzhak Sade St.

Tel Aviv, 6777506, Israel

Attention: Nir Dash, dashn@herzoglaw.co.il

Ron Ben-Menachem, ron@herzoglaw.co.il

if to Shareholder, to:

Jerry Ivy,

1003 Lake ST S #301

Kirkland WA 98033, USA

Attention: jlivy@msn.com

with a copy (which shall not constitute notice) to:

a.	FBC & Co.
146 Menachem Begin Rd. Tel Aviv 6492103, Israel Attention: Yoram Shiv, yshiv@fbclawyers.com

b.	Mark R. Beatty, Esq.
10900 N.E. 4th Street, Suite 1850 Bellevue, WA 98004, USA Email: mark@markbeatty.law or such other address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

(n) Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(o) Governing Law; Enforcement; Jurisdiction.This Agreement shall be governed by, and construed in accordance with, the laws of the state of Israel, applicable to contracts executed in and to be performed entirely within that State. The competent courts in Tel Aviv - Jaffa district shall have exclusive jurisdiction over any dispute or claim arising in connection with or as a result of this Agreement, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of such court.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

NAYAX LTD.

Signature:	/s/ Yair Nechmad	/s/ David Ben Avi
Name:	Yair Nechmad	David Ben Avi
Title:	CEO	Cofounder & CTO

OTI MERGER SUB LTD.

Signature:	/s/ Michael Galai
Name:	Michael Galai
Title:	Director

JERRY L. IVY, JR DESCENDANTS’ TRUST

Signature:	/s/ Jerry Ivy
Name:	Jerry Ivy
Title:	Trustee

[signature page to Voting and Support Agreement]

ON TRACK INNOVATIONS LTD. HATNUFA 5 YOKNEAM INDUSTRIAL ZONE YOKNEAM, ISRAEL 2069200

VOTE BY INTERNET — www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until [●], 2022 at 10:00 A.M. Israel Time, which is [●], 2022 at 3:00 A.M. Eastern Time (“Cut-Off Date”). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE — 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until the Cut-Off Date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it no later than the Cut-Off Date in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. You may also return the signed and dated proxy card to our principal executive offices at Hatnufa 5, Yokneam Industrial Zone, Yokneam, Israel, 2069200 no later than the Cut-Off Date.

 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ON TRACK INNOVATIONS LTD.

The Board of Directors recommends you vote FOR proposals 1a, 2, and 3.

1a. Approval of the acquisition of On Track Innovations Ltd. by Nayax Ltd., including the approval of (i) the Agreement and Plan of Merger, dated March 17, 2022, by and among On Track Innovations Ltd., Nayax Ltd. and OTI Merger Sub Ltd. (the “Merger Agreement”), (ii) the merger contemplated by the Merger Agreement (the “Merger”), (iii) the consideration to be received by shareholders of On Track Innovations Ltd. in the Merger and (iv) all other transactions contemplated by the Merger Agreement.	For ☐	Against ☐	Abstain ☐

1b. In order for your vote for the merger proposal to be counted, you must affirm that you are not an OTI Merger Sub Ltd. affiliate. If you do not affirm, your vote will not count towards the tally for the merger proposal.	Yes ☐	No ☐

2. Approval, on a non-binding, advisory basis, of certain compensation that may be paid or become payable to On Track Innovation’s executive officers in connection with the Merger and the agreements and understandings pursuant to which such compensation may be paid or become payable.	For ☐	Against ☐	Abstain ☐

3. Approval of the adjournment of the extraordinary general meeting, if necessary or appropriate, to solicit additional proxies.	For ☐	Against ☐	Abstain ☐

Please sign exactly as your name(s) appear(s) hereon. When shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Extraordinary Meeting:
The Notice & Proxy Statement are available at www.proxyvote.com.
A copy of the Notice and Proxy Statement are also available at the On Track Innovations Ltd. website at
http://www.otiglobal.com/egm

If you have not voted by phone or internet, please sign, date and mail your proxy card in the envelope provided as soon as possible.

ON TRACK INNOVATIONS LTD.
Extraordinary Meeting of Shareholders
[●], 2022
THE FOLLOWING PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ON TRACK INNOVATIONS LTD.

The undersigned shareholder of On Track Innovations Ltd. (the “Company”) hereby appoints Amir Eilam and Assaf Cohen, or either of them, as proxy and attorney of the undersigned, for and in the name(s) of the undersigned, to attend the Extraordinary Meeting of Shareholders of the Company (the “Shareholders Meeting”) to be held at the principal business office of Gornitzky & Co., located at Vitania Tel Aviv Tower, 20 Haharash St., Tel Aviv, Israel 6761310 on [●], 2022, at 10:00 a.m., Israel Time, and any adjournment thereof (subject to the below), to cast on behalf of the undersigned all the votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the Shareholders Meeting with all powers possessed by the undersigned if personally present at the Shareholders Meeting, including, without limitation, to vote and act in accordance with the instructions set forth on the reverse side. The undersigned hereby acknowledges that the Company is actively monitoring developments with regard to the coronavirus, or COVID-19, and it is possible that the Shareholders Meeting may be held solely by means of remote communication. In the event it is not possible or advisable to hold the Shareholders Meeting in person, the Company will announce alternative arrangements for the Shareholders Meeting as promptly as practicable. The undersigned hereby acknowledges receipt of the Notice of an Annual Meeting of Shareholders and revokes any proxy heretofore given with respect to such meeting.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED ON THE REVERSE SIDE.

Continued and to be signed on the reverse side